UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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ALCOA INC.

(Name of Registrant as Specified In Its Charter)

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Notice of 2016 Annual Meeting of

Shareholders and Proxy Statement

MAY 6, 2016 PITTSBURGH, PENNSYLVANIA alcoa

March 23, 2016

Dear Alcoa Shareholders:

You are cordially invited to attend the 2016 Annual Meeting of Shareholders of Alcoa Inc. to be held on Friday, May 6, 2016, at 9:30 a.m., Eastern Daylight Time, at the Fairmont Hotel, 510 Market Street, Pittsburgh, Pennsylvania 15222.

We are pleased to present you with our 2016 Proxy Statement, which represents our continual commitment to active transparency, good governance and performance-based executive compensation, and reflects guidance we received during dialogue with investors. At the annual meeting, shareholders will vote on the matters set forth in the 2016 Proxy Statement and the accompanying notice of the annual meeting. Highlights of the detailed information included in the proxy statement can be found in the “Proxy Summary” starting on page 3. The “Compensation Discussion and Analysis,” which begins on page 39, provides a focused discussion of our executive compensation practices that reinforce pay-for-performance and shareholder alignment.

Your vote is very important. Whether or not you will attend the meeting, we hope that your shares are represented and voted. In advance of the meeting on May 6, please cast your vote through the Internet, by telephone or by mail. Instructions on how to vote are found in the section entitled “Proxy Summary—How to Cast Your Vote” on page 3.

In 2015, we completed our portfolio transformation. We exited high-cost commodity assets and invested in multi-material acquisitions and modernization projects in markets that are expected to provide profitable growth opportunities for Alcoa’s innovation strengths. With the completion of Alcoa’s portfolio transformation, we announced, in September 2015, our intention to separate Alcoa into two public companies—an upstream company with the Alcoa name and a value-add company to be named Arconic. We believe that this strategic move will unlock the full value of the Company’s businesses for our shareholders.

Thank you for being a shareholder of Alcoa and for your support during one of the most momentous years in the history of the Company. We look forward to seeing you at the meeting.

Sincerely,

Klaus Kleinfeld

Chairman and Chief Executive Officer

ITEM 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	35
Report of the Audit Committee	36
Audit and Non-Audit Fees	37

ITEM 3 ADVISORY APPROVAL OF EXECUTIVE COMPENSATION	38
Compensation Committee Report	38

EXECUTIVE COMPENSATION	39
Compensation Discussion and Analysis	39
Executive Summary	39
Compensation Design and Philosophy	41
Analysis of 2015 Compensation Decisions	52
2015 Annual Cash Incentive Compensation	55
2015 Equity Awards: Stock Options and Performance-Based Restricted Share Units	56
Other Compensation Policies and Practices	57
2015 Summary Compensation Table	60
2015 Grants of Plan-Based Awards	63
2015 Outstanding Equity Awards at Fiscal Year-End	64
2015 Option Exercises and Stock Vested	65
2015 Pension Benefits	65
2015 Nonqualified Deferred Compensation	66
Potential Payments Upon Termination or Change in Control	67

ITEM 4 APPROVAL OF 2013 ALCOA STOCK INCENTIVE PLAN, AS AMENDED AND RESTATED, INCLUDING APPROVAL OF MATERIAL TERMS UNDER CODE SECTION 162(m)	69

EQUITY COMPENSATION PLAN INFORMATION	80

ITEM 5 RE-APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE ALCOA INC. 162(m) COMPLIANT ANNUAL CASH INCENTIVE PLAN, AS AMENDED AND RESTATED	81

ITEM 6 SHAREHOLDER PROPOSAL	85

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING	87

Attachments	91
ATTACHMENT A — Pre-Approval Policies and Procedures for Audit and Non-Audit Services	91
ATTACHMENT B — Peer Group Companies for Market Information for 2015 Executive Compensation Decisions	93
ATTACHMENT C — Calculation of Financial Measures	94
ATTACHMENT D — 2013 Alcoa Stock Incentive Plan, as Amended and Restated	101
ATTACHMENT E — Alcoa Internal Revenue Code 162(m) Compliant Annual Cash Incentive Compensation Plan, as Amended and Restated	115

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Notice of 2016 Annual Meeting of Shareholders

Friday, May 6, 2016 9:30 a.m. Eastern Daylight Time	Fairmont Hotel 510 Market Street Pittsburgh, PA 15222

The Annual Meeting of Shareholders of Alcoa Inc. (“Alcoa” or the “Company”) will be held on Friday, May 6, 2016 at 9:30 a.m., local time, at the Fairmont Hotel, 510 Market Street, Pittsburgh, PA 15222. Shareholders of record of Alcoa common stock at the close of business on February 24, 2016 are entitled to vote at the meeting.

The purposes of the meeting are:

1.	to elect the five directors identified in the accompanying proxy statement to serve three-year terms expiring at the 2019 annual meeting of shareholders;
2.	to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2016;
3.	to approve, on an advisory basis, executive compensation;
4.	to approve 2013 Alcoa Stock Incentive Plan, as amended and restated, including approval of material terms under Code Section 162(m);
5.	to re-approve the material terms of the performance goals under the Alcoa Inc. 162(m) Compliant Annual Cash Incentive Plan, as amended and restated;
6.	to vote on a shareholder proposal, if properly presented at the meeting; and
7.	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

You will need an admission ticket if you plan to attend the meeting. Please see the questions and answers section of the proxy statement for instructions on how to obtain an admission ticket.

We will provide a live webcast of the meeting from our website at http://www.alcoa.com under “About—Corporate Governance—Annual Meeting.”

On behalf of Alcoa’s Board of Directors,

Audrey Strauss

Executive Vice President, Chief Legal Officer and Secretary

March 23, 2016

1

390 Park Avenue

New York, NY 10022-4608

Proxy Statement

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 6, 2016

The Company’s Notice of 2016 Annual Meeting of Shareholders and Proxy Statement and 2015 Annual Report are available at www.ReadMaterial.com/AA.

The Board of Directors of Alcoa Inc. (“Alcoa” or the “Company”) is providing this proxy statement in connection with Alcoa’s 2016 Annual Meeting of Shareholders to be held on Friday, May 6, 2016, at 9:30 a.m., local time, at the Fairmont Hotel, 510 Market Street, Pittsburgh, PA 15222, and at any adjournment or postponement thereof.

Proxy materials or a Notice of Internet Availability of Proxy Materials (the “Notice”) are being first released to shareholders on or about March 24, 2016. In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of the Company’s proxy materials to each shareholder of record, the Company may furnish proxy materials by providing access to those documents on the Internet. The Notice contains instructions on how to access our proxy materials and vote online, or in the alternative, request a paper copy of the proxy materials and a proxy card. Shareholders who do not receive the Notice will continue to receive either a paper or an electronic copy of our proxy materials.

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2016 PROXY STATEMENT

Proxy Summary

We provide below highlights of certain information in this Proxy Statement. As it is only a summary, please refer to the complete Proxy Statement and Alcoa’s 2015 Annual Report before you vote.

2016 ANNUAL MEETING OF SHAREHOLDERS

Time and Date:	9:30 a.m., Eastern Daylight Time, May 6, 2016

Place:	Fairmont Hotel, 510 Market Street, Pittsburgh, Pennsylvania 15222

Record Date:	February 24, 2016

Webcast:	We will provide a live webcast of the annual meeting from our website at http://www.alcoa.com under “About—Corporate Governance—Annual Meeting.”

Voting:	Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

Admission:	An admission ticket is required to enter Alcoa’s annual meeting. See Question 5 in the “Questions and Answers About the Meeting and Voting” section regarding how to obtain a ticket.

How to Cast Your Vote

Your vote is important! Please cast your vote and play a part in the future of Alcoa.

Shareholders of record, who hold shares registered in their names, can vote by:

Internet at www.cesvote.com	calling 1-888-693-8683 toll-free from the U.S. or Canada	mail return the signed proxy card

The deadline for voting online or by telephone is 6:00 a.m. EDT on May 6, 2016. If you vote by mail, your proxy card must be received before the annual meeting. If you hold shares in an Alcoa savings plan, your voting instructions must be received by 6:00 a.m. EDT on May 4, 2016.

Beneficial owners, who own shares through a bank, brokerage firm or other financial institution, can vote by returning the voting instruction form, or by following the instructions for voting via telephone or the Internet, as provided by the bank, broker or other organization. If you own shares in different accounts or in more than one name, you may receive different voting instructions for each type of ownership. Please vote all your shares.

If you are a shareholder of record or a beneficial owner who has a legal proxy to vote the shares, you may choose to vote in person at the annual meeting. Even if you plan to attend our annual meeting in person, please cast your vote as soon as possible.

See the “Questions and Answers About the Meeting and Voting” section for more details.

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2016 PROXY STATEMENT

Proxy Summary (continued)

Voting Matters and Board Recommendations

Voting Matters		Board’s Recommendation	Page Reference (for more detail)
Item 1.	Election of Five Director Nominees to Serve for a Three-Year Term Expiring in 2019	✓ FOR Each Nominee	7
Item 2.	Ratification of Appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for 2016	✓ FOR	35
Item 3.	Advisory Vote to Approve Executive Compensation	✓ FOR	38
Item 4.	Approval of 2013 Alcoa Stock Incentive Plan, as amended and restated, including Approval of Material Terms under Code Section 162(m)	✓ FOR	69
Item 5.	Re-approval of the Material Terms of the Performance Goals under the Alcoa Inc. 162(m) Compliant Annual Cash Incentive Plan, as amended and restated	✓ FOR	81
Item 6.	Shareholder Proposal	✗ AGAINST	85

Board Nominees (page 9)

Alcoa’s Board of Directors comprises 15 members divided into three classes. Directors are elected for three-year terms. The following table provides summary information about each director nominee standing for re-election to the Board for a three-year term expiring in 2019.

Name	Age	Director Since	Professional Background	Independent	Committee Memberships	Other Current Public Company Boards
Arthur D. Collins	68	2010	Retired Chairman and Chief Executive Officer, Medtronic, Inc.	Yes	Audit; Compensation and Benefits; Cybersecurity Advisory Subcommittee (Chair)	The Boeing Company; U.S. Bancorp
Sean O. Mahoney	53	2016	Private Investor; Former Partner, Investment Banking, Goldman, Sachs & Co.	Yes	Audit; Compensation and Benefits	Delphi Automotive plc and Cooper-Standard Holdings Inc.
Michael G. Morris	69	2008	Retired Chairman and President and Chief Executive Officer, American Electric Power Company, Inc.	Yes	Audit; Compensation and Benefits (Chair); Executive; Governance and Nominating	L Brands, Inc.; The Harford Financial Services Group, Inc.; Spectra Energy Corp
E. Stanley O’Neal	64	2008	Former Chairman of the Board and Chief Executive Officer, Merrill Lynch	Yes	Audit; Executive; Governance and Nominating	Platform Specialty Products Corporation
Carol L. Roberts	56	2014	Senior Vice President and Chief Financial Officer, International Paper Company	Yes	Audit	—

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2016 PROXY STATEMENT

Proxy Summary (continued)

Corporate Governance Highlights (Page 22)

The Company is committed to good corporate governance, which we believe is important to the success of our business and in advancing shareholder interests. Our corporate governance practices are described in greater detail in the “Corporate Governance” section. Highlights include:

✓	Majority voting for directors

✓	14 out of 15 Board members are independent

✓	Independent lead director with substantial responsibilities

✓	Diversity reflected in Board composition

✓	Regular executive sessions of independent directors

✓	Average Board attendance of 94% during 2015

✓	Independent Audit, Compensation and Benefits, Governance and Nominating, and Public Issues Committees

✓	Risk oversight by full Board and committees

✓	Regular Board, committee and director nominee self-evaluations

✓	Active shareholder engagement

✓	Shareholder right to call special meetings

✓	Shareholders’ ability to take action by written consent

✓	Long-standing commitment toward sustainability

✓	Policies prohibiting short sales, hedging, margin accounts and pledging

Financial and Operating Highlights				2015 Sales: $22.5 Billion
($ in millions, except per share amounts)	2015	2014	2013
Sales	$22,534	$23,906	$23,032
Net (loss) income	(322)	268	(2,285)
Per common share data:
Basic	(0.31)	0.21	(2.14)
Diluted	(0.31)	0.21	(2.14)
Dividends paid	0.12	0.12	0.12
Total assets	36,528	37,363	35,696
Capital expenditures	1,180	1,219	1,193
Cash provided from operations	1,582	1,674	1,578
Book value per share*	8.23	9.07	9.84
Common stock outstanding, end of year (000)**	1,310,160	1,216,664	1,071,011
* Book value per share = (Total shareholders’ equity minus Preferred stock) divided by Common stock outstanding, end of year.

**   There were an estimated 560,000 shareholders, which includes registered shareholders and beneficial owners holding stock through banks, brokers, or other nominees, as of February 24, 2016 (the record date for the 2016 annual shareholders’ meeting).

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2016 PROXY STATEMENT

Proxy Summary (continued)

Executive Compensation Highlights (Page 39)

The Compensation Discussion and Analysis provides a focused discussion of how Alcoa’s executive compensation philosophy drove strong operating and financial performance in 2015.

•	Alcoa’s compensation philosophy and investor outreach guided the 2015 executive compensation plan
•	Alcoa’s emphasis on equity aligns pay with shareholder value
•	Alcoa delivered solid operational and financial performance in 2015 and completed its transformation
•	Alcoa set aggressive short- and long-term business plan targets that formed the basis for its incentive compensation (IC) and long-term incentive (LTI) targets
•	Alcoa chose 2015 metrics that drive long-term economic value, and IC and LTI targets that drove solid performance
•	The Compensation and Benefits Committee made below-target IC and LTI awards that reflected 2015 performance against aggressive targets, while designed to reward and retain exceptional talent

WHAT WE DO	WHAT WE DON’T DO
✓	We pay for performance

✓	We consider peer groups in establishing compensation

✓	We review tally sheets

✓	We have robust stock ownership guidelines

✓	We schedule and price stock option grants to promote transparency and consistency

✓	We have clawback policies incorporated into our incentive plans

✓	We have double-trigger equity vesting in the event of a change-in-control

✓	We pay reasonable salaries to our senior executives

✓	We provide appropriate benefits to our senior executives

✓	We have a conservative compensation risk profile

✓	We consider tax deductibility when designing and administering our incentive compensation

✓	The Compensation and Benefits Committee retains an independent compensation consultant

✓	We actively engage in compensation and governance-related discussions with Investors.
✗	We do not pay dividend equivalents on stock options and unvested restricted share units

✗	We do not allow share recycling

✗	We do not allow repricing of underwater stock options (including cash-outs)

✗	We do not allow hedging or pledging of Company stock

✗	We do not have excise tax gross-ups for new participants in our Change in Control Severance Plan

✗	We do not enter into multi-year employment contracts

✗	We do not provide significant perquisites

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2016 PROXY STATEMENT

Item 1 Election of Directors

As of the date of this proxy statement, Alcoa’s Board of Directors comprises 15 members divided into three classes. Directors are elected for three-year terms. The terms for each class end in successive years.

The Board of Directors, upon the recommendation of the Governance and Nominating Committee, has nominated five incumbent directors, Arthur D. Collins, Jr., Sean O. Mahoney, Michael G. Morris, E. Stanley O’Neal and Carol L. Roberts, to stand for reelection to the Board for a three-year term expiring in 2019.

Each of the director nominees was elected by the shareholders at the 2013 Annual Meeting of Shareholders except Mr. Mahoney. Messrs. Mahoney, John C. Plant and Ulrich “Rick” Schmidt were appointed by the Board of Directors, effective February 5, 2016, in connection with an agreement that the Company entered into on February 1, 2016 with Elliott Associates, L.P., a Delaware limited partnership, Elliott International, L.P., a Cayman Islands limited partnership, and Elliott International Capital Advisors Inc., a Delaware corporation (collectively, “Elliott”). Under this agreement, Elliott agreed that at the 2016 Annual Meeting, it will vote all shares of common stock of the Company that it has the right to vote, as of the record date, in favor of the election of directors nominated by the Board and, subject to certain exceptions relating to any extraordinary transactions, in accordance with the Board’s recommendation on any proposals.

The Board of Directors has affirmatively determined that each of the five nominees qualifies for election under the Company’s criteria for evaluation of directors (see “Minimum Qualifications for Director Nominees and Board Member Attributes” on page 17 and “Board, Committee and Director Evaluations” on page 25). Included in each nominee’s biography below is a description of the qualifications, experience, attributes and skills of such nominee. In addition, the Board of Directors has determined that each nominee qualifies as an independent director under New York Stock Exchange corporate governance listing standards and the Company’s Director Independence Standards. See “Director Independence” on page 28.

If a nominee is unable to serve as a director, the Board may reduce its size or choose a substitute.

The Board of Directors recommends a vote “FOR” ITEM 1, the election of each of Arthur D. Collins, Sean O. Mahoney, Michael G. Morris, E. Stanley O’Neal and Carol L. Roberts to the Board for a three-year term expiring in 2019.

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2016 PROXY STATEMENT

Item 1 Election of Directors (continued)

Summary of Director Attributes and Skills

Our directors have a diversity of experience that span a broad range of industries and in the public and not-for-profit sectors. They bring to our Board a wide variety of skills, qualifications and viewpoints that strengthen the Board’s ability to carry out the Board’s oversight role on behalf of our shareholders. In the director biographies below, we describe certain areas of individual expertise that each director brings to our Board, including those listed below.

The table below is a summary of the range of skills and experiences that each director brings to the Board. Because it is a summary, it does not include all of the skills, experiences, qualifications, and diversity that each director offers, and the fact that a particular experience, skill, or qualification is not listed does not mean that a director does not possess it.

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2016 PROXY STATEMENT

Item 1 Election of Directors (continued)

Nominees to Serve for a Three-Year Term Expiring in 2019

Arthur D. Collins, Jr.

Director since: 2010

Age: 68

Committees: Audit Committee; Compensation
and Benefits Committee; Cybersecurity Advisory Subcommittee (Chair)

Other Current Public Directorships:
The Boeing Company; U.S. Bancorp (Lead Director)

Career Highlights and Qualifications: Mr. Collins was Chairman of Medtronic, Inc., a leading medical device and technology company, from April 2002 until his retirement in August 2008, and Chief Executive Officer from May 2002 to August 2007. He held a succession of other executive leadership positions with Medtronic from 1992 until his retirement, including as President and Chief Executive Officer, President and Chief Operating Officer, and Chief Operating Officer. He was Executive Vice President of Medtronic and President of Medtronic International from June 1992 to January 1994.

Prior to joining Medtronic, he was Corporate Vice President of Abbott Laboratories (health care products) from October 1989 to May 1992 and Divisional Vice President of that company from May 1984 to October 1989. He joined Abbott in 1978 after spending four years with Booz, Allen & Hamilton, a management consulting firm.

Other Current Affiliations: In addition to his public company board memberships, Mr. Collins currently serves on the board of privately held Cargill, Incorporated. He also serves as a senior advisor to Oak Hill Capital Partners, L.P., a private equity firm.

Previous Directorships: Mr. Collins was Chairman of Medtronic, Inc. from 2002 to 2008.

Attributes and Skills: Mr. Collins’ extensive business experience, including his years of executive leadership at Medtronic, provide Alcoa the benefit of his insights concerning leading a large, global manufacturing company. Having served on the audit, finance, compensation, governance and executive committees of various boards, Mr. Collins has the depth of experience to contribute to his Alcoa committee assignments. Mr. Collins is currently the lead director at U.S. Bancorp. As the chair of the Compensation Committee at Boeing and of the Human Resources Committee at Cargill, Mr. Collins brings valuable insights to the management and motivation of talent in two of Alcoa’s primary market sectors, aerospace and commodities.

Mr. Collins qualifies as an audit committee financial expert.

Sean O. Mahoney Director since: 2016 Age: 53 Committees: Audit Committee; Compensation and Benefits Committee Other Current Public Directorships: Delphi Automotive plc and Cooper-Standard Holdings Inc.

Career Highlights and Qualifications: Mr. Mahoney has extensive experience in capital markets and business strategy across a wide variety of companies and sectors, including industrial and automotive. He is a private investor with over two decades of experience in investment banking and finance. Mr. Mahoney spent 17 years in investment banking at Goldman, Sachs & Co., where he was a partner and head of the Financial Sponsors Group, followed by four years at Deutsche Bank Securities, where he served as Vice Chairman, Global Banking.

Other Current Affiliations: In addition to his public company board memberships, Mr. Mahoney has served on the post-bankruptcy board of Lehman Brothers Holdings Inc. since 2012, and the board of Formula One Holdings since 2014. He also serves on the Development Committee for the Rhodes Trust, an educational charity whose principal activity is to support the international selection of Rhodes Scholars for study at Oxford University in England (which Mr. Mahoney attended as a Rhodes Scholar from 1984 through 1987).

Attributes and Skills: Mr. Mahoney has advised a broad range of companies on business, financial and value-creation strategy. He has served as senior advisor on a range of major equity, debt and mergers and acquisitions projects during his career. Mr. Mahoney’s proven business, financial and investment acumen brings valuable insight and perspectives to the Board as Alcoa prepares to separate into two public companies.

Mr. Mahoney qualifies as an audit committee financial expert.

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2016 PROXY STATEMENT

Item 1 Election of Directors (continued)

Nominees to Serve for a Three-Year Term Expiring in 2019

Michael G. Morris

Director since: 2008

Age: 69

Committees: Audit Committee;
Compensation and Benefits Committee (Chair); Executive Committee; Governance and Nominating Committee

Other Current Public Directorships:
L Brands, Inc.; The Hartford Financial

Services Group, Inc.; Spectra Energy Corp

Career Highlights and Qualifications: Mr. Morris was Chairman of American Electric Power Company, Inc. (AEP), one of the nation’s largest utility generators and owner of the largest electricity transmission system in the United States, from 2004 through 2013. He served as Chief Executive officer of AEP and all of its major subsidiaries from 2004 until his retirement in November 2011 and as President from 2004 to 2011. From 1997 to 2003, Mr. Morris was Chairman, President and Chief Executive Officer of Northeast Utilities.

Prior to that, he held positions of increasing responsibility in energy and natural gas businesses.

Other Current Affiliations: In addition to his public company board memberships, Mr. Morris serves on the U.S. Department of Energy’s Electricity Advisory Board, the National Governors Association Task Force on Electricity Infrastructure, the Institute of Nuclear Power Operations and the Business Roundtable (chairing the Business Roundtable’s Energy Task Force).

Previous Directorships: Mr. Morris was Chairman of AEP from 2004 through 2013. From 1997 to 2003, Mr. Morris was Chairman of Northeast Utilities. Mr. Morris was previously chairman of the Edison Electric Institute.

Attributes and Skills: Mr. Morris has proven business acumen, having served as the chief executive officer of significant, complex energy organizations. Mr. Morris’ experience in the energy field and engagement in governmental energy task forces are valuable resources to the Company as it seeks to maintain affordable energy supplies for the production of aluminum, which requires large amounts of energy in an electrolytic smelting process. Mr. Morris is widely recognized as a leader in developing the carbon sequestration process, a technology that may prove to be valuable to the aluminum industry in reducing greenhouse gas emissions. His prior and current board positions contribute to his important Alcoa committee leadership responsibilities.

Mr. Morris qualifies as an audit committee financial expert.

E. Stanley O’Neal

Director since: 2008

Age: 64

Committees: Audit Committee; Executive Committee; Governance and Nominating Committee

Other Current Public Directorships: Platform Specialty Products Corporation

Career Highlights and Qualifications: Mr. O’Neal served as Chairman of the Board and Chief Executive Officer of Merrill Lynch & Co., Inc. until October 2007. He became Chief Executive Officer of Merrill Lynch in 2002 and was elected Chairman of the Board in 2003. Mr. O’Neal was employed with Merrill Lynch for 21 years, serving as President and Chief Operating Officer from July 2001 to December 2002; President of U.S. Private Client from February 2000 to July 2001; Chief Financial Officer from 1998 to 2000; and Executive Vice President and Co-head of Global Markets and Investment Banking from 1997 to 1998.

Before joining Merrill Lynch, Mr. O’Neal was employed at General Motors Corporation where he held a number of financial positions of increasing responsibility.

Mr. O’Neal’s other affiliations included service on the board of the Memorial Sloan-Kettering Cancer Center, and membership in the Council on Foreign Relations, the Center for Strategic and International Studies and the Economic Club of New York.

Previous Directorships: Mr. O’Neal was a director of General Motors Corporation from 2001 to 2006, chairman of the board of Merrill Lynch & Co., Inc. from 2003 to 2007, and a director of American Beacon Advisors, Inc. (investment advisor registered with the Securities and Exchange Commission) from 2009 to September 2012.

Attributes and Skills: Mr. O’Neal provides a valuable perspective to the Audit Committee with his background in investment banking. He also brings to the Audit Committee a strong financial background in an industrial setting, having served in various financial and leadership positions at General Motors Corporation, a leading automotive company in one of Alcoa’s most important and expanding market segments. Mr. O’Neal’s leadership and executive experience and financial expertise provide the Board with valuable insight.

Mr. O’Neal qualifies as an audit committee financial expert.

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2016 PROXY STATEMENT

Item 1 Election of Directors (continued)

Nominees to Serve for a Three-Year Term Expiring in 2019

Carol L. Roberts Director since: 2014 Age: 56 Committees: Audit Committee

Career Highlights and Qualifications: Ms. Roberts is Senior Vice President and Chief Financial Officer of International Paper Company (IP), a global leader in packaging and paper with manufacturing operations in 24 countries. Ms. Roberts has over 30 years of industrial manufacturing experience, having worked in multiple facilities and across various functions at IP. Prior to being named Chief Financial Officer, Ms. Roberts successfully led IP’s largest business unit, North American Industrial Packaging from 2005 through 2011, guiding the business through a number of critical acquisitions. While in that role, she led IP’s acquisition of Weyerhaeuser’s packaging business. Ms. Roberts has also served as IP’s Vice President of People Development for three years, during which she developed human resources programs that have had a major impact on IP’s talent posture and employee engagement. Ms. Roberts has served in a variety of operational and technical roles since beginning her career with IP in 1981 as an associate engineer at the company’s Mobile, Alabama mill.

Other Current Affiliations: Ms. Roberts is a member of the Yale University Council.

Previous Directorships: Ms. Roberts was a director of the Ilim Group from 2013 to 2015.

Attributes and Skills: Ms. Roberts’ career spans engineering, manufacturing, business management, human resources and finance, bringing a strong set of cross-functional experiences to the Board. Her operational experience includes leadership of a packaging business, one of Alcoa’s large markets. Her current role as Chief Financial Officer of IP also provides her with a strong foundation for valuable contributions to Board discussions relating to financial and strategic matters, particularly as they relate to Alcoa’s upstream businesses in commodity markets.

Ms. Roberts qualifies as an audit committee financial expert.

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2016 PROXY STATEMENT

Directors

Director Whose Term Expires in 2017	Director Whose Term Expires in 2017

Klaus Kleinfeld

Director since: 2003

Age: 58

Committees: Executive Committee (Chair); International Committee (Chair)

Other Current Public Directorships: Hewlett Packard Enterprise Company; Morgan Stanley

Career Highlights and Qualifications: Mr. Kleinfeld has been Chairman and Chief Executive Officer of Alcoa since April 2010. He was President and Chief Executive Officer of Alcoa from May 2008 to April 2010, and President and Chief Operating Officer from October 2007 to May 2008.

Before Alcoa, Mr. Kleinfeld had a 20-year career with Siemens, the global electronics and industrial conglomerate, based in the U.S. and Germany, where he served as Chief Executive Officer of Siemens AG from January 2005 to June 2007. During his tenure, Mr. Kleinfeld presided over a dramatic transformation of that company, reshaping the company’s portfolio around three high-growth areas, resulting in an increase of revenues and a near doubling of market capitalization. Mr. Kleinfeld was Deputy Chairman of the Managing Board and Executive Vice President of Siemens AG from 2004 to January 2005, and President and Chief Executive Officer from 2002 to 2004 of Siemens Corporation, Siemens AG’s subsidiary in the U.S., which represents the company’s largest region.

Mr. Kleinfeld was born in Bremen, Germany, and educated at the University of Goettingen and University of Wuerzburg. He holds a Ph.D. in strategic management and a master’s degree in business administration.

Other Current Affiliations: In addition to his public company board memberships, Mr. Kleinfeld serves on the Brookings Institution Board of Trustees. He is Chairman of the U.S.-Russia Business Council, which is dedicated to promoting trade and investment between the United States and Russia.

Previous Directorships: Mr. Kleinfeld served on the Supervisory Board of Bayer AG for approximately nine years until September 30, 2014. He was a director of Citigroup Inc. from 2005 to 2007 and a member of the Managing Board of Siemens AG from 2004 to 2007. Mr. Kleinfeld was also a director of Hewlett-Packard Company from July 2014 to October 2015.

Attributes and Skills: As the only management representative on the Company’s Board, Mr. Kleinfeld provides an insider’s perspective in Board discussions about the business and strategic direction of the Company. He brings to the Board his knowledge of all aspects of Alcoa’s global business and his extensive international and senior executive experience.

James W. Owens Director since: 2005 Age: 70 Committee: Audit Committee (Chair) Other Current Public Directorships: International Business Machines Corporation; Morgan Stanley

Career Highlights and Qualifications: Mr. Owens served as Chairman and Chief Executive Officer of Caterpillar Inc., a leading manufacturer of construction and mining equipment, diesel and natural gas engines and industrial gas turbines, from February 2004 through June 2010. He was Executive Chairman from June to October 2010, when he retired from the company.

Mr. Owens served as Vice Chairman of Caterpillar from December 2003 to February 2004 and as Group President from 1995 to 2003, responsible at various times for 13 of the company’s 25 divisions. Mr. Owens joined Caterpillar in 1972 as a corporate economist and was named chief economist of Caterpillar Overseas S.A. in Geneva, Switzerland in 1975. From 1980 until 1987, he held managerial positions in the Accounting and Product Source Planning Departments. In 1987, he became managing director of P.T. Natra Raya, Caterpillar’s joint venture in Indonesia. He held that position until 1990, when he was elected a Corporate Vice President and named President of Solar Turbines Incorporated, a Caterpillar subsidiary in San Diego, California. In 1993, he was elected Vice President and Chief Financial Officer.

Other Current Affiliations: In addition to his public company board memberships, Mr. Owens’ other major affiliations include the Peterson Institute for International Economics, the Council on Foreign Relations and North Carolina State University Board of Trustees.

Previous Directorships: Mr. Owens was Chairman of Caterpillar Inc. from 2004 to 2010. He was also former Chairman and Executive Committee member of the Business Council.

Attributes and Skills: Mr. Owens’ previous leadership positions, including as Chief Executive Officer of a significant, complex global industrial company, bring to the Board proven business acumen, management experience and economics expertise. His background as former Chief Financial Officer of Caterpillar also provides a strong financial foundation for Alcoa’s Audit Committee deliberations.

Mr. Owens qualifies as an audit committee financial expert.

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Directors (continued)

Director Whose Term Expires in 2017	Director Whose Term Expires in 2017

Ulrich “Rick” Schmidt Director since: 2016 Age: 66 Committee: Governance and Nominating Committee; International Committee; Public Issus Committee

Career Highlights and Qualifications: Mr. Schmidt is the former Executive Vice President and Chief Financial Officer of Spirit Aerosystems Holdings, Inc. Prior to Spirit Aerosystems, he served as Executive Vice President and Chief Financial Officer of Goodrich Corporation from 2000 to 2005, and as Vice President, Finance and Business Development, Goodrich Aerospace, from 1994 to 2000. Prior to joining Goodrich, he held senior level roles at a variety of companies, including Invensys Limited, Everest & Jennings International Limited and Argo-Tech Corporation.

Previous Directorships: Mr. Schmidt served on the board of directors of Precision Castparts Corporation from 2007 until January 2016, when Precision Castparts was acquired by Berkshire Hathaway Inc. He was chairman of its Audit Committee since 2008.

Attributes and Skills: Mr. Schmidt has extensive executive and business experience at the board and CFO level in both public and privately held companies. His extensive background in the aerospace industry, coupled with his financial management and strategic planning and analysis foundation in a variety of operating and international assignments, provide the Board with valuable insight and industry experience as Alcoa launches a separate value-add company with a strong aerospace component.

Martin S. Sorrell Director since: 2012 Age: 71 Committees: International Committee; Public Issues Committee Other Current Public Directorships: WPP plc

Career Highlights and Qualifications: Sir Martin Sorrell founded WPP plc (WPP), currently the world’s largest advertising and marketing services group, in 1985, and has been the Chief Executive Officer since that time. WPP companies, which include some of the most eminent agencies in the business, provide clients with advertising, media investment management, data investment management, public relations and public affairs, branding and identity, healthcare communications, direct, interactive and Internet marketing, and special communication services. Collectively, WPP employs over 170,000 people in 110 countries.

Sir Martin actively supports the advancement of international business schools, advising Harvard, IESE (Spain), the London Business School, the Indian School of Business and the Judge Institute at Cambridge University. He has been publicly recognized with a number of awards, including the Harvard Business School Alumni Achievement Award. Sir Martin received a knighthood in January 2000.

Other Current Affiliations: In addition to his public company board memberships, Sir Martin serves as a non-executive director of Alpha Topco Limited, a privately held holding company of the Formula One Group. He is a former Chairman of the International Business Council of the World Economic Forum and a member of the Business Council in the U.S. In addition, Sir Martin serves on the board of directors of the Bloomberg Family Foundation and is a member of the Advisory Boards of global investment firm Stanhope Capital and private equity firm Bowmark Capital.

Attributes and Skills: Sir Martin is an internationally recognized business leader and brings to the Board his experience in growing the WPP enterprise through innovation, acquisitions and his extensive international business relationships. His perspective as a leader of a large multinational group of advertising and marketing services companies provides Alcoa with invaluable insight and guidance as it develops branding and market positioning for Alcoa’s upstream and value-add businesses prior to their launch as separate public companies.

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Directors (continued)

Director Whose Term Expires in 2017

Ratan N. Tata Director since: 2007 Age: 78 Committees: International Committee; Public Issues Committee

Career Highlights and Qualifications: Mr. Tata served as Chairman of Tata Sons Limited, the holding company of the Tata Group, one of India’s largest business conglomerates, from 1991 through 2012. Mr. Tata was also Chairman of the major Tata Group companies, including Tata Motors, Tata Steel, Tata Consultancy and several other Tata companies, through 2012. Mr. Tata joined the Tata Group in December 1962.

Mr. Tata received a Bachelor of Science degree in Architecture with Structural Engineering from Cornell University in 1962 and completed the Advanced Management Program at Harvard Business School in 1975. He is the recipient of numerous awards and honors, including the Government of India’s second highest civilian award, the Padma Vibhushan, and the Deming Cup, awarded in October 2012 by Columbia Business School’s W. Edwards Deming Center for quality, productivity, and competitiveness.

Other Current Affiliations: Mr. Tata is associated with various organizations in India and overseas. He is the Chairman of two of the largest private-sector philanthropic trusts in India. He is a member of the Indian Prime Minister’s Council on Trade and Industry. He is the President of the Court of the Indian Institute of Science and Chairman of the Council of Management of the Tata Institute of Fundamental Research. He also serves on the Board of Trustees of Cornell University and the University of Southern California. Mr. Tata is also on the international advisory boards of Mitsubishi Corporation, JP Morgan Chase, Rolls-Royce, Temasek Holdings and the Monetary Authority of Singapore.

Previous Directorships: Mr. Tata was Chairman of Tata Sons Limited and the major Tata Group companies until December 2012. He was a director of Bombay Dyeing and Manufacturing Company Limited from 1994 to February 2013 and Fiat S.p.A. from 2006 to April 2012. Mr. Tata was a director for Mondelēz International, Inc. from May 2013 to May 2015.

Attributes and Skills: Mr. Tata brings to the Board significant international business experience in a wide variety of industries, many of which are major markets for Alcoa. His current involvement in influential organizations in India provide valuable insight to Alcoa. As former Chairman of the holding company for one of India’s largest business conglomerates with revenues in excess of $100 billion and former Chairman of major operating companies in automotive, consulting and steel industries, he provides uniquely valuable management and industry experience, global perspective and diversity to the deliberations of the Board.

Director Whose Term Expires in 2018

Kathryn S. Fuller Director since: 2002 Age: 69 Committees: Compensation and Benefits Committee; Executive Committee; Governance and Nominating Committee; Public Issues Committee

Career Highlights and Qualifications: Ms. Fuller is the Chair of the National Museum of Natural History, the cornerstone of the Smithsonian’s preeminent museum and research complex. She currently serves on the board of, and chairs the Nominating and Governance Committee at, The Robert Wood Johnson Foundation, a philanthropic leader in the field of health and health care. Ms. Fuller is also the Chair of the Brown University’s Institute for Environment & Society, which prepares leaders to understand and holistically manage complex social and environmental systems.

Ms. Fuller’s experience includes leading two respected and influential foundations. She served as Chair of The Ford Foundation for six years until September 2010. Previously, she served for 16 years as President and Chief Executive Officer of World Wildlife Fund U.S. (WWF), one of the world’s largest nature conservation organizations. Ms. Fuller continues her affiliation with WWF as President Emerita and an honorary member of the Board of Directors.

Ms. Fuller had various responsibilities with WWF and The Conservation Foundation from 1982 to 1989, including executive vice president, general counsel and director of WWF’s public policy and wildlife trade monitoring programs. Before that, she held several positions in the U.S. Department of Justice, culminating as Chief, Wildlife and Marine Resources Section. In 2005, Ms. Fuller was chosen for a one-year term as a Public Policy Scholar at the Woodrow Wilson International Center for Scholars, a nonpartisan institute established by Congress for advanced study of national and world affairs.

Attributes and Skills: Ms. Fuller’s experience and leadership roles at respected and influential international organizations and the U.S. Department of Justice provide Alcoa with unique and valuable guidance regarding the Company’s extensive corporate social responsibility initiatives. Having led one of the world’s largest foundations, she provides the Board with important expertise to fulfill its responsibilities in relation to the Alcoa Foundation, one of the largest corporate foundations. Her achievements in managing world-class organizations with a strong sustainability focus contribute to the diversity and richness of the Board’s deliberations on a wide variety of topics related to governance, environmental development and stewardship, earning and preserving the Company’s ability to do business in the communities in which it operates.

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Directors (continued)

Director Whose Term Expires in 2018

John C. Plant Director since: 2016 Age: 62 Committee: Compensation and Benefits Committee; Executive Committee Other Current Public Directorships: Masco Corporation and Jabil Circuit Corporation

Career Highlights and Qualifications: Mr. Plant is the former Chairman of the Board, president and Chief Executive Officer of TRW Automotive, which was acquired by ZF Friedrichshafen AG in May 2015. Under his leadership, TRW employed more than 65,000 people in approximately 190 major facilities around the world and was ranked among the top 10 automotive suppliers globally. Mr. Plant was a co-member of the Chief Executive Office of TRW Inc. from 2001 to 2003 and an Executive Vice President of TRW from the company’s 1999 acquisition of Lucas Varity to 2003. Prior to TRW, Mr. Plant was President of Lucas Varity Automotive and managing director of the Electrical and Electronics division from 1991 through 1997.

Other Current Affiliations: In addition to his public company board memberships, Mr. Plant is a director for Gates Corporation. He is Vice Chairman of the Washington-based Kennedy Center Corporate Fund Board, and a board member of the Automotive Safety Council. He is also a Fellow of the Institute of Chartered Accountants.

Previous Directorships: Mr. Plant was the chairman of the board for TRW Automotive from 2011 until May 2015, when it was acquired by ZF Friedrichshafen AG.

Attributes and Skills: Mr. Plant has had a distinguished career in the automotive industry spanning nearly 40 years, which provides the Board with invaluable insight into a market that has become one of Alcoa’s most important growth opportunities. His knowledge and experience relating to business operations, business development matters, and financial performance provide a strong background from which Alcoa can benefit. His leadership and succession of key executive roles contribute strategic and operational perspectives to the deliberations of the Board as Alcoa prepares for the separation into two public companies.

Director Whose Term Expires in 2018

L. Rafael Reif Director since: 2015 Age: 65 Committee: Public Issues Committee Other Current Public Directorship: Schlumberger Limited

Career Highlights and Qualifications: Mr. Reif is president of the Massachusetts Institute of Technology (MIT), the world-renowned educational institution of science and technology. Prior to his appointment as president of MIT in July 2012, he was MIT’s Provost, Chief Academic Officer and Chief Budget Officer from August 2005 to July 2012 and head of MIT’s Department of Electrical Engineering and Computer Science from September 2004 to July 2005. Mr. Reif has been a faculty member of MIT for more than 30 years.

Mr. Reif launched the MIT Innovation Initiative to enhance MIT’s own innovation ecosystem and foster education, research and policy; and recently began work on “MIT.nano,” a new facility on the campus that will accelerate research and innovation at the nanoscale. In his previous role as Provost of MIT, he held overarching responsibility for MIT’s education and research programs, including spearheading the development of MIT’s online learning initiatives, MITx and edX, and oversight for Lincoln Laboratory, a federally funded research facility that MIT operates for the U.S. Department of Defense. In his leadership roles at MIT, Mr. Reif also launched environmental initiatives to drive progress towards solutions around environment, climate and sustainability. He also promoted a faculty-led effort to address challenges around race and diversity.

Mr. Reif, at the request of the White House, served as co-chair of the steering committee of the national Advanced Manufacturing Partnership (AMP 2.0), an effort to secure U.S. leadership in emerging technologies.

Mr. Reif is the inventor or co-inventor on 15 patents.

Other Current Affiliations: In addition to his public company board memberships, Mr. Reif was named a fellow of the Institute of Electrical and Electronics Engineers in 1993, and he received the Aristotle Award in 2000 from the Semiconductor Research Corporation. He is also an elected member of the American Academy of Arts and Sciences, the National Academy of Engineering and a trustee of the Carnegie Endowment for International Peace.

Attributes and Skills: In addition to leading MIT, an acclaimed academic institution, Mr. Reif is a respected international authority on innovative material science and advanced manufacturing technologies. His scientific and technological expertise is a valuable resource to the Company as the Company explores investments in digitization, automation and robotics to enhance the competitiveness of its expanding multi-material, value-add business portfolio. In addition, Mr. Reif’s experience in environmental initiatives provides a strong background from which the Company’s robust involvement in sustainable development will benefit.

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Directors (continued)

Director Whose Term Expires in 2018

Patricia F. Russo

Lead Director; Director since: 2008

Age: 63

Committees: Compensation and Benefits Committee; Executive Committee; Governance and Nominating Committee (Chair)

Other Current Public Directorships: General Motors Company; Hewlett Packard Enterprise Company (Chairman); KKR Management LLC; Merck & Co., Inc.

Career Highlights and Qualifications: Ms. Russo is currently Chairman of Hewlett Packard Enterprise Company. Ms. Russo was the Chief Executive Officer of Alcatel-Lucent, a communications company, from December 2006 to September 2008. She served as Chairman of Lucent Technologies Inc. from 2003 to 2006 and as its Chief Executive Officer and President from 2002 to 2006.

Ms. Russo was President and Chief Operating Officer of Eastman Kodak Company from April 2001, and Director from July 2001, until January 2002, and Chairman of Avaya Inc. from December 2000, until she rejoined Lucent as Chief Executive Officer in January 2002.

Ms. Russo was Executive Vice President and Chief Executive Officer of the Service Provider Networks business of Lucent from November 1999 to August 2000 and served as Executive Vice President from 1996 to 1999. Prior to that, she held various executive positions with Lucent and AT&T.

Other Current Affiliations: In addition to her public company board memberships, Ms. Russo is Chairman of the Partnership for a Drug-Free America, a national non-profit organization.

Previous Directorships: Ms. Russo served as a director of Schering Plough Corp. from 1995 until 2009, when it merged with Merck & Co. She was chair of Schering Plough’s Governance Committee for six years and its Lead Director prior to the merger. Ms. Russo also served as a director for Hewlett-Packard Company from January 2011 until October 2015.

Attributes and Skills: Ms. Russo has proven business acumen and unique experience, having served in executive and board leadership capacities at a broad array of major global organizations undergoing significant structural changes. As Chief Executive Officer of Lucent, she successfully led the company through the severe telecommunications industry downturn in 2002 and 2003, restoring the company to profitability and growth. She then led its cross-border merger negotiations with Alcatel, a French company, and became the newly merged organization’s first chief executive, headquartered in France. Her directorships and committee leadership at other industry-leading companies provide her with unrivaled experience and governing expertise. In assuming responsibility as Lead Director of Alcoa’s Board, Ms. Russo is able to draw on that valuable experience, including her important role as a director of Hewlett-Packard Company when it recently executed a successful separation similar to that Alcoa is currently undertaking.

Director Whose Term Expires in 2018

Ernesto Zedillo

Director since: 2002

Age: 64

Committees: Audit Committee; Public Issues Committee (Chair)

Other Current Public Directorships: Citigroup Inc.; Promotora de Informaciones, S.A.; The Procter & Gamble Company

Career Highlights and Qualifications: Dr. Zedillo has been at Yale University since 2002, where he is the Frederick Iseman ’74 Director of the Yale Center for the Study of Globalization; Professor in the Field of International Economics and Politics; Professor of International and Area Studies; and Professor Adjunct of Forestry and Environmental Studies. He was a Distinguished Visiting Fellow at the London School of Economics in 2001.

Dr. Zedillo was President of Mexico from December 1994 to December 2000. He served in the Federal Government of Mexico as Undersecretary of the Budget (1987-1988); as Secretary of Economic Programming and the Budget and board member of various state owned enterprises, including PEMEX, Mexico’s national oil company (1988-1992); and as Secretary of Education (1992-1993). From 1978 to 1987, he was with the central bank of Mexico where he served as deputy manager of economic research and deputy director. From 1983 to 1987, he was the founding General Director of the Trust Fund for the Coverage of Exchange Risks, a mechanism created to manage the rescheduling of the foreign debt of the country’s private sector that involved negotiations and complex financial operations with hundreds of firms and international banks.

Dr. Zedillo earned his Bachelor’s degree from the School of Economics of the National Polytechnic Institute in Mexico and his M.A., M.Phil. and Ph.D. at Yale University. In Mexico, he taught economics at the National Polytechnic Institute and El Colegio de Mexico.

Other Current Affiliations: In addition to his public company board memberships, Dr. Zedillo belongs to the international advisory board of BP. He is a senior advisor to the Credit Suisse Research Institute. His current service in non-profit institutions includes being Chairman of the Board of the Natural Resource Governance Institute.

Previous Directorships: Dr. Zedillo was a director of Electronic Data Systems Corporation from 2007 to 2008 where he was a member of its Governance Committee. He was a director of Union Pacific Corporation from 2001 to 2006 where he served on the Audit and Finance Committees.

Attributes and Skills: From his broad experience in government and international politics and his prior service as President of Mexico, Dr. Zedillo brings international perspective and insight to governmental relations and public issues in the various countries in which Alcoa operates. Dr. Zedillo also has significant financial experience, having previously served on the audit committee of Union Pacific and as the Secretary of Economic Programming and the Budget for Mexico, as well as having held various positions at Banco de México, the central bank of Mexico.

Dr. Zedillo qualifies as an audit committee financial expert.

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Item 1 Election of Directors (continued)

Nominating Board Candidates – Procedures and Director Qualifications

Shareholder Recommendations for Director Nominees

Any shareholder wishing to recommend a candidate for director should submit the recommendation in writing to our principal executive offices: Alcoa Inc., Governance and Nominating Committee, c/o Corporate Secretary’s Office, 390 Park Avenue, New York, NY 10022-4608. The written submission should comply with all requirements set forth in the Company’s Articles of Incorporation and By-Laws. The committee will consider all candidates recommended by shareholders who comply with the foregoing procedures and satisfy the minimum qualifications for director nominees and Board member attributes.

Shareholder Nominations from the Floor of the Annual Meeting

The Company’s Articles of Incorporation provide that any shareholder entitled to vote at an annual shareholders’ meeting may nominate one or more director candidates for election at that annual meeting by following certain prescribed procedures. Not later than 90 days before the anniversary date of the immediately preceding annual meeting, the shareholder must provide to Alcoa’s Corporate Secretary written notice of the shareholder’s intent to make such a nomination or nominations. The notice must contain all of the information required in the Company’s Articles of Incorporation and By-Laws.

Any such notice must be sent to our principal executive offices: Alcoa Inc., Corporate Secretary’s Office, 390 Park Avenue, New York, NY 10022-4608. The deadline for receipt of any shareholder nominations for the 2017 annual meeting is February 5, 2017.

Minimum Qualifications for Director Nominees and Board Member Attributes

The Governance and Nominating Committee has adopted Criteria for Identification, Evaluation and Selection of Directors:

1.	Directors must have demonstrated the highest ethical behavior and must be committed to the Company’s values.
2.	Directors must be committed to seeking and balancing the legitimate long-term interests of all of the Company’s shareholders, as well as its other stakeholders, including its customers, employees and the communities where the Company has an impact. Directors must not be beholden primarily to any special interest group or constituency.
3.	It is the objective of the Board that all non-management directors be independent. In addition, no director should have, or appear to have, a conflict of interest that would impair that director’s ability to make decisions consistently in a fair and balanced manner.
4.	Directors must be independent in thought and judgment. They must each have the ability to speak out on difficult subjects; to ask tough questions and demand accurate, honest answers; to constructively challenge management; and at the same time, act as an effective member of the team, engendering by his or her attitude an atmosphere of collegiality and trust.
5.	Each director must have demonstrated excellence in his or her area and must be able to deal effectively with crises and to provide advice and counsel to the Chief Executive Officer and his or her peers.
6.	Directors should have proven business acumen, serving or having served as a chief executive officer, chief operating officer or chief financial officer of a significant, complex organization, or other senior leadership role in a significant, complex organization; or serving or having served in a significant policy-making or leadership position in a well respected, nationally or internationally recognized educational institution, not-for-profit organization or governmental entity; or having achieved a widely recognized position of leadership in the director’s field of endeavor, which adds substantial value to the oversight of material issues related to the Company’s business.
7.	Directors must be committed to understanding the Company and its industry; to regularly preparing for, attending and actively participating in meetings of the Board and its committees; and to ensuring that existing and future individual commitments will not materially interfere with the director’s obligations to the Company. The number of other board memberships, in light of the demands of a director nominee’s principal occupation, should be considered, as well as travel demands for meeting attendance.
8.	Directors must understand the legal responsibilities of board service and fiduciary obligations. All members of the Board should be financially literate and have a sound understanding of business strategy, business environment, corporate governance and board operations. At least one member of the Board must satisfy the requirements of an “audit committee financial expert.”

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Item 1 Election of Directors (continued)

9.	Directors must be self-confident and willing and able to assume leadership and collaborative roles as needed. They need to demonstrate maturity, valuing board and team performance over individual performance and respect for others and their views.
10.	New director nominees should be able to and committed to serve as a member of the Board for an extended period of time.
11.	While the diversity, the variety of experiences and viewpoints represented on the Board should always be considered, a director nominee should not be chosen nor excluded solely or largely because of race, color, gender, national origin or sexual orientation or identity. In selecting a director nominee, the Governance and Nominating Committee will focus on any special skills, expertise or background that would complement the existing Board, recognizing that the Company’s businesses and operations are diverse and global in nature.
12.	Directors should have reputations, both personal and professional, consistent with the Company’s image and reputation.

Process of Evaluation of Director Candidates

The Governance and Nominating Committee makes a preliminary review of a prospective candidate’s background, career experience and qualifications based on available information or information provided by an independent search firm which identifies or provides an assessment of a candidate. If a consensus is reached by the committee that a particular candidate would likely contribute positively to the Board’s mix of skills and experiences, and a Board vacancy exists or is likely to occur, the candidate is contacted to confirm his or her interest and willingness to serve. The committee conducts interviews and may invite other Board members or senior Alcoa executives to interview the candidate to assess the candidate’s overall qualifications. The committee considers the candidate against the criteria it has adopted in the context of the Board’s then current composition and the needs of the Board and its committees.

At the conclusion of this process, the committee reaches a conclusion and reports the results of its review to the full Board. The report includes a recommendation whether the candidate should be nominated for election to the Board. This procedure is the same for all candidates, including director candidates identified by shareholders.

The Governance and Nominating Committee has retained the services of a search firm that specializes in identifying and evaluating director candidates. Services provided by the search firm include identifying potential director candidates meeting criteria established by the committee, verifying information about the prospective candidate’s credentials, and obtaining a preliminary indication of interest and willingness to serve as a Board member.

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Director Compensation

Our non-employee director compensation program is designed to attract and retain outstanding director candidates who have the requisite experience and background as set forth in our Corporate Governance Guidelines, and to recognize the substantial time and effort necessary to exercise oversight of a complex global organization like Alcoa and fulfill the other responsibilities required of our directors. Mr. Kleinfeld, our sole employee director, does not receive additional compensation for his Board service.

The Governance and Nominating Committee reviews director compensation periodically and recommends changes to the Board when it deems appropriate. In late 2014, the committee engaged an independent compensation consultant, Pearl Meyer & Partners, LLC, to conduct an independent review of our director compensation program. Pearl Meyer & Partners assessed the structure of our director compensation program compared to competitive market practices of similarly situated companies. Based on the market information and recommendations provided to the committee by Pearl Meyer & Partners, and taking into account various factors, including the responsibilities of the directors generally, the responsibilities of the Lead Director and committee chairs, and Company performance, the committee recommended to the Board, and the full Board approved, the current compensation program for non-employee directors, effective January 1, 2015.

Information regarding the retention of Pearl Meyer & Partners can be found under “Corporate Governance—Compensation Consultants” beginning on page 30.

Director Fees

The following table describes the components of compensation for non-employee directors:

Annual Compensation Element	2015 Amount
Retainer for Non-Employee Directors	$240,000
Lead Director Fee	$25,000
Audit Committee Chair Fee (includes Audit Committee Member Fee)	$27,500
Audit Committee Member Fee	$11,000
Compensation and Benefits Committee Chair Fee	$20,000
Governance and Nominating Committee Chair Fee	$16,500
Public Issues Committee Chair Fee	$16,500
Meeting Fees	None

Stock Ownership Requirement	$750,000

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Director Compensation (continued)

Directors’ Alignment with Shareholders

Stock Ownership Guideline for Directors

In order to further align the interests of directors with the long-term interests of our shareholders, non-employee directors are required to own, until retirement from the Board, at least $750,000 in Alcoa common stock. Compliance with the ownership value requirement is measured annually and if the stock price declines in value, directors must continue to invest at least 50% of the fees they receive as directors in Alcoa stock until the stock ownership guideline is reached. To satisfy this requirement, directors may either invest in Alcoa deferred share units under the Company’s 2005 Deferred Fee Plan for Directors or purchase shares in the open market. Deferred share units issued to directors provide directors with the same economic interest as if they own Alcoa common stock. Specifically, the deferred share units track the performance of our common stock and accrue dividend equivalents that are equal in value to dividends paid on our common stock. Upon a director’s retirement from the Board, the deferred share units are settled at a value equivalent to the then-prevailing market value of our common stock. Accordingly, whether a director holds shares of Alcoa common stock or deferred share units, directors have the same economic interest in the performance of the Company, which further aligns directors’ interests with those of our shareholders.

The following table shows the value of each non-employee director’s holdings in Alcoa common stock or deferred share units as of March 4, 2016, based on the closing price of our common stock on the New York Stock Exchange on that date.

Non-Employee Directors	Director Since	Value of Alcoa Stock or Deferred Share Units
Arthur D. Collins, Jr.	2010	$1,721,351
Kathryn S. Fuller	2002	$448,105
Sean O. Mahoney**	2016	—
Michael G. Morris	2008	$1,077,010
E. Stanley O’Neal	2008	$795,935
James W. Owens	2005	$764,354
John C. Plant**	2016	$287,100
L. Rafael Reif	2015	$111,140
Carol L. Roberts	2014	$198,021
Patricia F. Russo	2008	$675,560
Ulrich R. Schmidt**	2016	—
Martin S. Sorrell	2012	$306,776
Ratan N. Tata	2007	$558,422
Ernesto Zedillo	2002	$899,478

**	Messrs. Mahoney, Plant and Schmidt were appointed to the Board of Directors effective February 5, 2016.

Prohibitions against Short Sales, Hedging, Margin Accounts and Pledging

Company policy prohibits members of the Board of Directors from pledging, holding in margin accounts, or engaging in short sales or hedging transactions with respect to any of their Company stock. The policy continues to align the interest of our directors with those of our shareholders.

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Director Compensation (continued)

2015 Director Compensation

The following table sets forth the total compensation of the Company’s non-employee directors for the year ended December 31, 2015.

Name[1] (a)	Fees Earned or Paid in Cash ($)(b)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(f)		All Other Compensation ($)(g)	Total ($)(h)
Arthur D. Collins, Jr.	$251,000				$251,000
Kathryn S. Fuller	$240,000				$240,000
Judith M. Gueron[2]	$140,750	—	[3]		$140,750	[3]
Michael G. Morris	$261,000				$261,000
E. Stanley O’Neal	$251,000				$251,000
James W. Owens	$267,500				$267,500
L. Rafael Reif	$240,000				$240,000
Carol L. Roberts	$251,000				$251,000
Patricia F. Russo	$272,500			$373	$272,873
Martin S. Sorrell	$240,000				$240,000
Ratan N. Tata	$240,000				$240,000
Ernesto Zedillo	$267,500				$267,500

1	Klaus Kleinfeld is a Company employee and receives no compensation for services as a director; his compensation is reflected in the “2015 Summary Compensation Table” on page 60. Messrs. Mahoney, Plant and Schmidt joined the Board effective February 5, 2016 and are not included in the table.
2	Judith M. Gueron retired as a director of the Company effective May 1, 2015.
3	The actuarial present value of Judith M. Gueron’s pension benefit under the legacy “Fee Continuation Plan for Non-Employee Directors” decreased from December 31, 2014 to December 31, 2015 by $294,423. Pursuant to SEC rules, the amount of this decrease is not reflected in the sum shown in columns (f) or (h) for Ms. Gueron.

Explanation of information in the columns of the table:

Fees Earned or Paid in Cash (Column (b)). This column reflects the cash fees earned by directors for Board and committee service in 2015, whether or not such fees were deferred.

Stock Awards, Option Awards and Non-Equity Incentive Plan Compensation (Columns (c), (d) and (e)). In 2015, we did not issue any stock or option awards to directors, and we do not have a non-equity incentive plan for directors. Accordingly, no such compensation is reported in the table, and we have omitted columns (c), (d) and (e) from the table.

Change in Pension Value and Nonqualified Deferred Compensation Earnings (Column (f)). This column reflects the change in pension value for a legacy plan described below under “Fee Continuation Plan for Non-Employee Directors.” The Company does not pay above-market or preferential earnings on fees that are deferred. The 2005 Deferred Fee Plan for Directors and a predecessor plan have the same investment options as the Company’s 401(k) tax-qualified savings plan for salaried employees. We therefore do not report earnings on deferred fees in column (f).

All Other Compensation (Column (g)). The amount shown in this column for Ms. Russo represents imputed income related to a 2015 trip to Alcoa facilities by directors to review the Company’s operations. Spouses were invited to attend this trip and imputed income was charged to those directors whose spouses attended. This imputed income was primarily for air travel to and from New York and meals. Directors do not receive tax gross-ups for imputed income.

Fee Continuation Plan for Non-Employee Directors

The Company does not provide retirement benefits to non-employee directors under any current program. Ms. Gueron, who retired from the Board effective May 1, 2015, was the only director entitled to receive retirement benefits under a legacy plan. Upon retirement, she receives annual payments in cash for life under the terms of the Fee Continuation Plan for Non-Employee Directors, which was frozen in 1995. The plan was amended in 2006 to provide that all payments would be made in cash rather than stock and cash, at the equivalent value of the payments plan participants would have received in stock and cash. The amounts reflected in column (f) of the 2015 Director Compensation table above assume retirement with a present value of the accumulated stock-based portion of the award based on the 2015 year-end closing price of $9.87 per share as compared with a 2014 year-end closing price of $15.79 per share, and with the present value of annual stock grant payments assuming an annual stock increase of 4.00% per year consistent with Financial Accounting Standards Board’s Accounting Standards Codification Topic 715, Compensation—Retirement Benefits accounting valuation assumptions.

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2016 PROXY STATEMENT

Corporate Governance

Alcoa is a values-based company. Our values guide our behavior at every level and apply across the Company on a global basis. The Board has adopted a number of policies to support our values and good corporate governance, which we believe are important to the success of our business and in advancing shareholder interests.

Our values have been recognized by numerous awards:

Corporate Reputation and Leadership	Corporate Social Responsibility and Sustainability
• Most Admired Metals Companies FORTUNE Magazine, 2016	• Industry Leader and Gold Class Award Robeco SAM’s Sustainability Yearbook, 2016
• Metals Company of the Year Platts Global Medal Awards, 2015	• Aluminum Industry Leader for Dow Jones World Index Dow Jones Sustainability Indexes, 2015 • Climate Disclosure Leadership Index – Carbon Disclosure Project CDP, 2015

Diversity • Human Rights Campaign Corporate Equality Award, 2016

In addition to the other policies and procedures described in this section, we highlight below certain of our corporate governance practices:

Board Membership and Participation

•    Directors who serve on our audit committee may serve on only two other public companies’ audit committees.

•   Directors who serve as chief executive officers of public companies should not serve on more than two outside public company boards in addition to Alcoa’s Board.

•   Other directors should not serve on more than four outside public company boards in addition to Alcoa’s Board.

•   Directors’ attendance at annual meetings is expected.

Prohibition against Short Sales, Hedging, Margin Accounts and Pledging

Our Insider Trading Policy contains restrictions that, among other things:

•    prohibit short sales of Alcoa securities and derivative or speculative transactions in Alcoa securities;

•   prohibit the use of financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of Alcoa securities; and

•   prohibit directors and executive officers from holding Alcoa securities in margin accounts or pledging Alcoa securities as collateral.

Shareholder Right to Call Special Meetings

Shareholders are permitted to call special meetings in accordance with the Company’s Articles of Incorporation and By-Laws.

Shareholder Action by Written Consent

Shareholders may act by written consent in accordance with the Company’s Articles of Incorporation and By-Laws.

Board Oversight of Political Activities

The Public Issues Committee oversees the Company’s policies and practices relating to the Company’s political activities. Additional information is available on our website at http://www.alcoa.com.

Commitment toward Sustainability

The Company is committed to operating sustainably in the communities in which we do business.

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2016 PROXY STATEMENT

Corporate Governance (continued)

The Structure and Role of the Board of Directors

Board Leadership Structure

The Company’s current Board leadership structure comprises a combined Chairman of the Board and Chief Executive Officer, an independent director serving as the Lead Director and strong, active independent directors. Alcoa has had a strong, independent Lead Director for a number of years. The Board believes this structure provides a very well-functioning and effective balance between strong Company leadership and appropriate safeguards and oversight by independent directors. A combined role of Chairman and Chief Executive Officer confers advantages, including those listed below:

•

By serving in both positions, the Chairman and Chief Executive Officer is able to draw on his detailed knowledge of the Company to provide the Board, in coordination with the Lead Director, leadership in focusing its discussions and review of the Company’s strategy.

•	A combined role ensures that the Company presents its message and strategy to stakeholders with a unified voice.
•	The structure allows for efficient decision making and focused accountability.

The Board believes that it is in the best interest of the Company and its shareholders for Mr. Kleinfeld to serve as Chairman and Chief Executive Officer, considering the strong role of our independent Lead Director and other corporate governance practices providing independent oversight of management as set forth below.

Our independent Lead Director has substantial responsibilities.

Our Lead Director:

•    Presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•    Responds directly to shareholder and other stakeholder questions and comments that are directed to the Lead Director or to the independent directors as a group, with such consultation with the Chairman or other directors as the Lead Director may deem appropriate;

•    Reviews and/or approves meeting agendas and schedules for the Board;

•    Ensures personal availability for consultation and communication with independent directors and with the Chairman, as appropriate;

•     Calls executive sessions of the Board;

•     Calls special meetings of the independent directors, as the Lead Directors may deem to be appropriate; and

•    In her capacity as Chair of the Governance and Nominating Committee, oversees the Board’s self-evaluation process.

Patricia F. Russo is our current Lead Director. Ms. Russo’s strength in leading the Board is complemented by her depth of experience in Board matters ranging from her service on the Company’s Compensation and Benefits Committee (including as Chair from May 2011 to May 2015), Governance and Nominating Committee and Executive Committee to her memberships on other company boards.

Shareholders’ interests are protected by effective and independent oversight of management:

•    14 out of our 15 directors are independent as defined by the listing standards of the New York Stock Exchange (“NYSE”) and the Company’s Director Independence Standards.

•    The Board’s key standing committees are composed solely of independent directors. The Audit Committee, the Compensation and Benefits Committee, the Governance and Nominating Committee and the Public Issues Committee each comprises solely of independent directors. All members of the International Committee and the Executive Committee are independent directors other than Mr. Kleinfeld.

•    Our independent directors meet at every regular meeting in executive session without management or the Chairman and Chief Executive Officer present. These meetings are led by the Lead Director.

The Company’s corporate governance practices and policies are designed to protect shareholders’ long-term interests.

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2016 PROXY STATEMENT

Corporate Governance (continued)

The Board’s Role in Risk Oversight

The Board of Directors is actively engaged in overseeing and reviewing the Company’s strategic direction and objectives, taking into account (among other considerations) the Company’s risk profile and exposures. It is management’s responsibility to manage risk and bring to the Board of Directors’ attention the most material risks to the Company. The Board of Directors has oversight responsibility of the processes established to report and monitor systems for material risks applicable to the Company. The Board annually reviews the Company’s enterprise risk management and receives regular updates on risk exposures.

The Board as a whole has responsibility for risk oversight, including succession planning relating to the Chief Executive Officer (“CEO”) and risks relating to the competitive landscape, strategy, business conditions and capital requirements. The committees of the Board also oversee the Company’s risk profile and exposures relating to matters within the scope of their authority. The Board regularly receives detailed reports from the committees regarding risk oversight in their areas of responsibility.

The Audit Committee regularly reviews treasury risks (including those relating to cash generation, liquidity, pension funded status, insurance, credit, debt, interest rates and foreign currency exchange rates), financial and accounting risks, legal and compliance risks, and risks relating to cybersecurity, tax matters, environmental remediation, and internal controls. The Audit Committee also regularly reviews commodities risk management, which includes hedging policies and practices and the relationship between the commodity pricing of aluminum on the London Metal Exchange and major cost inputs, including energy.

The Cybersecurity Advisory Subcommittee was established by the Audit Committee to assist the Audit Committee in fulfilling its responsibility of reviewing the Company’s enterprise risk relating to cybersecurity.

The Compensation and Benefits Committee considers risks related to the attraction and retention of talent, the design of compensation programs and incentive arrangements, and the investment management of the Company’s principal retirement and savings plans. The Company has determined that it is not reasonably likely that risks arising from compensation and benefit plans would have a material adverse effect on the Company. See “Executive Compensation—Compensation Discussion and Analysis—Other Compensation Policies and Practices—What We Do—We Have a Conservative Compensation Risk Profile” on page 58.

The Governance and Nominating Committee considers risks related to corporate governance, and oversees succession planning for the Board of Directors and the appropriate assignment of directors to the Board committees for risk oversight and other areas of responsibilities.

The International Committee considers risks posed by global developments.

The Public Issues Committee considers risks related to the Company’s reputation, and risks relating to environmental and sustainability matters, health and safety issues, and community/government relations.

The Company believes that the Board leadership structure supports its role in risk oversight. There is open communication between management and directors, and all directors are actively involved in the risk oversight function.

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2016 PROXY STATEMENT

Corporate Governance (continued)

Director Qualifications, Board Diversity and Board Tenure

Our directors have a broad range of experience that spans different industries, encompassing the business, philanthropic, academic and governmental sectors. Directors bring to our Board a variety of skills, qualifications and viewpoints that strengthen their ability to carry out their oversight role on behalf of our shareholders. As described in the director biographies in “Item 1 Election of Directors,” directors bring to our Board attributes and skills that include those listed below:

Director Attributes and Skills
• Leadership Experience • International Experience • Finance Experience • Economics Expertise • Academia • Automotive Industry Experience • Aerospace Industry Experience	• Risk Management Expertise • Manufacturing/Industrial Experience • Energy Industry Experience • Government Relations Experience • Environmental and Sustainability Experience • Engineering Experience	• Technology/Innovation Expertise • Marketing and Branding Expertise • Corporate Governance Expertise • Human Resources Experience

Our policy on Board diversity relates to the selection of nominees for the Board. Our policy provides that while diversity and variety of experiences and viewpoints represented on the Board should always be considered, a director nominee should not be chosen nor excluded solely or largely because of race, color, gender, national origin or sexual orientation or identity. In selecting a director nominee, the Governance and Nominating Committee focuses on skills, expertise and background that would complement the existing Board, recognizing that the Company’s businesses and operations are diverse and global in nature. Reflecting the global nature of our business, our directors are citizens of the United States, Germany, India, Mexico and the United Kingdom. We have three women directors as of the date of this proxy statement.

The following chart shows the tenure of the directors on our Board following the 2016 Annual Meeting of Shareholders,

assuming that all director nominees are elected to new terms. The directors’ tenure is well distributed to create a balanced Board, which contributes to a rich dialogue representing a range of perspectives.

Board Meetings and Attendance

The Board met eight times in 2015. Attendance by directors at Board and committee meetings averaged 94%. Each director attended 75% or more of the aggregate of all meetings of the Board and the committees on which he or she served during 2015.

Under Alcoa’s Corporate Governance Guidelines, all directors are expected to attend the annual meeting of shareholders. All members of the Board attended the Company’s 2015 annual meeting. In addition to Board meetings, directors annually visit Alcoa business operations to deepen their understanding of the Company and interact with on-site employees. In 2015, the Board visited the Alcoa Technical Center and business units of Alcoa’s Engineered Products and Solutions group in the United States. In addition, new directors receive an orientation that includes meetings with key management and visits to Company facilities.

Board, Committee and Director Evaluations

The Board of Directors annually assesses the effectiveness of the full Board, the operations of its committees and the contributions of director nominees. The Governance and Nominating Committee oversees the evaluation of the Board as a whole and its committees, as well as individual evaluations of those directors who are being considered for possible re-nomination to the Board.

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2016 PROXY STATEMENT

Corporate Governance (continued)

Committees of the Board

There are six standing committees of the Board and one subcommittee of the Audit Committee. The Board has adopted written charters for each committee and subcommittee, which are available on our website at http://www.alcoa.com under “About—Corporate Governance—Committees.”

Each of the Audit, Compensation and Benefits, Governance and Nominating and Public Issues Committees consists solely of directors who have been determined by the Board of Directors to be independent in accordance with Securities and Exchange Commission (“SEC”) regulations, NYSE listing standards and the Company’s Director Independence Standards (including the heightened independence standards for members of the Audit and Compensation and Benefits Committees).

The following table sets forth the Board committees and the current members of each of the committees:

	Audit	Compensation and Benefits	Governance and Nominating	Public Issues	Executive	International
Arthur D. Collins, Jr.*[1]	X1	X
Kathryn S. Fuller*		X	X	X	X
Klaus Kleinfeld					Chair	Chair
Sean O. Mahoney*	X	X
Michael G. Morris*	X	Chair	X		X
E. Stanley O’Neal*	X		X		X
James W. Owens*	Chair
John C. Plant*		X			X
L. Rafael Reif*				X
Carol L. Roberts*	X
Patricia F. Russo*		X	Chair		X
Ulrich Schmidt*			X	X		X
Martin S. Sorrell*				X		X
Ratan N. Tata*				X		X
Ernesto Zedillo*	X			Chair
2015 Meetings	8	7	5	4	3	1
*	Independent Director
1	Mr. Collins was appointed to the Cybersecurity Advisory Subcommittee effective April 30, 2015.

COMMITTEE	RESPONSIBILITIES
Audit Committee

•   Oversees the integrity of the financial statements and internal controls, including review of the scope and the results of the audits of the internal and independent auditors

•    Appoints the independent auditors and evaluates their independence and performance

•   Reviews the organization, performance and adequacy of the internal audit function

•    Pre-approves all audit, audit-related, tax and other services to be provided by the independent auditors

•   Oversees the Company’s compliance with legal, ethical and regulatory requirements

Each member of the Audit Committee is financially literate, and the Board of Directors has determined that each member qualifies as an “audit committee financial expert” under applicable SEC rules.
Cybersecurity Advisory Subcommittee	• Assists the Audit Committee in regularly reviewing the state of the Company’s cybersecurity • Regularly brings cybersecurity developments or issues to the attention of the Audit Committee

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2016 PROXY STATEMENT

Corporate Governance (continued)

Compensation and Benefits Committee

•   Establishes the Chief Executive Officer’s compensation based upon an evaluation of performance in light of approved goals and objectives

•   Reviews and approves the compensation of the Company’s officers

•   Oversees the implementation and administration of the Company’s compensation and benefits plans, including pension, savings, incentive compensation and equity-based plans

•   Reviews and approves general compensation and benefit policies

•    Approves the Compensation Discussion and Analysis for inclusion in the proxy statement

•   Has the sole authority to retain and terminate a compensation consultant, as well as to approve the consultant’s fees and other terms of engagement (see “Compensation Consultants” on page 30 regarding the committee’s engagement of a compensation consultant.)

The Compensation and Benefits Committee may form and delegate its authority to subcommittees when appropriate (including subcommittees of management). Executive officers do not determine the amount or form of executive or director compensation although the Chief Executive Officer provides recommendations to the Compensation and Benefits Committee regarding compensation changes and incentive compensation for executive officers other than himself. For more information on the responsibilities and activities of the committee, including its processes for determining executive compensation, see the “Compensation Discussion and Analysis” section.

Executive Committee	• Has the authority to act on behalf of the Board.
Governance and Nominating Committee

•   Identifies individuals qualified to become Board members and recommends them to the full Board for consideration, including evaluating all potential candidates, whether initially recommended by management, other Board members or shareholders

•   Makes recommendations to the Board regarding Board committee assignments

•   Develops and annually reviews corporate governance guidelines for the Company, and oversees other corporate governance matters

•    Reviews related person transactions

•    Oversees an annual performance review of the Board, Board committees and individual director nominees

•    Periodically reviews and makes recommendations to the Board regarding director compensation

International Committee	• Provides a forum for additional discussion and input on international markets, business conditions and political developments.
Public Issues Committee

•   Provides guidance on matters relating to the Company’s corporate social responsibility, including good corporate citizenship, environmental sustainability, health and safety and social issues

•   Oversees and monitors the Company’s policies and practices to ensure alignment with the Company’s vision and values

•   Advises on significant public issues that are pertinent to the Company and its stakeholders

•   Considers, and brings to the attention of the Board as appropriate, political, social and environmental trends and major global legislative and regulatory developments or other public policy issues

•   Oversees the Company’s policies and practices relating to the Company’s political activities, diversity and charitable contributions

•   Monitors the Company’s reputation and environmental sustainability progress

All Board members are invited to the meetings of the Public Issues Committee, and most directors typically attend.

Majority Voting for Directors

Alcoa’s Articles of Incorporation and By-Laws provide a majority voting standard for election of directors in uncontested elections. If an incumbent director nominee receives a greater number of votes cast against his or her election than in favor of his or her election (excluding abstentions) in an uncontested election, the nominee must immediately tender his or her resignation, and the Board will decide, through a process managed by the Governance and Nominating Committee and excluding the nominee,

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2016 PROXY STATEMENT

Corporate Governance (continued)

whether to accept the resignation at its next regularly scheduled Board meeting. The Board’s explanation of its decision will be promptly disclosed in accordance with SEC rules and regulations. An election of directors is considered to be contested if there are more nominees for election than positions on the Board to be filled by election at the meeting of shareholders. Any director nominee not already serving on the Board who fails to receive a majority of votes cast in an uncontested election will not be elected to the Board.

Communications with Directors

The Board of Directors welcomes input and suggestions. Shareholders and other interested parties wishing to contact the Lead Director or the non-management directors as a group may do so by sending a written communication to the attention of the Lead Director c/o Alcoa Inc., Corporate Secretary’s Office, 390 Park Avenue, New York, NY 10022-4608. To communicate issues or complaints regarding questionable accounting, internal accounting controls or auditing matters, send a written communication to the Audit Committee c/o Alcoa Inc., Corporate Secretary’s Office, 390 Park Avenue, New York, NY 10022-4608. Alternatively, you may place an anonymous, confidential, toll free call in the United States to Alcoa’s Integrity Line at 1-800-346-7319. For a listing of Integrity Line telephone numbers outside the United States, go to http://www.alcoa.com “About Alcoa—Corporate Governance—Ethics and Compliance.”

Communications addressed to the Board or to a Board member are distributed to the Board or to any individual director or directors as appropriate, depending upon the facts and circumstances outlined in the communication.

The Board of Directors has asked the Corporate Secretary’s Office to submit to the Board all communications received, excluding only those items that are not related to Board duties and responsibilities, such as junk mail and mass mailings; product complaints and product inquiries; new product or technology suggestions; job inquiries and resumes; advertisements or solicitations; and surveys.

Director Independence

In its Corporate Governance Guidelines, the Board recognizes that independence depends not only on directors’ individual relationships, but also on the directors’ overall attitude. Providing objective, independent judgment is at the core of the Board’s oversight function. Under the Company’s Director Independence Standards, which conform to the corporate governance listing standards of the New York Stock Exchange, a director is not considered “independent” unless the Board affirmatively determines that the director has no material relationship with the Company or any subsidiary in the consolidated group. The Director Independence Standards comprise a list of all categories of material relationships affecting the determination of a director’s independence. Any relationship that falls below a threshold set forth in the Director Independence Standards, or is not otherwise listed in the Director Independence Standards, and is not required to be disclosed under Item 404(a) of SEC Regulation S-K, is deemed to be an immaterial relationship.

The Board has affirmatively determined that all the directors are independent except Mr. Kleinfeld, who is employed by the Company (and therefore does not meet the independence standards set forth in the Director Independence Standards). In the course of its determination regarding independence, the Board did not find any material relationships between the Company and any of the directors, other than Mr. Kleinfeld’s employment.

Related Person Transactions

Review, Approval and Ratification of Transactions with Related Persons

The Company has a written Related Person Transaction Approval Policy regarding the review, approval and ratification of transactions between the Company and related persons. The policy applies to any transaction in which the Company or a Company subsidiary is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest. A related person means any director or executive officer of the Company, any nominee for director, any shareholder known to the Company to be the beneficial owner of more than 5% of any class of the Company’s voting securities, and any immediate family member of any such person.

Under this policy, reviews are conducted by management to determine which transactions or relationships should be referred to the Governance and Nominating Committee for consideration. The Governance and Nominating Committee then reviews the material facts and circumstances regarding a transaction and determines whether to approve, ratify, revise or reject a related

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2016 PROXY STATEMENT

Corporate Governance (continued)

person transaction, or to refer it to the full Board or another committee of the Board for consideration. The Company’s Related Person Transaction Approval Policy operates in conjunction with other aspects of the Company’s compliance program, including its Business Conduct Policies which require that all directors, officers and employees have a duty to be free from the influence of any conflict of interest when they represent the Company in negotiations or make recommendations with respect to dealings with third parties, or otherwise carry out their duties with respect to the Company.

The Board has considered the following types of potential related person transactions and pre-approved them under the Company’s Related Person Transaction Approval Policy as not presenting material conflicts of interest:

(i)	employment of executive officers (except employment of an executive officer that is an immediate family member of another executive officer, director, or nominee for director) as long as the Compensation and Benefits Committee has approved the executive officers’ compensation;
(ii)	director compensation that the Board has approved;
(iii)	any transaction with another entity in which the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of the other entity’s total annual revenues, if a related person’s interest arises only from:
(a)	such person’s position as an employee or executive officer of the other entity; or
(b)	such person’s position as a director of the other entity; or
(c)	the ownership by such person, together with his or her immediate family members, of less than a 10% equity interest in the aggregate in the other entity (other than a partnership); or
(d)	both such position as a director and ownership as described in (b) and (c) above; or
(e)	such person’s position as a limited partner in a partnership in which the person, together with his or her immediate family members, have an interest of less than 10%;
(iv)	charitable contributions in which a related person’s only relationship is as an employee (other than an executive officer), or a director or trustee, if the aggregate amount involved does not exceed the greater of $250,000 or 2% of the charitable organization’s total annual receipts;
(v)	transactions, such as the receipt of dividends, in which all shareholders receive proportional benefits;
(vi)	transactions involving competitive bids;
(vii)	transactions involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority; and
(viii)	transactions with a related person involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

Transactions with Related Persons in 2015

Based on information provided by the directors, the executive officers, and the Company’s legal department, the Governance and Nominating Committee determined that there are no material related person transactions to be reported in this proxy statement. We indemnify our directors and officers to the fullest extent permitted by law against personal liability in connection with their service to the Company. This indemnity is required under the Company’s Articles of Incorporation and the By-Laws, and we have entered into agreements with these individuals contractually obligating us to provide this indemnification to them.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation and Benefits Committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation and Benefits Committee.

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2016 PROXY STATEMENT

Corporate Governance (continued)

Compensation Consultants

During 2015, the Compensation and Benefits Committee continued its retention of Pay Governance LLC as its independent compensation consultant. See “Compensation Discussion and Analysis—Other Compensation Policies and Practices—What We Do—The Compensation Committee Retains an Independent Compensation Consultant” on page 59. The committee assessed Pay Governance’s independence and found no conflict of interest. In its assessment, the committee took into account the following factors:

•	Pay Governance provides no other services to the Company;
•	the amount of fees received from the Company by Pay Governance as a percentage of Pay Governance’s total revenue;
•	the policies and procedures that Pay Governance has in place to prevent conflicts of interest;
•	any business or personal relationships between the consultant(s) at Pay Governance performing consulting services and any Compensation and Benefits Committee members or any executive officer; and
•	any ownership of Company stock by the consultant(s).

During 2015, the Governance and Nominating Committee continued to retain Pearl Meyer & Partners to provide consultation services regarding non-employee director compensation. The committee did not find any conflict of interest with Pearl Meyer and considered the following factors in its determination:

•	Pearl Meyer provides no other services to the Company;
•	the amount of fees received from the Company by Pearl Meyer as a percentage of Pearl Meyer’s total revenue;
•	the policies and procedures that Pearl Meyer has in place to prevent conflicts of interest;
•	any business or personal relationships between the consultant(s) at Pearl Meyer performing consulting services and any Board members or any executive officer; and
•	any ownership of Company stock by the consultant(s).

Corporate Governance Materials Available on Alcoa’s Website

The following documents, as well as additional corporate governance information and materials, are available on our website at http://www.alcoa.com under “About—Corporate Governance”:

•	Articles of Incorporation
•	By-Laws
•	Corporate Governance Guidelines
•	Business Conducts Policies
•	Code of Ethics for the CEO, CFO and Other Financial Professionals
•	Director Independence Standards
•	Related Person Transaction Approval Policy
•	Charters of each of our Board committees and subcommittee
•	Insider Trading Policy

Copies of these documents are also available in print form at no charge by sending a request to Alcoa Inc., Corporate Communications, 201 Isabella Street, Pittsburgh, PA 15212-5858.

Information on our website is not, and will not be deemed to be, a part of this proxy statement or incorporated into any of our other filings with the SEC.

Business Conduct Policies and Code of Ethics

The Company’s Business Conduct Policies, which have been in place for many years, apply equally to the directors and to all officers and employees of the Company, as well as those of our controlled subsidiaries, affiliates and joint ventures. The directors and employees in positions to make discretionary decisions are surveyed annually regarding their compliance with the policies.

The Company also has a Code of Ethics applicable to the CEO, CFO and other financial professionals, including the principal accounting officer, and those subject to it are surveyed annually for compliance with it. Only the Audit Committee can amend or grant waivers from the provisions of the Company’s Code of Ethics, and any such amendments or waivers will be posted promptly at http://www.alcoa.com . To date, no such amendments have been made or waivers granted.

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2016 PROXY STATEMENT

Corporate Governance (continued)

Recovery of Incentive Compensation

The Board of Directors adopted the following policy in 2006:

If the Board learns of any misconduct by an executive officer that contributed to the Company having to restate all or a portion of its financial statements, it shall take such action as it deems necessary to remedy the misconduct, prevent its recurrence and, if appropriate, based on all relevant facts and circumstances, take remedial action against the wrongdoer in a manner it deems appropriate. In determining what remedies to pursue, the Board shall take into account all relevant factors, including whether the restatement was the result of negligent, intentional or gross misconduct. The Board will, to the full extent permitted by governing law, in all appropriate cases, require reimbursement of any bonus or incentive compensation awarded to an executive officer or effect the cancellation of unvested restricted or deferred stock awards previously granted to the executive officer if: (a) the amount of the bonus or incentive compensation was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement; (b) the executive engaged in intentional misconduct that caused or partially caused the need for the restatement; and (c) the amount of the bonus or incentive compensation that would have been awarded to the executive had the financial results been properly reported would have been lower than the amount actually awarded. In addition, the Board may dismiss the executive officer, authorize legal action for breach of fiduciary duty or take such other action to enforce the executive’s obligations to Alcoa Inc. as the Board determines fit the facts surrounding the particular case. The Board may, in determining appropriate remedial action, take into account penalties or punishments imposed by third parties, such as law enforcement agencies, regulators or other authorities. The Board’s power to determine the appropriate punishment for the wrongdoer is in addition to, and not in replacement of, remedies imposed by such entities.

The Incentive Compensation Plan was amended in 2006 to incorporate this policy. This plan governs annual incentive compensation awards to a large number of executives and managers. The 2009 Alcoa Stock Incentive Plan, Alcoa’s Section 162(m) Compliant Annual Cash Incentive Compensation Plan and the 2013 Alcoa Stock Incentive Plan, which were approved by shareholders in 2009, 2011 and 2013, respectively, also incorporate this policy. The proposed 2013 Alcoa Stock Incentive Plan, as amended and restated, and the proposed Alcoa Internal Revenue Code 162(m) Compliant Annual Cash Incentive Compensation Plan, as amended and restated, discussed in Items 4 and 5 herein, respectively, also contain clawback provisions.

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2016 PROXY STATEMENT

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities, to file initial reports of ownership and reports of changes in ownership of the Company’s common stock and other equity securities with the SEC within specified periods. Due to the complexity of the reporting rules, the Company undertakes to file such reports on behalf of its directors and executive officers and has instituted procedures to assist them with these obligations. Based solely on a review of filings with the SEC and written representations from the Company’s directors and executive officers, the Company believes that in 2015 all of its directors and executive officers filed the required reports on a timely basis under Section  16(a).

Alcoa Stock Ownership

Stock Ownership of Certain Beneficial Owners

The following shareholders reported to the Securities and Exchange Commission that they beneficially owned more than 5% of Alcoa common stock as of December 31, 2015.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership (#)		Percent of Class
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	Common Stock	110,978,248	[1]	8.47%
Blackrock, Inc. 55 East 52nd Street New York, NY 10022	Common Stock	86,472,304	[2]	6.6%
Elliott Associates, L.P. 40 West 57th Street New York, NY 10019 Elliott International, L.P. c/o Maples & Calder P.O. Box 309 Ugland House, South Church Street George Town Cayman Islands, British West Indies Elliott International Capital Advisors Inc. 40 West 57th Street New York, NY 10019	Common Stock	86,200,000	[3]	6.6%
1	As reported in a Schedule 13G amendment dated February 10, 2016. The Vanguard Group, an investment adviser, reported that it had sole power to vote 2,409,360 shares, sole power to dispose of 108,410,968 shares, shared power to vote 134,064 of the reported shares, and shared power to dispose of 2,567,280 shares.
2	As reported in a Schedule 13G amendment dated February 10, 2016. BlackRock Inc., a parent holding company, reported that it had sole power to vote 73,979,475 shares, sole power to dispose of 86,354,096 shares, and shared power to vote and dispose of 118,208 shares.
3	As reported in a Schedule 13D amendment dated February 1, 2016: Elliott Associates L.P. had sole power to vote and dispose of 28,532,000 shares; Elliott International, L.P. had shared power to vote and dispose of 57,668,000 shares; and Elliott International Capital Advisors Inc. had shared power to vote and dispose of 57,668,000 shares. In addition, these Elliott entities collectively had economic exposure comparable to approximately 0.9% of the shares of common stock outstanding pursuant to certain derivative agreements disclosed in the Schedule 13D amendment.

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2016 PROXY STATEMENT

Alcoa Stock Ownership (continued)

Stock Ownership of Directors and Executive Officers

The following table shows the ownership of Alcoa common stock, as of March 4, 2016, by each director, each of the named executive officers, and all directors and executive officers (serving as of March 4, 2016) as a group.

Mr. Kleinfeld is required to own shares of Alcoa common stock equal in value to six times his annual salary and each of the other named executive officers is required to own shares of Alcoa common stock equal in value to three times his or her annual salary. These officers are required to maintain that investment until retirement from the Company.

Non-employee directors are required to own, until retirement from the Board, at least $750,000 in Alcoa common stock. Compliance with the ownership value requirement is measured annually and if the stock price declines in value, directors must continue to invest in Alcoa stock until the stock ownership guideline is reached. To satisfy this requirement, directors must either invest in Alcoa deferred share units under the Company’s 2005 Deferred Fee Plan for Directors or purchase shares in the open market. Deferred share units provide directors with the same economic interest as if they own Alcoa common stock. The deferred share units track the performance of our common stock and accrue dividend equivalents that are equal in value to dividends paid on our common stock.

Name of Beneficial Owner	Shares of Common Stock[1]		Deferred Share Units[2]		Total
Directors
Arthur D. Collins, Jr.	50,000		127,701		177,701
Kathryn S. Fuller	—		46,042		46,042
Sean O Mahoney	—	[4]	—	[4]	—	[4]
Michael G. Morris	30,120		81,044		111,164
E. Stanley O’Neal	—		81,781		81,781
James W. Owens	15,025	[3]	63,762		78,787
John Plant	30,000	4 5	—	[4]	30,000	[4]
L. Rafael Reif	—		11,419		11,419
Carol L. Roberts	—		20,346		20,346
Patricia F. Russo	10,000	[6]	59,580		69,580
Ulrich R. Schmidt	—	[4]	—	[4]	—	[4]
Martin S. Sorrell	32,056		—		32,056
Ratan N. Tata	58,351		—		58,351
Ernesto Zedillo	—		92,420		92,420
Named Executive Officers
Klaus Kleinfeld *	4,563,082		38,061		4,601,143
William F. Oplinger	444,298		2,837		447,135
Roy C. Harvey	181,664		—		181,664
Olivier M. Jarrault	685,354		—		685,354
Audrey Strauss	366,074		3,123		369,197
Robert G. Wilt	260,033		—		260,033
All Directors and Executive Officers as a Group (24 individuals)	7,113,325		628,960		7,742,285
*	Also serves as a director
1

This column shows beneficial ownership of Alcoa common stock as calculated under SEC rules. Unless otherwise noted, each director and named executive officer has sole voting and investment power over the shares of Alcoa common stock reported. None of the shares are subject to pledge. This column includes shares held of record, shares held by a bank, broker or nominee for the person’s account, shares held through family trust arrangements, and for executive officers, share equivalent units held in the Alcoa Retirement Savings Plan which confer voting rights through the plan trustee with respect to shares of Alcoa common stock. This column also includes shares of Alcoa common stock that may be acquired under employee stock options that are exercisable as of March 4, 2016 or will become exercisable within 60 days after March 4, 2016 as follows: Mr. Kleinfeld (3,059,073); Mr. Oplinger (315,843); Mr. Harvey (152,737); Mr. Jarrault (423,600); Ms. Strauss (266,033); and Mr. Wilt (207,577); and all executive

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2016 PROXY STATEMENT

Alcoa Stock Ownership (continued)

officers as a group 4,670,504). No awards of stock options have been made to non-employee directors. As of March 4, 2016, individual directors and executive officers, as well as all directors and executive officers as a group, beneficially owned less than 1% of the outstanding shares of common stock.
2	This column lists (i) for executive officers, deferred share equivalent units held under the Alcoa Deferred Compensation Plan, and (ii) for directors, deferred share equivalent units held under the 2005 Deferred Fee Plan for Directors and the Deferred Fee Plan for Directors (in effect before 2005). Each deferred share equivalent unit tracks the economic performance of one share of Alcoa common stock and is fully vested upon grant, but does not have voting rights.
3	Held by a trust of which Mr. Owens and his spouse are trustees and beneficiaries.
4	Messrs. Mahoney, Plant and Schmidt were appointed to the Board of Directors effective February 5, 2016. The initial disbursement of their director compensation will be made on April 1, 2016. Under Alcoa’s director compensation program, each of Messrs. Mahoney, Plant and Schmidt will receive an annual retainer of $240,000, plus any applicable Board committee fees, of which 50% shall be in cash and 50% invested in Alcoa deferred share units under the 2005 Deferred Fee Plan for Directors or invested in Alcoa stock purchased on the open market until he meets the stock ownership requirement of $750,000. See “Director Compensation” on page 19.
5	Held by a trust of which Mr. Plant is the trustee and a beneficiary.
6	Held by a trust of which Ms. Russo is the trustee and a beneficiary.

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2016 PROXY STATEMENT

Item 2 Ratification of Appointment of Independent Registered Public Accounting Firm

Under its written charter, the Audit Committee of the Board of Directors has sole authority and is directly responsible for the appointment, retention, compensation, oversight, evaluation and termination of the independent registered public accounting firm retained to audit the Company’s financial statements.

The Audit Committee annually evaluates the qualifications, performance and independence of the Company’s independent auditors. Based on its evaluation, the Audit Committee has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2016. PricewaterhouseCoopers LLP or its predecessor, Coopers & Lybrand, has served continuously as the Company’s independent auditors since 1973. The Audit Committee and the Board believe that the continued retention of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareholders.

The Audit Committee is responsible for the approval of the engagement fees and terms associated with the retention of PricewaterhouseCoopers LLP. In addition to assuring the regular rotation of the lead audit partner as required by law, the Audit Committee is involved in the selection and evaluation of the lead audit partner and considers whether, in order to assure continuing auditor independence, there should be a regular rotation of the independent registered public accounting firm.

Although the Company’s By-Laws do not require that we seek shareholder ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, we are doing so as a matter of good corporate governance. If the shareholders do not ratify the appointment, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions by shareholders.

The Board of Directors recommends a vote “FOR” ITEM 2, to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2016.

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2016 PROXY STATEMENT

Item 2 Ratification of Appointment of Independent Registered Public Accounting Firm (continued)

Report of the Audit Committee

In accordance with its written charter, the Audit Committee of the Board of Directors is responsible for assisting the Board to fulfill its oversight of:

•	the integrity of the Company’s financial statements and internal controls,
•	the Company’s compliance with legal and regulatory requirements,
•	the independent auditors’ qualifications and independence, and
•	the performance of the Company’s internal audit function and independent auditors.

It is the responsibility of the Company’s management to prepare the Company’s financial statements and to develop and maintain adequate systems of internal accounting and financial controls. The Company’s internal auditors are responsible for conducting internal audits intended to evaluate the adequacy and effectiveness of the Company’s financial and operating internal control systems.

PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm for 2015 (the independent auditors), is responsible for performing independent audits of the Company’s consolidated financial statements and internal control over financial reporting and issuing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America (GAAP) and on the effectiveness of the Company’s internal control over financial reporting. The independent auditors also review the Company’s interim financial statements in accordance with applicable auditing standards.

In evaluating the independence of PricewaterhouseCoopers LLP, the Audit Committee has (i) received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board (PCAOB) regarding the audit firm’s communications with the Audit Committee concerning independence, (ii) discussed with PricewaterhouseCoopers LLP the firm’s independence from the Company and management and (iii) considered whether PricewaterhouseCoopers LLP’s provision of non-audit services to the Company is compatible with the auditors’ independence. In addition, the Audit Committee has assured that the lead audit partner is rotated at least every five years in accordance with Securities and Exchange Commission and PCAOB requirements, and considered whether there should be a regular rotation of the audit firm itself in order to assure the continuing independence of the outside auditors. The Audit Committee has concluded that PricewaterhouseCoopers LLP is independent from the Company and its management.

The Audit Committee has reviewed with the independent auditors and the Company’s internal auditors the overall scope and specific plans for their respective audits, and the Audit Committee regularly monitored the progress of both in assessing the Company’s compliance with Section 404 of the Sarbanes-Oxley Act, including their findings, required resources and progress to date.

At every regular meeting, the Audit Committee meets separately, and without management present, with the independent auditors and the Company’s Vice President—Internal Audit to review the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s accounting and financial reporting. The Audit Committee also meets separately at its regular meetings with the Chief Financial Officer and the Chief Legal Officer, and meets separately twice a year with the Chief Ethics and Compliance Officer.

The Audit Committee has met and discussed with management and the independent auditors the fair and complete presentation of the Company’s financial statements. The Audit Committee has also discussed and reviewed with the independent auditors all communications required by GAAP, including those described in Auditing Standards No. 16, “Communication with Audit Committees”, as adopted by the PCAOB. The Audit Committee has discussed significant accounting policies applied in the financial statements, as well as alternative treatments. Management has represented that the consolidated financial statements have been prepared in accordance with GAAP, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with both management and the independent auditors.

Relying on the foregoing reviews and discussions, the Audit Committee recommended to the Board of Directors, and the Board approved, inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the Securities and Exchange Commission. In addition, the Audit Committee has approved, subject to shareholder ratification, the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2016.

The Audit Committee*

James W. Owens, Chair

Arthur D. Collins, Jr.

Michael G. Morris

E. Stanley O’Neal

Carol L. Roberts

Ernesto Zedillo

February 17, 2016

*	Sean O. Mahoney was elected to the Audit Committee effective February 19, 2016.

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2016 PROXY STATEMENT

Item 2 Ratification of Appointment of Independent Registered Public Accounting Firm (continued)

Audit and Non-Audit Fees

The following table shows fees for professional services rendered by PricewaterhouseCoopers LLP for the past two fiscal years ended December 31 (in millions):

	2015	2014
Audit Fees	$16.1	$13.7
Audit-Related Fees	$3.2	$0.6
Tax Fees	$0.5	$0.6
All Other Fees	$0.1	$0.1

The Audit Committee has adopted policies and procedures for pre-approval of audit, audit-related, tax and other services, and for pre-approval of fee levels for such services. See Attachment A, “Pre-Approval Policies and Procedures for Audit and Non-Audit Services.”All services set forth in the table above were approved by the Audit Committee before being rendered.

Audit Fees include the base audit fee, effects of foreign currency exchange rates on the base audit fee, scope adjustments to the base audit requirements, and accounting and audit advisory services. The increase in audit fees from 2014 to 2015 was principally due to scope increases to accommodate the Firth Rixson and RTI International Metals, Inc. acquisitions, as well as the carve out audit required for the planned separation transaction.

Audit-Related Fees include due diligence services for acquisitions and divestitures, audits of employee benefit plans, agreed-upon or expanded audit procedures for accounting or regulatory requirements, information system controls procedures, and review or verification of reported sustainability information. The increase in audit-related fees from 2014 to 2015 was principally due to an increase in the amount of due diligence work performed.

Tax Fees include U.S. federal, state and local tax support and international tax support. The increase in tax fees from 2014 to 2015 was principally due to additional tax support in connection with the Firth Rixson and RTI International Metals, Inc. acquisitions.

All Other Fees include benchmarking services across a number of Alcoa entities.

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2016 PROXY STATEMENT

Item 3 Advisory Approval of Executive Compensation

As required pursuant to Section 14A of the Securities Exchange Act of 1934, the Board of Directors is asking you to approve, on an advisory basis, the executive compensation programs and policies and the resulting 2015 compensation of the individuals listed in the “2015 Summary Compensation Table” on page 60 (our “named executive officers”), as described in this proxy statement.

Because the vote is advisory, the result will not be binding on the Compensation and Benefits Committee and it will not affect, limit or augment any existing compensation or awards. The Compensation and Benefits Committee will, however, take into account the outcome of the vote when considering future compensation arrangements.

The Board has approved an annual frequency for advisory shareholder votes to approve executive officer compensation. As a result, unless the Board determines otherwise, the next such vote will be held at the Company’s 2017 annual meeting.

We believe you should read the Compensation Discussion and Analysis and the compensation tables in determining whether to approve this proposal.

The Board of Directors recommends approval of the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the executive compensation tables and the related narrative discussion, is hereby APPROVED.

The Board of Directors recommends a vote “FOR” ITEM 3, to approve, on an advisory basis, the compensation of the Company’s named executive officers, as stated in the above resolution.

Compensation Committee Report

The Compensation and Benefits Committee (the “Committee”) has:

1.	reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement; and
2.	based on the review and discussions referred to in paragraph (1) above, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement relating to the 2016 annual meeting of shareholders.

The Compensation and Benefits Committee*

Michael G. Morris, Chair

Arthur D. Collins, Jr.

Kathryn S. Fuller

Patricia F. Russo

February 17, 2016

*	Sean O. Mahoney and John C. Plant were elected to the Compensation and Benefits Committee effective February 19, 2016

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2016 PROXY STATEMENT

Executive Compensation

Compensation Discussion and Analysis

Executive Summary

Alcoa’s Executive Compensation Philosophy Drove Solid Operating and Financial Performance in 2015

2015 Overview: Due to global economic factors, commodity markets suffered a sharp downturn in 2015. The price of aluminum declined 28% and the price of alumina declined 43%. These price declines negatively impacted Alcoa’s financial performance and were a major factor in the decline of the Company’s stock price, which had a 95% correlation to the price of aluminum on the London Metal Exchange (LME) (see page 43). In 2015, the Company took steps to increase the global competitiveness of its upstream businesses by announcing the closure or curtailment of 25% of its high-cost operating smelting capacity and approximately 20% of its operating refining capacity. To build its broad value-add lightweight metals technology, engineering and manufacturing portfolio, the Company has been investing in its multi-material businesses that serve the aerospace, automotive and other growth end markets. After completing this transformation, the Company announced in September that it would separate into two independent, publicly-traded companies—a Value-Add company and an Upstream company. The separation is intended to unlock the full value of Alcoa’s portfolio and to provide two different, and highly attractive, investment propositions for its shareholders.

Alcoa’s Executive Compensation Philosophy: Despite the challenging economic pressures on Alcoa’s businesses, the Company’s compensation programs played a crucial role in the financial performance and transformational successes leading up to and following the announcement of the separation. To incentivize outstanding management performance, the Alcoa Board of Directors’ Compensation and Benefits Committee (“Compensation Committee” or “Committee”) has structured executive pay programs that place a strong emphasis on equity incentives; are explicitly designed to attract, motivate and retain key executives; align executives’ interests with those of the Company’s shareholders; and generate superior operating results that impact Alcoa’s Total Shareholder Return (TSR). Integrated with Alcoa’s strategy, structure and values, our compensation programs have enabled Alcoa to assemble a highly focused leadership team that takes accountability for achieving targets in the most difficult environments. During a period of extreme volatility and significant headwinds, our pay-for-performance culture was instrumental in Alcoa’s ability to deliver value that exceeded the performance of the Standard & Poor’s 500 (S&P) Metals & Mining Index in 2015.

Shareholder Alignment was supported and motivated by the strong equity mix in the compensation of the CEO and other Alcoa executives.

•	Alcoa’s one-year TSR (-36.8%) in 2015 outperformed the S&P Metals & Mining Index (-50.5%), while underperforming the average 2015 TSR of the Company’s aluminum peers (-32.0%).
•	Alcoa’s three-year TSR (+17.5%) outperformed the three-year S&P Metals & Mining Index (-65.0%) and the average three-year TSR of the Company’s aluminum peers (-10.0%).
•	The Alcoa CEO’s alignment with shareholders is reinforced by the CEO’s pay mix: 90% is performance-based and 75% is equity-based.

Pay-for-Performance incentivized management performance that contributed to operating and financial performance in 2015.

•	Alcoa completed major transformation activities that established a strong base for the Company’s separation into two public companies as announced in September 2015.
•

We augmented our value-add businesses with the acquisition of two materials companies that dramatically increased our capability in the high-growth aircraft-engine sector and contributed in 2015 to the Company entering into aerospace contracts valued at approximately $9 billion. To execute on those contracts and support the shift towards automotive light weighting, we also invested in a number of growth projects in our manufacturing facilities.

•

In our upstream businesses, we continued moving down the aluminum and alumina cost curves by announcing the closure or curtailment of high-cost operating capacity, resulting in a decrease of 48% of smelting and 36% of refining capacity since 2007.

•	Compared to 2014, Alcoa’s adjusted net income* declined by $329 million and free cash flow (FCF)* declined $53 million.
•	Alcoa achieved productivity improvements of $1.2 billion in 2015 for a total of $9.1 billion over the past seven years.

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2016 PROXY STATEMENT

Executive Compensation | Compensation Discussion and Analysis | Executive Summary (continued)

•

To drive management behavior that maximizes financial performance and value, Alcoa holds managers fully accountable for factors they can directly control. As a result, the Company makes incentive plan adjustments (referred to as “normalization”) for factors such as fluctuations in the price of primary aluminum on the LME, fluctuations in regional aluminum premiums, and fluctuations in foreign currency exchange rates (“FX”). Declines in the LME and regional premiums in 2015 exceeded improvements in FX, so normalization resulted in an increase in incentive compensation (IC) and long-term incentive (LTI) award payouts compared to the 2015 formula.

•

We set aggressive 2015 IC and LTI targets compared to 2014 targets, based on market and regional premium expectations and forecasts for the newly acquired Firth Rixson business. We exceeded those targets for our Global Primary Products (GPP) and Global Rolled Products (GRP) groups, but missed targets substantially for our Engineered Products & Solutions (EPS) group, resulting in below-target IC and LTI payouts. The Company’s fourth reportable segment, Transportation and Construction Solutions (TCS), was not formed until the third quarter of 2015 from the realignment of EPS’ transportation and construction businesses into this new segment. Since the compensation targets were established prior to the formation of TCS, the 2015 compensation targets, metrics, and results for EPS, as discussed in this Compensation Discussion and Analysis, include those of the TCS segment (other than TCS’ Latin American extrusions business, which is included in the corporate results).

Investor Outreach offered an opportunity to obtain investor comments and insights related to the investors’ policies and practices on compensation and governance matters as we developed the 2015 compensation plan.

•

We engaged in compensation and governance-related discussions with investors throughout the year. During calls in September 2014 with governance and compensation professionals at 29 of our largest 50 investors, we determined their priorities for the 2015 proxy season; we followed up with calls to 21 of the largest 50 investors in October and November 2015 to obtain guidance on their 2016 priorities and answer their questions about Alcoa’s 2015 compensation and governance practices.

•	In this Compensation Discussion and Analysis, we discuss the actions we have undertaken as a result of guidance from our investors.

The remainder of this section reviews how:

A.	Alcoa’s Compensation Philosophy and Investor Outreach Guided the 2015 Executive Compensation Plan
B.	Alcoa’s Emphasis on Equity Aligns Pay with Shareholder Value
C.	Alcoa Delivered Solid Operational and Financial Performance in 2015 and Completed its Transformation
D.	Alcoa Set Aggressive Short- and Long-Term Business Plan Targets that Formed the Basis for Its IC and LTI Targets
E.	Alcoa Chose 2015 Metrics that Drive Long-Term Economic Value, and IC and LTI Targets that Drove Solid Performance
F.	The Compensation Committee Made Below-Target IC and LTI Awards that Reflected 2015 Performance Against Aggressive Targets, While Designed to Reward and Retain Exceptional Talent

See “Attachment C—Calculation of Financial Measures” for the reconciliations to the most directly comparable GAAP (accounting principles generally accepted in the United States of America) measures and management’s rationale for the non-GAAP financial measures used in this Compensation Discussion and Analysis, including adjusted net income, adjusted EBITDA, free cash flow, days working capital and net debt.

*	For the reconciliation of adjusted net income and FCF to the most directly comparable GAAP measures, net income/(loss) and cash from operations, respectively, see “Attachment C—Calculation of Financial Measures.”

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2016 PROXY STATEMENT

Executive Compensation | Compensation Discussion and Analysis (continued)

Compensation Design and Philosophy

A.	Alcoa’s Compensation Philosophy and Investor Outreach Guided the 2015 Executive Compensation Plan

Alcoa’s Executive Compensation Philosophy is based on four guiding principles to drive pay-for-performance and shareholder alignment:

1.	Make equity the most dominant portion of total compensation for senior executives and managers, increasing the portion of performance-based equity with the level of responsibility.
2.	Choose IC and LTI metrics that focus management’s actions on achieving the greatest positive impact on Alcoa’s financial performance.
3.	Set IC and LTI targets that challenge management to achieve continuous improvement in performance and deliver long-term growth.
4.	Target salary compensation at median, while using IC and LTI to reward exceptional performance and to attract and retain exceptional talent.

Our 2015 executive compensation plan reflects our continued investor outreach efforts. With 92% of the cast votes at the 2015 shareholders meeting in favor of our say-on-pay proposal, on an advisory basis, our investors reinforced their support of our compensation philosophy and plan. In addition to compensation and governance discussions during meetings with equity investors, Alcoa requested calls or meetings with governance and compensation professionals at all of our largest 50 investors. In September 2014, we had calls or meetings with 29 of those investors to determine their priorities for the 2015 proxy season; we followed up with calls to 21 of the largest 50 investors in October and November 2015 to obtain guidance on their 2016 priorities and answer their questions about Alcoa’s 2015 compensation and governance practices. The Compensation Committee considered feedback from those meetings and other investor insights in making 2015 compensation decisions and took the following actions:

•

In response to investor suggestions that we shift from a single FCF financial metric, we added in 2014 a profit metric and a Days Working Capital (DWC) metric. We continued with these three financial metrics in 2015.

•	Responding to the continued interest of investors for more discussion of our LTI target-setting process, we have updated our discussion about the target-setting process.
•

After some investors emphasized the importance of showing that the Company sets aggressive targets that motivate and reward substantial year-over-year improvement, we expanded our analysis of comparative annual targets.

See “—E. Alcoa Chose 2015 Metrics that Drive Long-Term Economic Value, and IC and LTI Targets that Drove Solid Performance.”

B.	Alcoa’s Emphasis on Equity Aligns Pay with Shareholder Value

The emphasis on equity compensation and pay-for-performance begins with the CEO, whose 2015 target total direct compensation included 90% pay at risk.

The 2015 target total direct compensation for the other named executive officers covered in this document also had a strong emphasis on equity:

Type of Compensation	% of Target Compensation
Salary	16% to 18%
Annual Cash Incentive Compensation	25% to 30%
Performance Restricted Share Units (representing 80% of LTI granted and vested after three years)	43% to 47%
Stock Options (representing 20% of LTI granted and vesting over three years)	11% to 13%

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2016 PROXY STATEMENT

Executive Compensation | Compensation Discussion and Analysis | Compensation Design and Philosophy (continued)

The focus on equity pay-for-performance maintained shareholder alignment in a difficult environment. As the following charts demonstrate, Alcoa’s financial performance, transformation progress and separation plan enabled Alcoa to outperform the S&P Metals & Mining Index in an extremely challenging year. On a three-year basis, Alcoa performed significantly better than both the S&P Metals & Mining Index and its aluminum peers.

1	Alcoa Proxy Peers comprise the 10 Materials and 10 Industrials companies listed on page 52.
2	Aluminum peers: Aluminum Corporation of China Limited, United Company RUSAL, Norsk Hydro ASA, Alumina Limited, National Aluminum Company Limited and Shandong Nanshan Aluminum Co., Ltd.
3	The TSR for Century Aluminum Company is provided for comparison purposes to show the performance of a company that is a producer of primary aluminum.

The effect of the 2015 stock price performance on equity grants made to the CEO and named executive officers in January 2015 demonstrates alignment with the Company’s shareholders. The realizable value of the January 2015 grants as of December 31, 2015 was 46% of the grant value. For example, the impact on the value of CEO’s equity grants is shown in the following table.

Equity Component	Value at Grant as Shown in Summary Compensation Table (Page 60)	Realizable Value as of 12/31/2015	Realizable Value as % of Summary Compensation Table
Performance Restricted Share Units	$ 8,600,394	$4,920,294*	57%
Stock Options	$ 2,150,025	$ 0**	0%
Total	$10,750,419	$4,920,294	46%
*	Units granted 1/20/15, including the earned amount in respect of the first one-year performance period, as described beginning on page 53.
**	“In the money” value of stock options granted during 2015 based on the year-end stock price of $9.87. Although these options are not exercisable on 12/31/15, they have a 10-year term and could become “in the money” during this time period.

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2016 PROXY STATEMENT

Executive Compensation | Compensation Discussion and Analysis | Compensation Design and Philosophy (continued)

1	Alcoa Proxy Peers comprise the 10 Materials and 10 Industrials companies listed on page 52.
2	Aluminum peers: Aluminum Corporation of China Limited, United Company RUSAL, Norsk Hydro ASA, Alumina Limited, National Aluminum Company Limited and Shandong Nanshan Aluminum Co., Ltd.
3	The TSR for Century Aluminum Company is provided for comparison purposes to show the performance of a company that is a producer of primary aluminum.

The following chart shows the correlation of Alcoa’s stock price to the price of aluminum on the LME.

1	LME Cash: spot price of aluminum on the LME

C.	Alcoa Delivered Solid Operational and Financial Performance in 2015 and Completed its Transformation

In 2015, Alcoa completed the transformation of its value-add and upstream portfolios in preparation for their separation into two public companies. In support of Alcoa’s goal to grow its value-add portfolio, we strengthened the ability of our Engineered Products and Solutions (EPS) segment to serve the fast growing jet-engine components industry with the acquisitions of Firth Rixson (completed in November 2014), TITAL (completed in March 2015) and RTI International Metals (completed in July 2015). Building on this enhancement to Alcoa’s multi-material portfolio, the Company entered into new aerospace contracts in 2015 valued at approximately

43

2016 PROXY STATEMENT

Executive Compensation | Compensation Discussion and Analysis | Compensation Design and Philosophy (continued)

$9 billion. Beginning with the third quarter of 2015, the Company realigned its EPS segment by moving its Wheel and Transportation Products and Building and Construction Systems business units from EPS into a new reportable segment named Transportation and Construction Solutions (TCS). The Global Rolled Products (GRP) segment significantly increased its production of aluminum automotive sheet to support weight reduction and performance improvement initiatives by the automotive industry. Our Global Primary Products (GPP) business made significant progress in restructuring its Alumina and Primary Metals segments to increase the competitiveness of its commodity portfolio during a year of sharp decline in the price of both aluminum and alumina.

Each of Alcoa’s value-add business groups delivered strong performance in 2015.

•

Our EPS segment increased after-tax operating income by 2.8% from $579 million in 2014 to $595 million in 2015. Adjusted EBITDA* grew 9.5% from $1,014 million in 2014 to $1,110 million in 2015, predominately driven by acquisitions. Revenue grew 27% from $4,217 million in 2014 to $5,342 million in 2015 largely driven by acquisition, in which aerospace revenue grew 33% year-over-year in 2015.

•

Our TCS segment delivered after-tax operating income of $166 million, down $14 million from the prior year, largely driven by cost headwinds and FX. Adjusted EBITDA* declined by 6.9% from $291 million in 2014 to $271 million in 2015. Revenue declined 7% from $2,021 million in 2014 to $1,882 million in 2015, driven by the strengthening U.S. dollar and the weakness in the European and Brazilian non-residential construction end markets. The revenue decline was partially offset by an after-tax productivity improvement of $79 million in 2015, enabling the segment to maintain a strong adjusted EBITDA* margin of 14.4% for the year.

•

Our GRP segment, although impacted by the decline in the can packaging sector, delivered adjusted EBITDA* per metric ton of $333 in 2015, up from $289 in 2014. Additionally, GRP third-party revenue fell 15%, predominately driven by lower LME aluminum prices and portfolio actions. This revenue decline was somewhat offset by a major investment in Davenport, Iowa to supply automotive sheet.

*	For the reconciliation of the segments’ adjusted EBITDA to the most directly comparable GAAP measure, after-tax operating income, see “Attachment C—Calculation of Financial Measures.”

The transformation of Alcoa’s downstream and midstream portfolio and the performance of its businesses since 2008 provides the base for the expected launch of the Value-Add Company in the second half of 2016.

1	2009-2010 represent net productivity; 2011-2015 represent gross productivity
2	Does not include L.A. soft alloy extrusions business
3	The Texarkana casthouse was restarted in 2015 and, therefore, is no longer included in this number
4	PVD: Plasma Vapor Deposition
5	VTP: Vertical Tail Plane

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The restructuring of Alcoa’s upstream portfolio and the performance of its businesses since 2008 will enable the future Upstream Company to be a strong global competitor after the planned separation of Alcoa in the second half of 2016.

Our GPP business delivered $901 million in after-tax operating income, despite substantial headwinds as the price of alumina fell 43% and the price of aluminum fell 28% in 2015. In face of these headwinds, we announced actions in 2015 to close or curtail approximately 25% of our operating smelting capacity and approximately 20% of our operating refining capacity, contributing to a decrease of 48% of operating smelting capacity and 36% of operating refinery capacity since 2007. We also delivered significant productivity improvements in our operations, increased higher margin differentiated products to 67% of total cast product shipments, and successfully converted 75% of our third-party smelter grade alumina shipments to the Alumina Price Index or spot price, delinking from LME-based pricing. All of these actions further contributed to strengthening the competitiveness of our upstream business.

1	All-in-metal price or Midwest price represents combined annual averages of the LME aluminum price + Midwest premium.
2	2009-2010 represent net productivity; 2011-2015 represent gross productivity

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Strong performance in Alcoa’s businesses helped to partially offset pricing headwinds as earnings excluding special items declined from 2014. The following bridge shows 2014 adjusted net income* at $1,116 million decreasing to $787 million in 2015, primarily driven by market and cost headwinds of $1,095 million, partially offset by $766 million in performance, led by strong productivity:

*	For the reconciliation of adjusted net income to the most directly comparable GAAP measure, net income/(loss), see “Attachment C – Calculation of Financial Measures”

Disciplined capital management drove strong cash flow generation. In 2015, the Company generated positive FCF of $402 million (cash from operations of $1,582 million).

•

In 2015, Alcoa’s gross productivity gains consisted of $684 million from procurement savings, $436 million from process improvements and labor productivity, and $79 million from reductions in overhead spend. Alcoa has been able to achieve consistently high productivity cost savings through our Degrees of Implementation system, which facilitates the creation, deployment and tracking of savings ideas throughout the organization. In 2015, more than 13,000 ideas contributed to this $1.2 billion in gross productivity savings, resulting in $749 million of after-tax and after non-controlling interest productivity savings that directly impacted the bottom line, as reflected in the bridge above.

•

We took a disciplined approach to capital investment, aggressively managing sustaining capital while continuing to invest in growing the value-add businesses. The combined capital expenditures in 2015 were $1.2 billion.

•

2015 FCF included a $300 million pre-payment for the future supply of natural gas in Australia. Average annual days working capital (DWC)* increased from 2014 to 37 days in 2015, as the Company continued to integrate acquisitions and continued to grow the portion of the business with higher inventory requirements. Excluding all acquisitions since the beginning of 2014, the DWC metric held steady to 2014 at 30 days and declined by 17 days compared to 2009. At the end of 2015, the Company had $1.9 billion cash on hand.

*	For the reconciliation of days working capital to the most directly comparable GAAP measure, see “Attachment C—Calculation of Financial Measures.”

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Executive Compensation | Compensation Discussion and Analysis | Compensation Design and Philosophy (continued)

LTM = last twelve months

D.	Alcoa Set Aggressive Short- and Long-Term Business Plan Targets That Formed the Basis for Its IC and LTI Targets

Supporting the IC and LTI targets that Alcoa sets each year is a comprehensive approach for establishing business plan targets, which are publicly disclosed. The business plan targets have been consistent with Alcoa’s overall strategy to build a globally competitive commodity business while profitably growing our value-add businesses.

In January 2014, the Company established three-year targets to be reached by the end of 2016. (Alcoa does not set new three-year targets each year.) Because of the diversity of our businesses, these three-year targets have taken varying forms for the upstream, midstream and downstream businesses. For example, because the upstream business largely competes in commodity markets, the focus has been on lowering costs. Targets were set to lower Alcoa’s position on the industry cost curves by the year in which the targets end. The midstream and downstream businesses have targets for profitable growth. The targets for the midstream business are adjusted EBITDA/MT and revenue growth, and for the downstream, adjusted EBITDA margin percentage and revenue growth.

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The three-year targets were set based on consideration of the following parameters:

1.	Market/competitive positioning, both current and projected;
2.	Competitor financial benchmarking;
3.	Market conditions, both current and projected; and
4.	Historical performance.

Annually, the Company conducts a rigorous, iterative operational planning process that considers a series of factors:

1.	Progress toward attainment of three-year targets;
2.	Current and projected market conditions, which are based on assumptions about key financial parameters, such as FX and the prices of aluminum on the LME, energy and raw materials;
3.	Capital and operational projects to be completed during the year that increase our competitiveness, open new markets or drive additional profitability; and
4.	Historical performance and each business’ ability to overcome headwinds through ongoing productivity improvements.

Each group’s business plan is evaluated using a number of financial and non-financial metrics, including revenue growth, gross and net productivity, overhead expenditures, capital efficiency (both working capital and capital expenditures), overall profitability, cash generation (both cash from operations and FCF), safety, quality and customer metrics. The summation of these group plans then is compared with the financial position of the Company in the aggregate to determine whether the targets meet our financial ratio and cash requirements. The final result is the annual Alcoa business plan.

This rigorous process allows Alcoa to establish one-year and three-year business plan goals on which to base its IC and LTI targets. The LTI target is structured so that the Company can monitor and incentivize progress each year of the three-year plan, a critical factor given the volatility of the pricing of the aluminum commodity and of overall business conditions.

The annual Alcoa business plan, on which the IC and LTI targets are based, interacts with the three-year targets as progress points for the long-term goals, driving long-term value for Alcoa’s shareholders. The tangible evidence of this can be found in the multi-year productivity gains, reductions in DWC and increases in profitable growth that have facilitated the Company’s transformation strategy, as discussed in this Compensation Discussion and Analysis. Alcoa’s use of three-year targets, which interacts with sequential one-year plans, combines a long-term focus with the agility needed to adjust for the volatility of market factors that impact the Company’s results.

E.	Alcoa Chose 2015 Metrics That Drive Long-Term Economic Value, and IC and LTI Targets that Drove Solid Performance

Our choice of metrics is directly related to the key priorities of our businesses and is aligned with our shareholders.

•

Financial metrics represent 80% of the total IC target. Alcoa has consistently chosen IC metrics that motivate high performance in the current market environment and LTI metrics that are aligned with its long-term strategy. Because liquidity became the principal concern for Alcoa during the economic downturn in the second half of 2008, adjusted FCF was a major financial IC metric beginning in 2009. Since 2014, Alcoa’s financial IC metrics are 40% for adjusted net income to represent the investor priorities for profitable growth; 33% for adjusted FCF to maintain a focus on liquidity; and 7% for average annual DWC to reduce financing costs by managing inventory, receivables and payables.

•

Non-financial metrics represent 20% of the total IC target. Safety, environmental stewardship and diversity are intrinsic to Alcoa’s Values and have an impact on Alcoa’s business performance. The safety metric focuses on reducing the number of serious injuries. Our environmental metric drives reduction of carbon dioxide emissions, strengthening Alcoa’s energy efficiency. Our diversity metric tracks executive and professional representation of women globally and minorities in the United States, reinforcing our goal to draw on every talent pool to attract the best and brightest to Alcoa and to build on diverse viewpoints.

•

Long-term metrics. Alcoa’s LTI metrics consist of 75% for adjusted EBITDA margin growth and 25% for revenue growth to reinforce its long-term objective of profitable growth in our value-add businesses.

To drive management behavior that maximizes financial performance and value, Alcoa holds managers accountable for factors they can directly control. Because Alcoa’s compensation philosophy is not to reward or punish management for factors that are outside their control, we normalize for those factors. As part of the financial planning process to establish the annual business plan for an upcoming year, we establish assumptions for the LME price of aluminum and FX, both of which can have significant effects on financial results and neither of which management performance can impact.

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LME: Without normalization, in years when the LME price of aluminum rises rapidly relative to assumptions in the business plan, such as in 2014, IC and LTI would be less effective as a performance incentive because management would receive an unearned benefit. Conversely, when the LME price of aluminum falls dramatically, as it did in 2015, failure to normalize would demotivate employees by putting any IC and LTI awards out of reach for reasons beyond their control. Instead, Alcoa’s use of normalization enables the Company to drive operational and financial performance, particularly in recent years of volatile LME aluminum prices. While normalization reinforces management accountability and pay-for-performance, the significant equity portion of executive compensation reinforces management’s alignment with our shareholders’ experience as investors in the Company.

Foreign Currency Exchange Rates (FX): Since Alcoa’s revenues are largely U.S. dollar-denominated, while costs in non-U.S. locations are largely denominated in local currency, the volatility of FX also has had a significant impact on Alcoa’s upstream earnings. As our commodities are traded in U.S. dollars, we have typically seen an inverse correlation to FX. Therefore, to avoid double counting, the normalization for the LME aluminum price swings needs to be corrected by concurrent normalization of FX.

Because Alcoa generally does not hedge FX or LME fluctuations, normalization is a practice that Alcoa has been following for many years. As a result, our management has remained highly focused on achieving and surpassing operational and strategic goals that benefit our top- and bottom-line performance. Discussion of the application of normalization and other adjustments to the 2015 results is presented below.

Uncontrollable market forces have significant impact on Alcoa’s financial results

Market Force	Benchmark	2015 Sensitivity for Net Income ($M)
LME	+/-$100/MT	+/-$190
FX	USD +/-10%	+/-$225

Alcoa set 2015 financial targets that drive long-term shareholder value. As described in this Compensation Discussion and Analysis, Alcoa has a rigorous process to develop the financial targets on which it bases its IC and LTI targets. Given the impact of a variety of external factors affecting Alcoa’s financial performance, the target-setting process must take into account the complexities of the business and the multiple external factors that impact it. As the Company has successfully addressed the challenging situation facing the aluminum industry during the past seven years, its incentive targets have played a major role in driving Alcoa’s year-over-year improvements in underlying operational fundamentals and financial performance. The 2015 IC and LTI financial targets were established to continue that progress. Following the review of Alcoa’s 2015 business plan by Alcoa’s Board of Directors in February 2015, the Compensation Committee approved the metrics and targets after assessing the relevancy of the metrics to Alcoa’s strategy and value creation and the difficulty and appropriateness of the targets to drive performance.

Comparison of 2015 incentive targets to 2014 targets and results. As discussed above, in its compensation program, Alcoa normalizes for the impact of fluctuations in the LME price of aluminum and FX due to the volatility and magnitude of their effect on key metrics. To provide comparability across years of the financial targets and results, underlying LME aluminum price and FX assumptions need to be consistent in the comparison years.

The 2014 targets as reported in the 2015 proxy statement were set in January 2014 based on LME and FX assumptions in the 2014 business plan. The 2014 results were also normalized to the 2014 plan assumptions. To compare the 2015 targets to the 2014 targets and results, as presented in the table below, we have normalized the 2014 targets and results to the LME and FX assumptions in the 2015 business plan.

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It is important to remember that the plan assumptions for LME and FX do not make the targets harder or easier because the results are normalized back to the business plan assumptions. Whether actual LME or FX exceed or fall short of plan assumptions utilized in setting targets, those impacts are normalized out of the results in the compensation plan. In 2015, when actual LME or FX differed substantially from plan assumptions, that impact was normalized out of the result, raising it for purposes of IC and LTI awards. See “—F. The Compensation Committee Made Below-Target IC and LTI Awards that Reflected 2015 Performance Against Aggressive Targets, While Designed to Reward and Retain Exceptional Talent.”

	Annual Incentive Metrics			Long-Term Incentive Metrics
	Adjusted FCF[1]	Adjusted Net Income[2]	Average Annual DWC[3]	Revenue Growth	Adjusted EBITDA Margin[2]
2014 Target As reported in 2015 Proxy Statement Normalized for 2015 Plan LME/FX	-$210M $319M	$317M $600M	28.9 N/A	2.7% 2.7%	11.6% 14.5%
2014 Result As reported in 2015 Proxy Statement Normalized for 2015 Plan LME/FX	$21M $550M	$627M $910M	30.2 N/A	2.7% 2.8%	13.0% 16.0%
2015 Target	$1,000M	$1,307M	32.1	12.2%	16.9%
1	Includes Saudi Arabia joint venture investment. For definition of Adjusted FCF and the reconciliation to the most directly comparable GAAP measure, cash from operations, see “Attachment C—Calculation of Financial Measures.”
2	For definition of Adjusted Net Income and Adjusted EBITDA and the reconciliation to the most directly comparable GAAP measure, net income/(loss), see “Attachment C—Calculation of Financial Measures.”
3	Average Annual DWC is not normalized for plan LME/FX in IC target-setting process. For the definition and calculation of DWC, see “Attachment C—Calculation of Financial Measures.”

The annual targets for the IC and LTI metrics interact with Alcoa’s three-year business plan. The targets take into account the three-year targets for the businesses and market conditions, as described under “—D. Alcoa Set Aggressive Short- and Long-Term Business Plan Targets That Formed the Basis for Its IC and LTI Targets.”

•

The 2015 Adjusted FCF target was aggressive relative to both the 2014 target and result. The target was set as we challenged the Company to continue working capital improvements and to maintain a strong focus on cash generation. The FCF target was not achieved in 2015, largely due to the decline in earnings as described in more detail below.

•

The 2015 Adjusted Net Income target was higher than both the 2014 target and result despite expectations of lower regional premiums and energy sales, and higher energy costs. This challenging target required management to achieve significant improvements in sales volume and productivity in 2015. The target was not achieved as lower than expected regional premiums and alumina prices, along with volume and pricing headwinds, could not be overcome by Alcoa’s substantial pre-tax productivity improvements of $1.2 billion, which exceeded a $900 million annual target.

•

The 2015 Average Annual DWC target was set higher than both the 2014 target and result. The 2015 target was set approximately 2 days higher than 2014. The 2015 target includes a full year impact of the 2014 acquisition of Firth Rixson. Due to the aggressiveness of the target and previously discussed higher inventory requirements as the portfolio shifted toward high-growth, value-add businesses, the Company missed the DWC target, and this metric did not contribute to the 2015 IC payout.

•

The 2015 Revenue Growth target was set well above both the 2014 target and result. This target was especially challenging given the projected lower revenue associated with expected lower regional premiums as well as the significant growth challenge inherent in the target for our businesses. This target was not met in 2015 due to lower than expected regional premiums, aerospace pricing pressures and adverse conditions in certain markets.

•

The 2015 Adjusted EBITDA Margin target represents an improvement over both the 2014 target and result, especially in light of the expected headwinds discussed in the adjusted net income section above. The result was just under target at 16.7% as strong productivity could not fully offset the headwinds.

In addition to setting challenging targets, Alcoa sets thresholds and maximums to motivate high performance. To dis-incentivize below-target performance, we set thresholds that eliminate payouts for missing targets by more than a small margin. While the reduced payout slope from target to minimum is steep, we establish payout multiples for overachievement that can be earned only with significant upside performance. The steep slope for missing targets resulted in a low formula payout due to below-target performance by EPS, despite solid performance by the GPP and GRP (see page 55 for 2015 results). To attract, motivate, align and retain high performing executives, Alcoa designs its compensation programs at median base salary levels while providing cash and equity incentives that motivate exceptional performance. Given the demanding leadership challenges

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confronting the aluminum industry in recent years, the prospect of an upside in IC and LTI has proven to be a major retention factor and has had a demonstrable impact on motivating managers to overcome those obstacles and achieve strong operational and financial performance. Due to the unique situation related to the separation, the motivation and retention impact of IC and LTI will be particularly vital in 2016.

F.	The Compensation Committee Made Below-Target IC and LTI Awards that Reflected 2015 Performance Against Aggressive Targets, While Designed to Reward and Retain Exceptional Talent

In determining the IC and LTI payouts, the Committee applied the principles of normalization and also approved certain adjustments recommended by management for items or assumptions not anticipated in the 2015 business plan. For 2015, on a net basis, the normalizations and adjustments increased IC awards by 35.7 percentage points and LTI awards by 64.8 percentage points compared to formula results before the normalizations and adjustments. Following are the normalizations and adjustments to the 2015 financial results for incentive purposes:

	Annual Incentive Metrics ($M)			Long-Term Incentive Metrics ($M)
	Adjusted FCF*	Adjusted Net Income**	Average Annual DWC**	Revenue	Adjusted EBITDA**
Preliminary Result	$375	$787	37.4	$22,534	$3,248
Normalizations & Adjustments
1. LME & FX1	($5)	$234	—	$1,073	$384
2. Premiums[2]	$117	$117	—	$209	$170
3. Special items[3]	$155	($3)	(4.1)	($398)	$118
4. Deferred equity contribution[4]	($17)	N/A	—	N/A	N/A
Final Result	$625	$1,135	33.3	$23,418	$3,920
*	Includes Saudi Arabia joint venture investment. For definition of Adjusted FCF and the reconciliation to the most directly comparable GAAP measure, cash from operations, see “Attachment C—Calculation of Financial Measures.”
**	For definition of Adjusted Net Income and Adjusted EBITDA and the reconciliation to the most directly comparable GAAP measure, net income/(loss), and for definition and calculation for Average Annual DWC, see “Attachment C—Calculation of Financial Measures.”
1	The impact of the LME and FX fluctuations in 2015 against plan was a benefit to the Company’s preliminary Adjusted FCF result but was a detriment to the preliminary results of the other metrics. Under the practice described above, there was a negative normalization applied to the Adjusted FCF result and a positive normalization for each of the other three metrics.
2	Because realized aluminum premiums came in well below plan assumptions, management recommended, and the Compensation Committee approved, a positive adjustment to all four metrics.
3	Management recommended, and the Compensation Committee approved, adjustments for certain special items. For details, see “Attachment C—Calculation of Financial Measures.”
4	The Company deferred some Saudi Arabia joint venture equity contributions in 2015, which were adjusted out of the FCF results. The deferred contributions had no impact on the results for the other three metrics.

In determining these normalizations and other adjustments, the Compensation Committee made every effort to assure that the incentives are designed to motivate management to maximize performance on factors they can control and that IC and LTI payouts are adjusted—up or down—for uncontrolled and unplanned impacts, such as LME and FX changes. In doing so, the Committee maintained its focus on incentivizing and rewarding exceptional performance that delivers value to Alcoa’s shareholders over time.

Below-target IC/LTI due to one of Alcoa’s global groups missing financial and incentive targets. As described starting on page 43, in an extremely challenging year for the aluminum industry, management delivered solid operational and financial performance while completing a major transformation that enables Alcoa to separate into two strong public companies. Although GPP and GRP exceeded their financial and incentive targets, EPS missed its aggressive targets. As a result of the Company’s performance and in consideration of management’s transformation accomplishments and the importance of retaining and motivating IC-eligible executives and managers to complete the separation, the Compensation Committee approved a 34.2 percentage point increase (an aggregate increase of approximately $16.8 million for all IC-eligible participants) to the attained IC pool, resulting in a final below-target IC payout of 88.5%. No change was made to the 2015 70.4% below-target payout against the LTI targets for 2015, which impacts the performance share awards. See discussion on page 56.

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Executive Compensation | Compensation Discussion and Analysis | Compensation Design and Philosophy (continued)

In summary, the fundamentals of Alcoa’s executive compensation policies incentivize performance while maintaining alignment with shareholder interests. In 2015, Alcoa’s leaders maintained consistent financial and operational performance during a period of sharp decline in the price of aluminum and significant efforts to integrate three acquisitions and prepare for the separation of Alcoa into two public companies. Those achievements were major factors in the performance of Alcoa’s 2015 and three-year stock price compared to the performance of the S&P Metals & Mining Index. The 2015 incentive awards, combining a mix of short- and long-term performance incentives, validated the effectiveness of Alcoa’s executive compensation design in ensuring pay-for-performance and shareholder alignment.

Analysis of 2015 Compensation Decisions

The Compensation Committee uses its business judgment to determine the appropriate compensation targets and awards for the named executive officers, in addition to assessing several factors that include:

•	Individual, Group, and Corporate performance;
•	Market positioning based on peer group data (described below);
•	Complexity and importance of the role and responsibilities;
•	Aggressiveness of targets;
•	Signing of contracts that will positively impact future performance;
•	Unanticipated events impacting target achievement;
•	Retention of key individuals in a competitive talent market; and
•	Leadership and growth potential.

Comparator Peer Groups

To help determine total direct compensation for the CEO in 2015, we used a peer group consisting of 10 Materials and 10 Industrials companies that are relevant to and aligned with Alcoa’s upstream (materials) and mid/downstream (industrials) businesses. This was the same peer group used to help determine CEO pay in 2014. Pay Governance, the Compensation Committee’s independent compensation consultant, has reviewed and endorses this peer group. The companies in the CEO peer group are:

Materials Companies	Industrials Companies
• Dow Chemical	• 3M
• DuPont	• Cummins
• Freeport McMoran	• Danaher
• Huntsman	• Deere
• International Paper	• Eaton
• LyondellBasell Industries	• Emerson Electric
• PPG Industries	• General Dynamics
• Newmont Mining	• L-3 Communications
• Nucor	• Northrop Grumman
• United States Steel	• Raytheon

For other executive level positions, we continued to use Towers Watson survey data for companies with revenues between $15 billion and $50 billion (excluding financial companies) to help estimate competitive compensation. This peer group reflects the broad-based group of companies with which we compete for non-CEO executive talent. The Compensation Committee’s independent compensation consultant has reviewed and endorses this peer group. For 2015, 137 companies met the revenue and industry criteria and were used to compare compensation for all of the executive level positions, except the CEO position, see “Attachment B” on page 93.

The data from each of these peer groups described above is considered in establishing executive compensation and to ensure that Alcoa provides and maintains compensation levels in line with the market, including similar companies, and to attract, retain and motivate employees.

Performance-Based Pay Decisions

As discussed above, although Alcoa set high 2015 IC and LTI targets, the GPP and GRP business groups both exceeded their aggressive IC and LTI total targets. While continuing to deliver high margins in 2015, the EPS business group fell short of its

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aggressive financial targets, primarily due to unexpected challenges faced by the newly acquired Firth Rixson business in meeting financial plans, despite 82% overachievement on synergy targets for the acquisition. After-tax operating income, DWC and FCF were also impacted by the ramp-up of growth projects to support new multi-year aerospace contracts valued at approximately $9 billion that were signed in 2015.

As a result of missing its financial targets, the formula EPS payout was below target at 10% for IC. Despite the above-target performance for the GPP and GRP, the impact of the EPS missed target reduced the overall corporate planned payout to a below-target 54.3% for IC and 70.4% for LTI.

In determining the 2015 IC and LTI awards, the Compensation Committee considered significant management performance not captured by the targets. This included the acceleration in late 2014 of the Company’s transformation strategy with the acquisition of Firth Rixson and continued in 2015 with the acquisitions of TITAL and RTI International Metals, investments that dramatically expanded Alcoa’s presence in high-growth aerospace markets. The culmination of the transformation provided the foundation to announce in the third quarter of 2015 the planned separation of Alcoa into two independent, publicly-traded companies, the Upstream and Value-Add companies, which is expected to be completed in the second half of 2016.

The Committee recognized that the foregoing actions will have a strong positive impact on Alcoa’s long-term financial performance and return to shareholders and that the implementation of those actions required intense management focus and flexibility, making achievement of the Company’s 2015 aggressive financial targets significantly more challenging. The Committee considered that two business groups nonetheless exceeded their aggressive targets and that the EPS management team, which missed its aggressive financial targets, exceeded its target for synergies from the acquisitions and has been skillfully integrating the three global acquisitions for the long-term benefit of shareholders of the Company, including the rapid achievement of securing $9 billion in multi-year aerospace contracts.

Therefore, while deciding to provide below-target IC and LTI payouts, the Compensation Committee acknowledged the Company’s solid 2015 financial performance in a year of significant declines in the price of aluminum and the extraordinary circumstances resulting from major strategic decisions and actions that will have a positive impact on Alcoa’s future. Looking to 2016, the Compensation Committee recognized the importance of retaining exceptional leaders and motivating the 4,000 managers and employees who participate in incentive compensation to be fully engaged to capture the many opportunities facing Alcoa as it prepares for the planned separation and executes on the significant new contracts recently awarded. To address those exceptional circumstances, the Committee approved a 34.2 percentage point increase (an aggregate increase of approximately $16.8 million for all IC-eligible participants) to the attained IC pool, resulting in a final below-target IC payout of 88.5%. No change was made to the 2015 70.4% below-target LTI payout.

Chairman and Chief Executive Officer—Mr. Kleinfeld. In January 2015, the Compensation Committee awarded Mr. Kleinfeld performance share awards and stock options with a total grant-date value of $10,750,419 due to the strong performance of the Company and his individual performance in 2014. Eighty percent of the award ($8,600,394) was granted as performance share awards, and 20% of the award ($2,150,025) was granted as stock options. In making this decision, the Compensation Committee considered the operational performance of the Company in 2014, the performance of the Company’s stock during 2014, and the median level of equity as reported for the CEO peer group. While the grant-date value of the January 2015 award represents a 23.6% increase over the prior year’s award for 2013 performance, given the extremely challenging environment for commodities in 2015 and the adverse impact on stock price, the realizable value of the January 2015 award was $4,920,294 as of December 31, 2015. This depreciated value is based on Alcoa’s closing stock price of $9.87 on December 31, 2015, the first third of the performance share awards earned at 70.4% for the 2015 performance period and options that were all underwater with an exercise price of $15.55 (see the “2015 Grants of Plan-Based Awards” table on page 63). Mr. Kleinfeld’s annual IC award for 2015 of $1,816,020 was below target at 84% due to the IC plan result and the result of his performance review for 2015. The award was based on the corporate IC plan result of 88.5%, as described above, and a corresponding 95% individual multiplier.

Executive Vice President and Chief Financial Officer—Mr. Oplinger. In January 2015, Mr. Oplinger was granted performance share awards valued at $1,600,406 and stock options valued at $400,020, which was above the target award due to his strong performance in 2014. The 24.2% increase in total grant-date value of his January 2015 award over his 2014 award was also more commensurate with his increased level of experience in his role and to bring his total direct compensation closer to the median of the peer group. However, the realizable value of the January 2015 award was $915,600 as of December 31, 2015,

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based on Alcoa’s closing stock price of $9.87 on that date, the first third of the performance share awards earned at 70.4% for the 2015 performance period and options that were all underwater with an exercise price of $15.55 (see the “2015 Grants of Plan-Based Awards” table on page 63). Mr. Oplinger’s annual IC award for 2015 of $479,375 was below target at 88.5% due to the corporate IC plan result of 88.5%, as described above, and an individual multiplier of 100% based on his performance review for 2015. Mr. Oplinger received a 10% salary increase effective March 1, 2015 based on his 2014 performance as Chief Financial Officer and to bring his salary closer to the median of the peer group.

Executive Vice President and Group President, Engineered Products and Solutions—Mr. Jarrault. In January 2015, Mr. Jarrault was granted performance share awards valued at $1,600,406 and stock options valued at $400,020, which was above the target award based on his strong performance review in 2014. The total grant-date value of his January 2015 award was virtually the same as the prior year. However, the realizable value of the January 2015 award was $915,600 as of December 31, 2015, based on Alcoa’s closing stock price of $9.87 on that date, the first third of the performance share awards earned at 70.4% for the 2015 performance period and options that were all underwater with an exercise price of $15.55 (see the “2015 Grants of Plan-Based Awards” table on page 63). Mr. Jarrault’s annual IC award for 2015 of $288,830 was below target at 48.5% due to the IC plan result and his performance review for 2015. The award was based 50% on the corporate IC plan result of 88.5%, as described above, 50% on the IC plan results for the EPS business group, which he leads, and an individual multiplier of 70%. The EPS group’s IC plan for 2015 had a similar design as the corporate plan and similar financial metrics, except that the EPS IC plan also contained a revenue growth metric designed to incentivize growth in certain of the value-add businesses. The EPS group’s IC plan result for 2015 was 50% based on the group’s contribution to the overall corporate results (see the discussion on EPS performance on page 43) and the Compensation Committee’s decision to increase the payout from 10% in recognition of the difficulty of the group’s targets in 2015 and progress towards improving its financial performance year-over-year, while facing integration challenges. Mr. Jarrault received a 10% salary increase effective March 1, 2015 based on his 2014 performance and to bring his salary closer to the median of the peer group.

Executive Vice President, Chief Legal Officer and Secretary—Ms. Strauss. In January 2015, Ms. Strauss was granted performance share awards valued at $1,408,208 and stock options valued at $352,013, which was above the target award due to her strong performance review in 2014 and virtually the same total grant-date value as the prior year. However, the realizable value of the January 2015 award was $805,639 as of December 31, 2015, based on Alcoa’s closing stock price of $9.87 on that date, the first third of the performance share awards earned at 70.4% for the 2015 performance period and options that were all underwater with an exercise price of $15.55 (see the “2015 Grants of Plan-Based Awards” table on page 63). Ms. Strauss’ annual IC award for 2015 of $550,027 was below target at 97.4% due to the corporate IC plan result of 88.5% as described above, and an individual multiplier of 110% based on her performance review for 2015.

Executive Vice President and Group President, Global Primary Products—Mr. Harvey. In January 2015, Mr. Harvey was granted performance share awards valued at $1,100,318 and stock options valued at $275,039, in his then-role as Executive Vice President, Human Resources and Environment, Health, Safety and Sustainability. This award was above the target based on his strong performance review in 2014. Mr. Harvey’s annual IC award for 2015 of $454,307 was above target at 109.8% due to the IC plan result and his strong performance in the start of 2015 as Executive Vice President, Human Resources and Environment, Health, Safety and Sustainability and thereafter, as of October 2015, Executive Vice President and Group President, Global Primary Products. The award was based on the corporate IC plan result of 88.5%, as described above, the IC plan results for the GPP business group, which he has led since October 2015, and an individual multiplier of 120%. The GPP group’s IC plan for 2015 had the same design as the corporate plan and similar financial metrics. The GPP group’s IC plan result for 2015 was 107.3% based on the group’s contribution to the overall corporate results (see the discussion on GPP performance on page 45). Mr. Harvey received a 1% salary increase effective October 5, 2015 upon his promotion to his new role.

Former Executive Vice President and Group President, Global Primary Products—Mr. Wilt. In January 2015, Mr. Wilt was granted performance share awards valued at $1,600,406 and stock options valued at $400,020, which was above the target award based on his strong performance review in 2014. Due to his pending separation from the Company on August 1, 2016, the performance share awards in their entirety and two-thirds of the stock options representing the unvested portion of his option award will automatically be forfeited. Mr. Wilt’s annual IC award for 2015 of $517,644 was below target at 97.9%. The award was based 50% on the corporate IC plan result of 88.5%, as described above, 50% on the IC plan results for the GPP business group, which he led until October 2015, and an individual multiplier of 100%. Mr. Wilt received a 15% salary increase effective March 1, 2015 based on his 2014 performance and to bring his salary in his former position closer to the median of the peer group.

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Executive Compensation | Compensation Discussion and Analysis | Compensation Design and Philosophy (continued)

2015 Annual Cash Incentive Compensation

The corporate annual cash IC plan for 2015 was designed to achieve operating goals set at the beginning of the year.

•	80% of the cash incentive formula was based on achieving financial targets for adjusted FCF (33%), adjusted net income (40%) and average annual DWC (7%); and
•	20% of the formula was based on achieving safety, environmental and diversity targets.

The award at the corporate level reflected an 88.5% achievement against these financial and nonfinancial goals. After establishing the targets for the financial measures, the payout ranges were set above and below the target as shown in the table below:

•	The steep curve to achieve 100% performance is intended to drive maximum effort.
•	The payouts above target are aligned with achievement levels that ensure a strong return on the additional IC paid.
•	We believe the challenging market environment and unexpected acquisition integration challenges adversely impacted our performance in 2015.

2015 Annual Cash Incentive Compensation Plan Design, Targets and Results

		Defined Corporate Level Payout Percentage
	Metric	0%	50%	100% (Target)	150%	200%	Result	IC Result	Weighting	Formula Award
($ in millions)
Financial Measures[1]	Adjusted FCF
		$350	$675	$1,000	$1,330	$1,800	$625	42%	33%	13.9%
	Adjusted Net Income
		$900	$1,104	$1,307	$1,507	$1,807	$1,135	58%	40%	23.1%
	Average Annual DWC
		33.1	32.6	32.1	31.1	30.1	33.3	0%	7%	0.0%
										37.0%
Non- Financial Measures	Safety[2]
	DART		0.304	0.296		0.289	0.314	0%	2.5%	0.0%
	FSI Reduction		-1	-4		-7	-28	200%	2.5%	0.0%	[2]
	Environment[3]
	CO2 Emissions Reduction (metric tons)		166,000	307,000		502,000	250,497	80%	5.0%	4.0%
	Diversity[4]
	Executive Level Women, Global		22.0%	22.3%		23.3%	22.8%	150%	2.5%	3.7%
	Executive Level Minorities, U.S.		16.6%	16.9%		17.9%	16.8%	83%	2.5%	2.1%
	Professional Level Women, Global		27.6%	27.9%		28.9%	28.3%	140%	2.5%	3.5%
	Professional Level Minorities, U.S.		18.1%	18.4%		19.4%	19.0%	160%	2.5%	4.0%
										13.3%
IC RESULT (CALCULATED)									100%	54.3%
INCREASE IN PAYOUT AS DETERMINED BY COMMITTEE										34.2%
FINAL IC RESULT										88.5%

FX and the price of aluminum on the LME were normalized to plan rates and prices to eliminate the effects of fluctuation in such rates and prices, both of which are factors outside management’s control. See “Attachment C—Calculation of Financial Measures” for calculation of financial measures and for the definition of Adjusted FCF and Adjusted Net Income. The threshold payout is 0% for the financial metrics and 50% for the non-financial metrics. The maximum payout for each metric is 200%. For performance between defined levels, the payout is interpolated.

1	For more information on the target setting for the financial metrics, see discussion beginning on page 47.

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Executive Compensation | Compensation Discussion and Analysis | Compensation Design and Philosophy (continued)

2	Safety targets included reductions in (A) the DART (Days Away, Restricted and Transfer) rate, which measures injuries and illnesses that involve one or more days away from work per 100 full-time workers and days in which work is restricted or employees are transferred to another job due to injury per 100 full-time workers and (B) the number of FSI (Fatality and Serious Injury) incidents. Performance against the FSI metric exceeded the maximum, but the payout was reduced to 0% because of work-related fatalities during the year.
3	The environmental target highlights our commitment to reduce CO2 emissions in 2015 and make progress against our 2030 environmental goals.
4	Diversity targets were established to increase the representation of executive and professional women on a global basis and to increase the representation of minority executives and professionals in the United States.

2015 Equity Awards: Stock Options and Performance-Based Restricted Share Units

Long-term stock incentives are performance-based. We grant long-term stock awards to align executives’ interests with those of shareholders, link compensation to stock price performance over a multi-year period and support the retention of our management team. In January 2015, stock awards were made to all the named executive officers.

We provide two types of annual equity awards to the named executive officers:

•

20% of the value of equity awards for each of our named executive officers is granted in the form of stock options. We believe that stock options further align management’s interests with those of our shareholders because the options have no value unless the stock price increases. Stock options vest ratably over a three-year period (one-third vests each year on the anniversary of the grant date) and if unexercised, will expire the earlier of ten years from the date of grant or five years after retirement.

•

80% of the value of equity awards for each of our named executive officers is granted in the form of performance-based restricted share units. Performance is measured as the three-year average achievement against annual targets for revenue growth and adjusted EBITDA margin. As long as the aluminum industry continues to be affected by the volatility of aluminum prices based on the LME, the Compensation Committee believes that setting annual targets within the three-year LTI plan, which interact with the three-year targets as progress points for the long-term goals, best holds management accountable for what they can control. Earned performance-based restricted share units will be converted into shares of Alcoa common stock three years from the date of the grant if the executive is still actively employed by the Company. Performance-based restricted share units are not convertible into Alcoa shares if an executive leaves the Company (other than to retire) before the units vest.

Performance-based restricted share units support longer-term operational targets, which differ from the financial metrics in our annual cash incentive plan. The named executive officers plus 37 other executives were eligible in 2015 to receive performance-based long-term stock incentives because they are in positions to have the most influence over the Company’s financial performance.

The number of performance-based restricted share units earned at the end of the three-year plan has been and will be determined as follows, based on the average of the annual payout percentages over the three-year period:

•	1/3 of the award was based on performance against the 2015 targets, which was earned at 70.4% (see table below),
•	1/3 of the award will be based on performance against the targets to be established for 2016, and
•	1/3 of the award will be based on performance against the targets to be established for 2017.

2015-2017 Performance-Based Equity Design and Results for 2015*

Performance Measure (%)	Payout Percentage					2015 Result	Plan Result	Weighting	% of 1/3 of Target Award earned in 2015
	0%	50%	100% (Target)	150%	200%
Revenue Growth	10.2%	11.2%	12.2%	13.7%	16.2%	6.80%	0.0%	25%	0.0%
Adjusted EBITDA Margin	14.2%	15.6%	16.9%	18.8%	21.9%	16.74%	93.8%	75%	70.4%
TOTAL								100%	70.4%
*	The figures in the “2015 Result” and “Plan Result” columns were rounded to one decimal place for the purposes of the table presentation. However, the figures in the “% of 1/3 of Target Award earned in 2015” column were calculated based on the unrounded figures.

For each year, a minimum performance level will also be established. For performance below that level, the portion of the award subject to performance criteria in that year will be forfeited and will not carry over into any future performance period.

As with the annual cash IC plan, we use a steep curve to achieve 100% performance, which is intended to drive maximum effort. We believe this design made it challenging to achieve our performance goals in 2015.

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Executive Compensation | Compensation Discussion and Analysis | Compensation Design and Philosophy (continued)

Other Compensation Policies and Practices

We highlight below certain executive compensation practices, both the practices we have implemented to incentivize performance and certain other practices that we have not implemented because we do not believe they would serve shareholders’ long-term interests.

What We Do

We Pay for Performance. We link our executives’ compensation to measured performance in key financial and nonfinancial areas. As noted above, performance against rigorous adjusted FCF, average annual DWC, adjusted net income, adjusted EBITDA margin, revenue growth, safety, environmental, and workplace diversity targets is measured in determining compensation. These metrics, coupled with the individual performance multipliers, incentivize individual, business group, and corporate performance. The Company’s strategic priorities are reflected in these compensation metrics.

We Consider Peer Groups in Establishing Compensation. Our aluminum industry peers do not provide an adequate basis for compensation comparison purposes because there are too few of them, they are all located outside of the United States and they do not disclose sufficient comparative compensation data. As previously stated under “—Analysis of 2015 Compensation Decisions,” we use a focused peer group consisting of 10 Materials and 10 Industrials companies that are relevant to and aligned with Alcoa’s upstream (materials) and midstream and downstream (industrials) businesses to help set target total direct compensation for the CEO. We use Towers Watson’s broad-based survey data for companies with revenues between $15 billion and $50 billion (excluding financial companies) to help estimate competitive compensation for other executive level positions. We target our compensation structure at the median of each of these groups of companies.

We Review Tally Sheets. The Compensation Committee reviews tally sheets that summarize various elements of historic and current compensation for each named executive officer in connection with making annual compensation decisions. This information includes compensation opportunity, actual compensation realized and wealth accumulation. We have found that the tally sheets help us synthesize the various components of our compensation program in making decisions.

We Have Robust Stock Ownership Guidelines. Our stock ownership requirements further align the interests of management with those of our shareholders by requiring executives to hold substantial equity in Alcoa until retirement. Our stock ownership guidelines require that the CEO retain equity equal in value to six times his base salary and that each of the other named executive officers retain equity equal in value to three times salary. These guidelines reinforce management’s focus on long-term shareholder value and commitment to the Company. Until the stock ownership requirements are met, each executive is required to retain until retirement 50% of shares acquired upon vesting of restricted share units or upon exercise of stock options that vest after March 1, 2011, after deducting shares used to pay for the option exercise price and taxes. Unvested restricted share units, unexercised stock options and any stock appreciation rights do not count towards meeting the stock ownership requirement. Those who have been named executive officers since 2011, when this policy was last amended, namely Messrs. Kleinfeld and Jarrault, met the guidelines as of January 31, 2016. Messrs. Oplinger and Harvey, and Ms. Strauss, who were appointed to their current positions within the past four years, have not yet met the guidelines.

We Schedule and Price Stock Option Grants to Promote Transparency and Consistency. Alcoa grants stock options to named executive officers at a fixed time every year—generally the date of the Board and Committee meetings in January. Such meetings occur after we release earnings for the prior year and the performance of the Company for that year is publicly disclosed. The exercise price of employee stock options is the closing price of our stock on the grant date, as reported on the New York Stock Exchange.

We Have Clawback Policies Incorporated into Our Incentive Plans. The 2009 and 2013 Alcoa Stock Incentive Plans, the Incentive Compensation Plan for annual cash incentives and the Alcoa Internal Revenue Code Section 162(m) Compliant Annual Cash Incentive Compensation Plan each contain provisions permitting recovery of performance-based compensation. These provisions are explained in “Corporate Governance—Recovery of Incentive Compensation.” The proposed 2013 Alcoa Stock Incentive Plan, as amended and restated, and the proposed Alcoa Internal Revenue Code 162(m) Compliant Annual Cash Incentive Compensation Plan, as amended and restated, discussed in Items 4 and 5 herein, respectively, also contain clawback provisions.

We Have Double-Trigger Equity Vesting in the Event of a Change in Control. Awards granted under the 2009 Alcoa Stock Incentive Plan after February 15, 2011 and all awards granted under the 2013 Alcoa Stock Incentive Plan do not immediately vest upon a change in control if a replacement award is provided. The replacement award will vest immediately if, within a two-year period following a change in control, a plan participant is terminated without cause or leaves for “good reason.” Performance-

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Executive Compensation | Compensation Discussion and Analysis | Compensation Design and Philosophy (continued)

based stock awards will be converted to time-vested stock awards upon a change in control under the following terms: (i) if 50% or more of the performance period has been completed as of the date on which the change in control has occurred, then the number of shares or the value of the award will be based on actual performance completed as of the date of the change in control; or (ii) if less than 50% of the performance period has been completed as of the date on which the change in control has occurred, then the number of shares or the value of the award will be based on the target number or value. The proposed 2013 Alcoa Stock Incentive Plan, as amended and restated, discussed in Item 4 herein, contains the same provision.

We Pay Reasonable Salaries to Our Senior Executives. Each named executive officer receives a salary that is determined after consideration of the median of the peer group for his or her position (as explained above and in Attachment B), performance and other factors. We pay salaries to the named executive officers to ensure an appropriate level of fixed compensation that enables the attraction and retention of highly skilled executives and mitigates the incentive to assume highly risky business strategies to maximize annual cash incentive compensation.

We Provide Appropriate Benefits to Our Senior Executives. The named executive officers participate in the same benefit plans as our salaried employees. We provide retirement and benefit plans to senior executives for the same reasons we provide them to employees—to provide a competitive compensation package that offers an opportunity for retirement, savings and health and welfare benefits. Retirement plans for senior executives generally pay the same formula amount as retirement plans for salaried employees, other than for Mr. Kleinfeld. Mr. Kleinfeld has an individual arrangement offset by retirement benefits provided by a prior employer. See discussion relating to “2015 Pension Benefits” on page 65.

We Have a Conservative Compensation Risk Profile. The Compensation Committee evaluates the risk profile of our compensation programs when establishing policies and approving plan design, and the Board of Directors annually considers risks related to compensation in its oversight of enterprise risk management. These evaluations noted numerous ways in which compensation risk is effectively managed or mitigated, including the following factors:

•	A balance of corporate and business unit weighting in incentive compensation plans;
•	A balanced mix between short-term and long-term incentives;
•	Caps on incentives;
•	Use of multiple performance measures in the annual cash incentive compensation plan and the equity incentive plan, with a focus on operational targets to drive free cash flow and profitability;
•	Discretion retained by the Compensation Committee to adjust awards;
•	Stock ownership guidelines requiring holding substantial equity in the Company until retirement;
•	Clawback policies applicable to all forms of incentive compensation;
•	Anti-hedging provisions in the Insider Trading Policy; and
•	Restricting stock options to 20% of the value of equity awards to senior officers.

In addition, (i) no business unit has a compensation structure significantly different from that of other units or that deviates significantly from the Company’s overall risk and reward structure; (ii) unlike financial institutions involved in the financial crisis, where leverage exceeded capital by many multiples, the Company has a conservative leverage policy; and (iii) compensation incentives are not based on the results of speculative trading. In 1994, the Board of Directors adopted resolutions creating the Strategic Risk Management Committee with oversight of hedging and derivative risks and a mandate to use such instruments to manage risk and not for speculative purposes. As a result of these evaluations, we have determined that it is not reasonably likely that risks arising from our compensation and benefit plans would have a material adverse effect on the Company. See discussion related to “The Board’s Role in Risk Oversight” beginning on page 24.

We Consider Tax Deductibility When Designing and Administering Our Incentive Compensation. Section 162(m) of the Internal Revenue Code limits deductibility of certain compensation to $1 million per year for the Company’s Chief Executive Officer and each of the three other most highly compensated executive officers (other than the Chief Financial Officer) who are employed at year-end. If certain conditions are met, performance-based compensation may be excluded from this limitation. Our shareholder-approved incentive compensation plans are designed with the intention that performance-based compensation paid under them may be eligible to qualify for deductibility under Section 162(m) and, in making compensation decisions, the Compensation Committee considers the potential deductibility of the proposed compensation. However, the Compensation Committee retains flexibility in administering our compensation programs and may exercise discretion to authorize awards or payments that it deems to be in the best interests of the Company and its shareholders which may not qualify for tax deductibility.

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Executive Compensation | Compensation Discussion and Analysis | Compensation Design and Philosophy (continued)

The Compensation Committee Retains an Independent Compensation Consultant. The Compensation Committee has authority under its charter to retain its own advisors, including compensation consultants. In 2015, the Committee directly retained Pay Governance LLC, which is independent and without conflicts of interest with the Company. See “Corporate Governance—Compensation Consultants” on page 30. Pay Governance LLC provided advice as requested by the Committee, on the amount and form of certain executive compensation components, including, among other things, executive compensation best practices, insights concerning SEC and say-on-pay policies, analysis and review of the Company’s compensation plans for executives and advice on setting the CEO’s compensation. Pay Governance LLC also provided advice on the Compensation Discussion and Analysis in this proxy statement. Pay Governance LLC did not provide any services to the Company other than the services provided directly to the Compensation Committee. We use comparative compensation data from the proxy statements of the CEO peer group of 20 companies and survey data from Towers Watson to help evaluate whether our compensation programs are competitive with the market. The latter is not customized based on parameters developed by Towers Watson. Towers Watson does not provide any advice or recommendations to the Compensation Committee on the amount or form of executive or director compensation.

We Actively Engage in Compensation and Governance-Related Discussions with Investors. We engage with investors throughout the year to obtain comments and insights that guide our executive compensation programs. Conversations with governance and compensation professionals at our investors help us understand investor priorities and provide us with guidance on our compensation and governance practices.

What We Don’t Do

We Do Not Pay Dividend Equivalents on Stock Options and Unvested Restricted Share Units. Dividend equivalents are not paid currently on any restricted share units (including performance share units), but are accrued and paid only if the award vests. Dividend equivalents that accrue on restricted share units will be calculated at the same rate as dividends paid on the common stock of the Company. Dividend equivalents are not paid on stock options.

We Do Not Allow Share Recycling. The 2009 and 2013 Alcoa Stock Incentive Plans prohibit share recycling. Shares tendered in payment of the purchase price of a stock option award or withheld to pay taxes may not be added back to the available pool of shares. The proposed 2013 Alcoa Stock Incentive Plan, as amended and restated, discussed in Item 4 herein, also prohibits share recycling.

We Do Not Allow Repricing of Underwater Stock Options (including cash-outs). The 2009 and 2013 Alcoa Stock Incentive Plans prohibit repricing, including cash-outs of underwater stock options. The proposed 2013 Alcoa Stock Incentive Plan, as amended and restated, discussed in Item 4 herein, also prohibits repricing (including cash-outs).

We Do Not Allow Hedging or Pledging of Company Stock. Short sales of Alcoa securities (a sale of securities which are not then owned) and derivative or speculative transactions in Alcoa securities by our directors, officers and employees are prohibited. No director, officer or employee or any designee of such director, officer or employee is permitted to purchase or use financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of Alcoa securities. Directors and officers subject to Section 16 of the Securities Exchange Act of 1934 are prohibited from holding Alcoa securities in margin accounts, pledging Alcoa securities as collateral, or maintaining an automatic rebalance feature in savings plans, deferred compensation or deferred fee plans.

We Do Not Have Excise Tax Gross-Ups for New Participants in Our Change in Control Severance Plan. The Change in Control Severance Plan provides that no excise or other tax gross-ups will be paid, and severance benefits will be available only upon termination of employment for “good reason” by an officer or without cause by the Company within three years after a change in control of the Company, with regard to any new plan participants after January 1, 2010. For a discussion of the Change in Control Severance Plan, see “Potential Payments upon Termination or Change in Control” beginning on page 67.

We Do Not Enter into Multi-Year Employment Contracts. It is the policy of the Compensation Committee not to enter into multi-year employment contracts with senior executives providing for guaranteed payments of cash or equity compensation.

We Do Not Provide Significant Perquisites. Consistent with our executive compensation philosophy and our commitment to emphasize performance-based pay, we limit the perquisites that we provide to our executive officers, including the named executive officers, to perquisites that serve reasonable business purposes. (For the named executive officers, see “Notes to 2015 Summary Compensation Table—Column (i)—All Other Compensation” on page 62.) For the Chief Executive Officer only, the Company provides for his personal use of Company aircraft and a Company car, and maintenance of security features of his personal residence. The transportation benefits provided to the Chief Executive Officer are for security and efficiency reasons and to focus as much of his personal time on Company business as possible. No tax gross-ups are provided on these perquisites.

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Executive Compensation (continued)

2015 Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
Klaus Kleinfeld Chairman and Chief Executive Officer	2015	$1,440,000	$—	$8,600,394	$2,150,025	$1,816,020	$3,246,848	$232,942	$17,486,229
	2014	$1,440,000	$—	$6,960,058	$1,740,011	$3,228,984	$4,568,900	$220,569	$18,158,522
	2013	$1,440,000	$—	$6,560,011	$1,640,016	$3,177,360	$1,788,146	$220,273	$14,825,806
William F. Oplinger Executive Vice President and Chief Financial Officer	2015	$541,667	$—	$1,600,406	$400,020	$479,375	$327,386	$37,500	$3,386,354
	2014	$500,000	$—	$1,288,037	$322,028	$849,375	$413,526	$30,000	$3,402,966
	2013	$436,875	$—	$800,088	$202,138	$650,557	$90,220	$26,213	$2,206,091

Olivier M. Jarrault Executive Vice President and Group President, Engineered Products and Solutions	2015	$595,833	$—	$1,600,406	$400,020	$288,830	$302,283	$15,900	$3,203,272
	2014	$550,000	$—	$1,600,027	$400,014	$845,625	$510,445	$25,600	$3,931,711
	2013	$500,000	$—	$1,472,038	$368,010	$848,900	$114,162	$15,300	$3,318,410

Audrey Strauss Executive Vice President, Chief Legal Officer and Secretary	2015	$565,000	$—	$1,408,208	$352,013	$550,027	$—	$76,189	$2,951,437
	2014	$565,000	$—	$1,408,042	$352,018	$844,619	$—	$78,277	$3,247,956
	2013	$565,000	$—	$1,408,013	$352,016	$914,227	$—	$65,107	$3,304,363

Roy C. Harvey Executive Vice President and Group President, Global Primary Products	2015	$508,068	$—	$1,100,318	$275,039	$454,307	$160,233	$523,369	$3,021,334
Robert G. Wilt Former Executive Vice President and Group President, Global Primary Products	2015	$528,750	$—	$1,600,406	$400,020	$517,644	$436,016	$15,900	$3,498,736
	2014	$470,000	$—	$1,232,064	$308,026	$880,663	$492,492	$15,600	$3,398,845

Notes to 2015 Summary Compensation Table

Column (a)—Named Executive Officers. The named executive officers include the chief executive officer, the chief financial officer, and the four other most highly compensated executives who, other than Mr. Wilt, were serving as executive officers at December 31, 2015 (the transition of the role of Executive Vice President and Group President, Global Primary Products from Mr. Wilt to Mr. Harvey was effective October 5, 2015). Under applicable SEC rules, we have excluded Mr. Harvey’s compensation for 2014 and 2013 and Mr. Wilt’s compensation for 2013, as they were not named executive officers in those years. For purposes of determining the most highly compensated executive officers, the amounts shown in column (h) were excluded.

Column (c)—Salary. This column represents each of the named executive officer’s annual base salary. Effective March 1, 2015, the Compensation and Benefits Committee approved salary increases for Messrs. Oplinger, Jarrault and Wilt based on their strong performance in the previous year and to bring their salaries closer to market. Further details are included in the “Analysis of 2015 Compensation Decisions” section on page 52.

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Executive Compensation (continued)

Columns (e) and (f)—Stock Awards and Option Awards. The value of stock awards in column (e) and stock options in column (f) equals the grant date fair value, which is calculated in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation—Stock Compensation. Performance share awards granted in January 2015 are shown at 100% of target. The fair value of the performance awards on the date of grant was as follows:

Name	Grant Date Value of Performance Award
	At Target	At Maximum
Klaus Kleinfeld	$8,600,394	$17,200,788
William F. Oplinger	$1,600,406	$3,200,812
Olivier M. Jarrault	$1,600,406	$3,200,812
Audrey Strauss	$1,408,208	$2,816,416
Roy C. Harvey	$1,100,318	$2,200,636
Robert G. Wilt	$1,600,406	$3,200,812

Stock awards are valued at the market price of a share of stock on the date of grant as determined by the closing price of our common stock. At the date of grant on January 20, 2015, the closing price of our common stock was $15.55. At December 31, 2015, the closing price of our common stock was $9.87.

For a discussion of the assumptions used to estimate the fair value of stock awards and stock options, please refer to the following sections in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015: “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-based Compensation” on page 87 and the disclosures on “Stock-Based Compensation” in Notes A and R to the Consolidated Financial Statements on pages 101 and 143 to 144, respectively.

Column (g)—Non-Equity Incentive Plan Compensation. Reflects cash payments made under the annual Incentive Compensation Plan for 2015 performance. See the “2015 Annual Cash Incentive Compensation” section starting on page 55.

Column (h)—Change in Pension Value and Nonqualified Deferred Compensation Earnings. The amount shown reflects the aggregate change in the actuarial present value of each named executive officer’s accumulated benefit under all defined benefit and actuarial plans, including supplemental plans, from December 31, 2014 to December 31, 2015. Increases are attributable to changes in the discount rate, mortality and exchange rate assumptions used for measurement of pension obligations from 2014 to 2015. Ms. Strauss has no change in pension value because she is not eligible to participate in the defined benefit pension plan, which was closed to employees hired after March 1, 2006.

Earnings on deferred compensation are not reflected in this column because the return on earnings is calculated in the same manner and at the same rate as earnings on externally managed investments of salaried employees participating in the tax-qualified 401(k) plan and dividends on Company stock are paid at the same rate as dividends paid to shareholders.

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Executive Compensation (continued)

Column (i)—All Other Compensation.

Company Contributions to Savings Plans. The named executive officers are eligible to participate in the Alcoa Retirement Savings Plan and the Deferred Compensation Plan for U.S. salaried employees. Under our 401(k) tax-qualified retirement savings plan, participating employees may contribute up to 25% of base pay on a pretax basis and up to 10% on an after-tax basis. Alcoa matches 100% of employee pretax contributions up to 6% of base pay. If a named executive officer’s contributions to the savings plan exceed the limit on contributions imposed by the Internal Revenue Code, the executive may elect to have the amount over the limit “spill over” into the nonqualified Deferred Compensation Plan. For U.S. salaried employees hired after March 1, 2006, including Mr. Kleinfeld and Ms. Strauss, the Company also makes an Employer Retirement Income Contribution in an amount equal to 3% of salary and annual incentive compensation eligible for contribution to the Alcoa Retirement Savings Plan. In 2015, the Company’s contributions were as follows:

Name	Company Matching Contribution		3% Retirement Contribution		Total Company Contribution
	Savings Plan	Def. Comp. Plan	Savings Plan	Def. Comp. Plan
Klaus Kleinfeld	$15,900	$70,500	$7,950	$0	$94,350
William F. Oplinger	$15,900	$16,600	$0	$0	$32,500
Olivier M. Jarrault	$15,900	$0	$0	$0	$15,900
Audrey Strauss	$15,900	$18,000	$7,950	$34,339	$76,189
Roy C. Harvey	$15,900	$0	$0	$0	$15,900
Robert G. Wilt	$15,900	$0	$0	$0	$15,900

Company aircraft, car service and security. In 2015, the incremental cost of Mr. Kleinfeld’s personal use of Company aircraft was valued at $89,329. The incremental cost for the use of the Company aircraft is calculated based on the variable costs to the Company, including fuel costs, mileage, trip-related maintenance, universal weather monitoring costs, on-board catering, landing and ramp fees and other miscellaneous variable costs. Fixed costs, which do not change based on usage, such as pilot salaries, the lease costs of the Company aircraft and the cost of maintenance not related to trips, are excluded. Additionally in 2015, Mr. Kleinfeld had personal use of a Company car and driver valued at $48,651. Personal use of a Company car includes Mr. Kleinfeld’s commute to and from his home in Westchester County, New York and the Alcoa office in New York City. The Company also covered maintenance of security features of the CEO’s personal residence at a cost of $612 in 2015.

Relocation Expenses. In 2015, Alcoa provided a cash allowance of $265,000 to Mr. Harvey related to his temporary commuting arrangement between his home in Knoxville, TN and Company headquarters in New York, NY, in his prior role as Executive Vice President, Human Resources and Environment, Health, Safety and Sustainability. An additional $242,469, which includes a gross-up amount of $87,009, was provided as part of his permanent relocation to New York, NY, in his new current role as Executive Vice President and Group President, Global Primary Products.

Charitable Contributions. In 2015, the Alcoa Foundation matched $5,000 in contributions made by Mr. Oplinger to an approved charitable organization.

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2016 PROXY STATEMENT

Executive Compensation (continued)

2015 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	2015 Grant Date Fair Value of Stock and Option
Name	Grant Dates	Threshold ($)	Target ($)	Maximum[4] ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	Options[3] (#)	Awards ($/sh)	Awards ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Klaus Kleinfeld		$1,080,000	$2,160,000	$6,480,000
	1/20/2015				0	553,080	1,106,160	—	480,990	$15.55	$10,750,419
William F. Oplinger		$ 270,833	$ 541,667	$1,625,000
	1/20/2015				0	102,920	205,840	—	89,490	$15.55	$ 2,000,426
Olivier M. Jarrault		$ 297,917	$ 595,833	$1,787,500
	1/20/2015				0	102,920	205,840	—	89,490	$15.55	$ 2,000,426
Audrey Strauss		$ 282,500	$ 565,000	$1,695,000
	1/20/2015				0	90,560	181,120	—	78,750	$15.55	$ 1,760,221
Roy C. Harvey		$ 206,925	$ 413,849	$1,241,548
	1/20/2015				0	70,760	141,520	—	61,530	$15.55	$ 1,375,357
Robert G. Wilt		$ 264,375	$ 528,750	$1,586,250
	1/20/2015				0	102,920	205,840	—	89,490	$15.55	$ 2,000,426
1	2015 annual cash incentive awards made under the Incentive Compensation Plan—see “Compensation Discussion and Analysis—2015 Annual Cash Incentive Compensation” on page 55.
2	Performance equity awards in the form of restricted share units, granted under the 2013 Alcoa Stock Incentive Plan. See “Compensation Discussion and Analysis—2015 Equity Awards: Stock Options and Performance-Based Restricted Share Units” on page 56.
3	Time-vested stock options granted under the 2013 Alcoa Stock Incentive Plan, which vest ratably over a 3-year period and terminate the earlier of 10 years after grant or 5 years after retirement.
4	The maximum award under the 2015 cash incentive compensation plan formula is 200% of target. However, the Compensation and Benefits Committee has retained discretion to reduce the calculated award to zero or increase the calculated award by up to 150% of the calculated amount. The maximum amount of the award shown in this column is 150% of 200% to show the maximum discretionary amount that could possibly be awarded.

Grants of Plan-Based Awards (Actual Awards)

The Grants of Plan-Based Awards table sets forth the 2015 cash incentive and equity incentive opportunity for the named executive officers. The 2015 awards targets and performance are discussed in “Compensation Discussion and Analysis.”

Mr. Kleinfeld. On January 20, 2015, Mr. Kleinfeld received an annual grant of 480,990 stock options and a grant of performance equity with a target amount of 553,080 restricted share units. The earned amount of the first third of the performance equity award was 129,790 restricted share units. He was paid cash incentive compensation for 2015 in the amount of $1,816,020.

Mr. Oplinger. On January 20, 2015, Mr. Oplinger received an annual grant of 89,490 stock options and a grant of performance equity with a target amount of 102,920 restricted share units. The earned amount of the first third of the performance equity award was 24,153 restricted share units. He was paid cash incentive compensation for 2015 in the amount of $479,375.

Mr. Jarrault. On January 20, 2015, Mr. Jarrault received an annual grant of 89,490 stock options and a grant of performance equity with a target amount of 102,920 restricted share units. The earned amount of the first third of the performance equity award was 24,153 restricted share units. He was paid cash incentive compensation for 2015 in the amount of $288,830.

Ms. Strauss. On January 20, 2015, Ms. Strauss received an annual grant of 78,750 stock options and a grant of performance equity with a target amount of 90,560 restricted share units. The earned amount of the first third of the performance equity award was 21,252 restricted share units. She was paid cash incentive compensation for 2015 in the amount of $550,027.

Mr. Harvey. On January 20, 2015, Mr. Harvey received an annual grant of 61,530 stock options and a grant of performance equity with a target amount of 70,760 restricted share units. The earned amount of the first third of the performance equity award was 16,606 restricted share units. He was paid cash incentive compensation for 2015 in the amount of $454,307.

Mr. Wilt. On January 20, 2015, Mr. Wilt received an annual grant of 89,490 stock options and a grant of performance equity with a target amount of 102,920 restricted share units. The earned amount of the first third of the performance equity award was 24,153 restricted share units. He was paid cash incentive compensation for 2015 in the amount of $517,644.

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2016 PROXY STATEMENT

Executive Compensation (continued)

2015 Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities of Underlying Unexercised Options (Exercisable) (#)	Number of Securities Underlying Unexercised Options (Unexercisable) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Klaus Kleinfeld
Stock Awards[1]						909,473	$8,976,499*	1,219,619	$12,037,640*
Performance Options	886,320	—	—	$13.54	1/26/2020
Time-Vested Options[2]	—	480,990	—	$15.55	1/20/2025
	204,227	408,453	—	$11.04	1/16/2024
	488,100	244,050	—	$8.88	1/16/2023
	488,750	—	—	$10.17	1/20/2022
	383,070	—	—	$16.24	1/25/2021
William F. Oplinger
Stock Awards[1]						128,984	$1,273,072*	210,733	$2,079,935*
Time-Vested Options[2]	—	89,490	—	$15.55	1/20/2025
	37,797	75,593	—	$11.04	1/16/2024
	60,160	30,080	—	$8.88	1/16/2023
	99,600	—	—	$10.17	1/20/2022
	5,340	—	—	$16.24	1/25/2021
	15,240	—	—	$13.54	1/26/2020
Olivier M. Jarrault
Stock Awards[1]						205,656	$2,029,825*	254,796	$2,514,837*
Time-Vested Options[2]	—	89,490	—	$15.55	1/20/2025
	46,950	93,900	—	$11.04	1/16/2024
	55,527	54,763	—	$8.88	1/16/2023
	113,190	—	—	$10.17	1/20/2022
	40,330	—	—	$16.24	1/25/2021
	36,060	—	—	$13.54	1/26/2020
Audrey Strauss
Stock Awards[1]						191,678	$1,891,862*	228,439	$2,254,693*
Time-Vested Options[2]	—	78,750	—	$15.55	1/20/2025
	41,317	82,633	—	$11.04	1/16/2024
	104,767	52,383	—	$8.88	1/16/2023
Roy C. Harvey
Stock Awards[1]						20,651	$203,825*	91,626	$904,349*
Time-Vested Options[2]	—	61,530	—	$15.55	1/20/2025
	34,774	69,546		$11.04	1/16/2024
	13,920	13,920		$8.88	1/16/2023
	10,360	—	—	$10.17	1/20/2022
	24,480	—	—	$16.24	1/25/2021
Robert G. Wilt
Stock Awards[1]						153,461	$1,514,660*	184,840	$1,824,371*
Time-Vested Options[2]	—	89,490	—	$15.55	1/20/2025
	36,154	72,306	—	$11.04	1/16/2024
	68,160			$10.17	1/20/2022
	37,280	—	—	$13.54	1/26/2020

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2016 PROXY STATEMENT

Executive Compensation (continued)

*	The closing price of the company’s common stock on December 31, 2015 was $9.87.
[1]

Stock awards in column (g) include earned performance share awards and time-vested share awards. Stock awards in column (i) include unearned performance share awards at the target amount. In January 2016, the payout for the second one-third of performance share awards granted in January 2014 and the first one-third of performance share awards granted in January 2015 was determined to be 70.4%. These amounts are shown at target in column (i) above. The full earned amount will be shown in column (g) in next year’s proxy statement. All stock awards are in the form of restricted share units that vest three years from the date of grant and are paid in common stock when they vest.

[2]

Time-vested and performance options include stock options granted at the regular annual grant date when the Compensation and Benefits Committee meets in January. Options granted since 2009 have a term of ten years and vest over three years (1/3 each year).

2015 Option Exercises and Stock Vested

This table sets forth the value of stock options on the date of exercise and the value of restricted share units on the date of vesting for each of the named executive officers. Alcoa’s stock ownership guidelines emphasize requirements for holding equity after vesting of stock awards and exercise of options for senior executives, as described on page 57. This requirement ensures continued alignment between executive realizable value and shareholder value.

Name (a)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
	(b)	(c)	(d)	(e)
Klaus Kleinfeld	800,000	$5,286,960	745,110	$11,586,461
William F. Oplinger	16,867	$128,021	41,379	$643,443
Olivier M. Jarrault	—	—	172,557	$2,683,261
Audrey Strauss	—	—	—	—
Roy C. Harvey	—	—	12,913	$200,797
Robert G. Wilt	—	—	—	—

2015 Pension Benefits

Name[1]	Plan Name(s)	Years of Credited Service	Present Value of Accumulated Benefits	Payments During Last Fiscal Year
Klaus Kleinfeld	Individual Agreement	8.25	$15,936,038	N/A
William F. Oplinger	Alcoa Retirement Plan	15.78	$348,956
	Excess Benefits Plan C		$911,063
	Total		$1,260,019	N/A
Olivier M. Jarrault	Alcoa Retirement Plan	13.08	$373,582
	Excess Benefits Plan C		$1,556,954
	Total		$1,930,536	N/A
Roy C. Harvey	Alcoa Retirement Plan	13.87	$227,448
	Excess Benefits Plan C		$316,112
	Total		$543,560	N/A
Robert G. Wilt	Alcoa Retirement Plan	16.49	$454,929
	Excess Benefits Plan C		$1,095,100
	Total		$1,550,029	N/A
1	Ms. Strauss does not appear in the table as she is not eligible to participate in the defined benefit pension plan, which was closed to employees hired after March 1, 2006.

Valuation and Assumptions: For a discussion of the valuation method and assumptions applied in quantifying the present value of the accumulated benefit, please refer to the following sections in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015: “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Pension and Other Postretirement Benefits” on pages 85 to 86 and Note W to the Consolidated Financial Statements on pages 150 to 158.

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2016 PROXY STATEMENT

Executive Compensation (continued)

Qualified Defined Benefit Plan. In 2015, Messrs. Oplinger, Jarrault, Harvey and Wilt participated in the Alcoa Retirement Plan. The Alcoa Retirement Plan is a funded, tax-qualified, non-contributory defined benefit pension plan that covers a majority of U.S. salaried employees. Benefits under the plan are based upon years of service and final average earnings. Final average earnings include salary plus 100% of annual cash incentive compensation, and are calculated using the average of the highest five of the last ten years of earnings (high consecutive five for Messrs. Oplinger, Jarrault and Harvey). The Alcoa Retirement Plan reflects compensation limits imposed by the U.S. tax code, which was $265,000 for 2015. The base benefit payable at age 65 is 1.1% of final average earnings up to the Social Security covered compensation limit plus 1.475% of final average earnings above the Social Security covered compensation limit, times years of service. Benefits are payable as a single life annuity, a reduced 50% joint and survivor annuity, or a reduced 75% joint and survivor annuity upon retirement.

Nonqualified Defined Benefit Plans. Messrs. Oplinger, Jarrault, Harvey and Wilt participate in the Excess Benefits Plan C. This plan is a nonqualified plan which provides for benefits that exceed the limits on compensation imposed by the U.S. tax code. The benefit formula is identical to the Alcoa Retirement Plan formula. Benefits under the nonqualified plan are payable as a reduced 50% joint and survivor annuity if the executive is married. Otherwise, the benefit is payable as a single life annuity.

Individual Agreements. Mr. Kleinfeld is entitled to a supplemental retirement benefit payable annually after retirement equal to the excess of the product of 4.35% multiplied by years of service multiplied by average final compensation, over a retirement pension payable by Siemens AG (Mr. Kleinfeld’s previous employer).

Alcoa Retirement Savings Plan. For U.S. salaried employees hired on or after March 1, 2006, including Mr. Kleinfeld and Ms. Strauss, the Company makes an Employer Retirement Income Contribution (ERIC) in an amount equal to 3% of salary and annual incentive eligible for contribution to the Alcoa Retirement Savings Plan as a pension contribution in lieu of a defined benefit pension plan, which was available to employees hired before March 1, 2006. The Company contributed $7,950 to the accounts of Mr. Kleinfeld and Ms. Strauss in 2015. In addition, all U.S. salaried employees, including the named executive officers, are eligible to receive a Company matching contribution of 100% up to the first 6% of deferred salary. In 2015, the Company matching contribution amount was $15,900 each for Messrs. Kleinfeld, Oplinger, Jarrault, Harvey and Wilt and Ms. Strauss. These amounts are included in the column “All Other Compensation” in the “2015 Summary Compensation Table” on page 60.

2015 Nonqualified Deferred Compensation

Name	Executive Contributions in 2015 ($)	Registrant Contributions in 2015 ($)	Aggregate Earnings in 2015 (d)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2015 FYE ($)
(a)	(b)	(c)		(e)	(f)
Klaus Kleinfeld	$70,500	$70,500	($177,566) E	—	$1,276,367
			$ 3,933 D
William F. Oplinger	$522,538	$16,600	($ 26,528) E	—	$ 816,321
			$ 324 D
Olivier M. Jarrault	—	—	—	—	—
Audrey Strauss	$18,000	$52,339	($ 17,349) E	—	$ 232,934
			$ 357 D
Roy C. Harvey	—	—	—	—	—
Robert G. Wilt	—	—	—	—	—
E—Earnings
D—Dividends	on Alcoa common stock or share equivalents

The investment options under the nonqualified Deferred Compensation Plan are the same choices available to all salaried employees under the Alcoa Retirement Savings Plan and the named executive officers do not receive preferential earnings on their investments. The named executive officers may defer up to 25% of their salaries in total to the Alcoa Retirement Savings Plan and Deferred Compensation Plan and up to 100% of their annual cash incentive compensation to the Deferred Compensation Plan.

To the extent the executive elects, the Company contributes matching contributions on employee base salary deferrals that exceed the limits on compensation imposed by the U.S. tax code. In 2015, the Company matching contribution amount was $70,500 for Mr. Kleinfeld, $16,600 for Mr. Oplinger and $18,000 for Ms. Strauss.

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Executive Compensation (continued)

In addition, when the U.S. tax code limits on Employer Retirement Income Contributions (ERIC) to the Alcoa Retirement Savings Plan are reached, the ERIC contributions are made into the Deferred Compensation Plan. In 2015, the Company contributed $34,339 for Ms. Strauss. Mr. Kleinfeld does not receive these deferred compensation contributions due to his individual pension agreement. Messrs. Oplinger, Jarrault, Harvey and Wilt do not receive these deferred compensation contributions because they participate in the Company’s defined benefit pension plan.

These amounts are included in the column “All Other Compensation” in the “2015 Summary Compensation Table” on page 60.

The principal benefit to executives of the Deferred Compensation Plan is that U.S. taxes are deferred until the investment is withdrawn, so that savings accumulate on a pretax basis. The Company also benefits from this arrangement because it does not use its cash to pay the salaries or incentive compensation of the individuals who have deferred receipt of these amounts. The Company may use this cash for other purposes until the deferred account is paid to the individual upon termination of employment. All nonqualified pension and deferred compensation are general unsecured assets of the Company until paid. Upon termination of employment, deferred compensation will be paid in cash as a lump sum or in up to ten annual installments, depending on the individual’s election, account balance and retirement eligibility.

Potential Payments upon Termination or Change in Control

Executive Severance Agreements. Alcoa has entered into severance agreements with certain executives to facilitate transitioning key positions to suit the timing needs of the Company. The agreements provide for higher severance benefits than the Alcoa severance plan for salaried employees, but these agreements also require the executives to agree to a two-year non-competition and non-solicitation provision. Messrs. Oplinger, Jarrault, Wilt and Ms. Strauss have executive severance agreements, which provide that, if their employment is terminated without cause, they will receive two years’ salary, continued health care benefits for a two-year period, and two additional years of pension accrual. They will also receive a lump sum severance payment of $50,000 upon execution of a general release of legal claims against the Company prior to the scheduled payment date. No severance payments will be made under these agreements unless the general release is signed. Mr. Kleinfeld has a similar severance agreement containing the terms described above except that it provides for two years’ salary and annual cash incentive at the target amount. Mr. Harvey does not have an executive severance agreement. If severance payments or benefits are payable under the Change in Control Severance Plan, described below, no payments will be paid under the executive severance agreements.

Name	Estimated net present value of cash severance payments	Estimated net present value of additional pension credits	Estimated net present value of continued health care benefits	Total
Klaus Kleinfeld	$7,075,329	$3,627,614	$38,275	$10,741,218
William F. Oplinger	$1,123,314	$ 138,900	$37,916	$ 1,300,130
Olivier M. Jarrault	$1,230,646	$ 277,400	$38,275	$ 1,546,320
Audrey Strauss	$1,152,586	$ 66,155	$ 691	$ 1,219,432

Mr. Wilt’s severance agreement will be triggered on August 1, 2016 and he is entitled to be paid the following amounts under the terms of that agreement:

•	Lump sum severance of $1,081,000, which is equivalent to two years of salary.
•	Lump sum payment estimated at $181,493, which is equivalent to the value of two years additional pension service.
•	Lump sum payment of $50,000 for the release of legal claims against the Company.
•	Continuation of health care benefits for two years.

Potential Payments upon a Change in Control. In 2002, the Board of Directors approved a Change in Control Severance Plan for officers and other key executives designated by the Compensation and Benefits Committee. The plan is designed to retain key executives during the period that a transaction is being negotiated or during a period in which a hostile takeover is being attempted and to ensure the impartiality of the key negotiators for the Company. The Change in Control Severance Plan provides each of the named executive officers, except for Mr. Wilt who was not an officer as of December 31, 2015, with termination compensation if their employment is terminated without cause or terminated by them in certain circumstances, in either case within three years after a change in control of the Company. Mr. Kleinfeld, who is in a key position to negotiate or handle a

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Executive Compensation (continued)

change in control transaction, may elect, if he has not been terminated or left for good reason sooner, to leave the Company during a window period of 30 days which begins six months after a change in control. The Compensation and Benefits Committee froze this provision of the Change in Control Severance Plan as of January 1, 2010, and no additional employees will be entitled to this provision of the plan, but rather must be terminated or leave for good reason to be eligible to receive a payment under the plan. Messrs. Oplinger, Jarrault, Harvey and Ms. Strauss are currently subject to this requirement.

Compensation provided by the plan includes: a cash payment equal to three times annual salary plus target annual cash incentive compensation; continuation of health care benefits for three years; growth on pension credits for three years; reimbursement of excise taxes; reimbursement for additional tax liability resulting from reimbursement of excise taxes; and six months outplacement.

The Compensation and Benefits Committee determined to freeze the reimbursement of excise taxes and the reimbursement for additional tax liability resulting from reimbursement of excise taxes effective for new plan participants on and after January 1, 2010. Mr. Oplinger, who became an officer in 2013, Ms. Strauss, who was hired and became an officer in 2012, and Mr. Harvey, who became an officer in 2014 are not eligible to receive these benefits.

The Compensation and Benefits Committee periodically reviews market data, which indicate that most companies have such plans or adopt such plans when a change in control is imminent. The amounts shown in the table below include the estimated net present value of accelerated vesting of stock options and stock awards. All awards made since February 2011 do not vest immediately upon a change of control if a replacement award is provided.

Change in Control Severance Benefits

Name	Estimated net present value of change in control severance and benefits	Potential excise tax liability and gross-up for excise taxes	Total
Klaus Kleinfeld	$18,667,366	$ 0	$18,667,366
William F. Oplinger	$ 4,539,639	Not eligible	$ 4,539,639
Olivier M. Jarrault	$ 4,715,533	$ 0	$ 4,715,533
Audrey Strauss	$ 4,055,873	Not eligible	$ 4,055,873
Roy C. Harvey	$ 3,659,881	Not eligible	3,659,881

Retirement benefits. If Mr. Kleinfeld had voluntarily terminated employment as of December 31, 2015, it is estimated that his supplemental executive retirement pension would have paid an annual annuity of $1,102,895 starting at age 60. If Messrs. Oplinger, Jarrault, Harvey and Wilt had voluntarily terminated employment as of December 31, 2015, it is estimated that their pensions would have paid an annual annuity as follows:

	Annuity	Starting at Age
William F. Oplinger	$78,316	55
Olivier M. Jarrault	$93,000	55
Roy C. Harvey	$45,560	55
Robert G. Wilt	$193,505	62

Ms. Strauss is not eligible to participate in the defined benefit pension plan, which was closed to employees hired after March 1, 2006.

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2016 PROXY STATEMENT

Item 4 Approval of 2013 Alcoa Stock Incentive Plan, as Amended and Restated, including Approval of Material Terms under Code Section 162(m)

We are seeking shareholder approval of amendments to the 2013 Alcoa Stock Incentive Plan (the “2013 Alcoa Stock Incentive Plan, as Amended and Restated” or “Amended 2013 Plan”) to authorize 85 million additional shares of common stock for issuance under the Amended 2013 Plan, to address changes in applicable law, to improve the Company’s corporate governance and ability to administer the plan, and to implement other best practices.

In February 2016, the Board of Directors approved the Amended 2013 Plan, subject to approval by shareholders at the 2016 annual meeting. If approved, the Amended 2013 Plan will become effective on May 6, 2016.

The Board recommends that you vote for approval of the Amended 2013 Plan. The Board believes that it is in the best interests of the Company and our shareholders to approve the Amended 2013 Plan in order to continue to motivate outstanding employee performance. Based on the amount of awards granted in the past, as discussed in more detail below, the shares remaining available for awards under the 2013 Alcoa Stock Incentive Plan will be insufficient to satisfy our equity compensation needs for 2016 and beyond. The 2013 Alcoa Stock Incentive Plan is the Company’s only active employee equity plan. If our shareholders do not approve the Amended 2013 Plan, we will experience a shortfall of shares available for issuance for stock-based compensation awards that we believe may adversely affect our ability to attract, retain and reward employees who contribute to our long-term success.

Approval of Material Terms of the Performance Goals under Code Section 162(m)

In order to preserve our ability to deduct in full for U.S. federal income tax purposes compensation that certain of the Company’s officers may recognize in connection with performance-based awards that may be granted in the future under the Amended 2013 Plan, the shareholders of the Company are also being asked to approve certain material terms of the performance goals for performance-based awards granted under the Amended 2013 Plan. Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the Chief Executive Officer or to any of the three other most highly compensated officers of a publicly held company other than the Chief Financial Officer. However, certain types of compensation, including “qualified performance-based” compensation, are generally excluded from this limit. To enable compensation in connection with awards granted under the Amended 2013 Plan that are contingent on the attainment of performance goals to constitute “qualified performance-based” compensation within the meaning of Section 162(m) of the Internal Revenue Code, the shareholders of the Company are being asked to approve the material terms of the applicable performance goals.

By approving the Amended 2013 Plan, the shareholders will be approving, among other things: (i) the eligibility requirements for participation in the Amended 2013 Plan; (ii) the performance criteria upon which certain awards of restricted shares and restricted share units may be based; (iii) the maximum numbers of shares subject to stock options, stock appreciation rights, restricted shares and restricted share units intended to qualify as performance-based compensation under Section 162(m) that may be granted to a participant in any calendar year; and (iv) the maximum dollar amount that a participant may receive upon settlement of a performance award that is valued by reference to property other than shares, as discussed in more detail below.

Material Changes to the 2013 Alcoa Stock Incentive Plan

The following summary highlights the proposed material changes to the 2013 Alcoa Stock Incentive Plan.

•	The number of shares reserved for issuance pursuant to awards granted under the Amended 2013 Plan has been increased by 85 million shares to 140 million shares.
•

The maximum number of shares subject to awards that are intended to qualify as performance-based compensation under Section 162(m) that may be granted to any participant in a calendar year has been increased from 6 million shares to

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10 million shares with respect to awards in the form of stock options or stock appreciation rights, and has been increased from 1.5 million shares to 4 million shares with respect to awards in the form of restricted share awards or restricted share units, in each case subject to adjustment as provided for in the Amended 2013 Plan.

•

The maximum dollar value payable with respect to performance awards that are valued by reference to property other than shares and that are intended to qualify as performance-based compensation under Section 162(m) that may be granted to any participant in a calendar year has been increased from $10 million to $15 million.

•	The maximum amount in any one-year period for awards to a non-employee director has been changed from 10,000 shares to $250,000 based on grant date fair value.
•	The definition of change in control has been clarified to expressly exclude certain types of transactions.
•

The administrative authority has been amended to specifically address the plan administrator’s authority to determine whether any corporate transaction, such as a spin-off or joint venture, will result in a participant’s termination of service, as well as to provide for the plan administrator’s ability to modify the terms of outstanding awards.

•

The capitalization adjustment provision has been revised to provide for such automatic, non-discretionary adjustments to the share reserve and Section 162(m) award limitations and number of shares and terms of outstanding awards (including the exercise price and any performance criteria, if applicable) as the plan administrator deems equitable in the case of an equity restructuring transaction (as defined in the Amended 2013 Plan), while giving the plan administrator discretion over the adjustments or other amendments that may be made in the case of other corporate transactions or events.

•

The provision addressing transferability of awards has been revised to give the Company authority to disallow the transfer of awards pursuant to a participant’s beneficiary designation or to family members or a trust for the benefit of family members.

•	The plan language providing for deemed acceptance of awards has been supplemented to set forth the Company’s right to require affirmative acceptance of any award.
•

The existing “clawback” provision has been expanded to permit the Company to recover from participants awards or payments made under the Amended 2013 Plan as may be required under any Company recoupment policy then in effect or any recoupment requirement imposed by applicable laws, including pursuant to the Dodd-Frank Act.

•

The amendments provision has been revised to prohibit any amendment to the Plan without shareholder approval where such approval would be required by applicable laws or stock exchange listing rules, replacing language which listed specific amendments that could not be made without shareholder approval, including the acceleration, lapse or waiver of restrictions other than in the case of death, disability, retirement or change in control. This change will apply to awards granted both before and after the effective date of the Amended 2013 Plan.

•	The tax withholding provision has been revised to broaden its application and expressly expand the methods of tax withholding that may be used for awards.
•	Provisions relating to compliance with laws and awards to Non-U.S. employees have been expanded to facilitate the administration and/or granting of global awards under the Amended 2013 Plan.

Principal Features of the Amended 2013 Plan

In this section we have summarized the principal features of the Amended 2013 Plan. This summary is not a complete description of the Amended 2013 Plan and is qualified in its entirety by reference to the full text of the Amended 2013 Plan, which is attached as Attachment D.

Purpose of the Amended 2013 Plan

The purpose of the Amended 2013 Plan is to encourage participants to acquire a proprietary interest in the long-term growth and financial success of the Company and to further link the interests of such individuals to the long-term interests of shareholders.

The Amended 2013 Plan authorizes the plan administrator, which will generally be the Compensation and Benefits Committee of the Board of Directors (for purposes of this Item, the “Committee”), to make stock-based awards to employees of the Company and its subsidiaries. The Amended 2013 Plan also authorizes the Board of Directors to make stock-based awards to non-employee directors. Although there are no current plans to make stock-based grants to directors and no such grants have been made in the past, the Amended 2013 Plan, like the predecessor 2009 Alcoa Stock Incentive Plan (the “2009 Plan”), would

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provide us with the flexibility to do so in the future. The maximum share limit in any one-year period for awards to a non-employee director is $250,000 based on grant date fair value (determined in accordance with U.S. generally accepted accounting principles).

Current Awards Outstanding

Set forth below is information regarding awards currently outstanding under the 2013 Alcoa Stock Incentive Plan, the 2009 Plan and prior plans. The Company made its annual award grant to employees in January 2016 and those awards are included in the data below.

Selected Data as of March 4, 2016:

Stock options outstanding	41,884,412
Weighted average exercise price	$ 10.78
Weighted average remaining contractual life	6.75 years
Restricted share units outstanding (unvested)	24,192,481
Shares remaining for grant under the 2013 Alcoa Stock Incentive Plan[1]	-11,331,950
1	Under the 2013 Alcoa Stock Incentive Plan, stock-based awards are granted from a pool of available shares, with stock options and stock appreciation rights counting as 1 share and restricted shares and restricted share units (full value awards) counting as 2.33 shares. As of March 4, 2016, we have granted awards with respect to 11,331,950 shares (the “Excess Shares”) that are in excess of the 55 million shares initially reserved for issuance under the 2013 Alcoa Stock Incentive Plan, provided, however, that such awards will be cash-settled in accordance with the terms of the 2013 Alcoa Stock Incentive Plan if, at the time of settlement of such awards, there are insufficient shares approved by our shareholders to settle the awards in shares.

For additional information regarding stock-based awards previously granted, see Note R to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

Key features of the Amended 2013 Plan

Limitation on Authorized Shares and Fungible Equity Pool. We are requesting 85 million shares to be added to our share reserve under the Amended 2013 Plan (against which we will count the Excess Shares and future awards as they are issued). The Amended 2013 Plan has a total fungible equity pool, assigning a ratio for counting usage of shares upon issuance of stock options and stock appreciation rights of one to one so that a grant of a stock option or stock appreciation right will be counted against the share limit as one share of common stock, and assigning a ratio for counting usage of shares upon issuance of restricted shares and restricted share units (that is, full value awards) of 2.33 to one, so that any grant of a full value award will be counted against the maximum share limit as 2.33 shares of common stock.

Our potential dilution, or “overhang,” from outstanding awards and shares available for future awards under the Amended 2013 Plan is approximately 9.6%. This percentage is calculated on a fully-diluted basis, by dividing the total shares underlying outstanding stock-based awards (66,076,893) plus the shares available for future awards under the Amended 2013 Plan (73,668,050) (together, the numerator) by the total shares of Company common stock outstanding as of March 4, 2016 (1,314,855,275) plus the number of shares in the numerator.

We have calculated that the average “burn rate” for awards that we granted in the last three fiscal years is approximately 1.1%. “Burn rate” is the number of awards granted (stock options and restricted share units) divided by the weighted average number of common shares outstanding. We calculated our average burn rate based on awards that we have granted during fiscal years 2013, 2014 and 2015 without applying any multiplier to the number of restricted share units granted because we have found that investors and proxy advisors may vary in their approach with respect to the value of any multiplier, if any is used at all.

Based solely on the average rate at which shares were granted over the past three fiscal years, and assuming that future awards under the Amended 2013 Plan would be made at this average rate, the total number of shares available for grant under the Amended 2013 Plan is calculated to last approximately three years. However, the amount of shares granted in the past is not necessarily indicative of the amount that may be granted in the future. The amount of future grants is not currently known and will depend on various factors that cannot be predicted, including but not limited to the stock price of the Company’s common stock on the future dates of grant, the volatility of the stock, the proposed separation of the Company and the types of awards that will be granted.

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Key Terms and Practices under the Amended 2013 Plan

The Amended 2013 Plan includes a number of provisions that promote best practices by reinforcing the alignment between equity compensation arrangements for eligible employees and non-employee directors and shareholders’ interests. These provisions include, but are not limited to, the following:

•

No Repricing or Grant of Discounted Stock Options. The Amended 2013 Plan expressly prohibits repricing of stock options or stock appreciation rights. Additionally, the exercise price of a stock option or stock appreciation right may not be less than the fair market value of the Company’s common stock on the date such award is granted, except in connection with an adjustment for a change in corporate structure or as provided for substitute awards (see “Adjustment Provision” and “Substitute Awards” below).

•

Limitation on Share Replenishment and the Effect of Forfeited, Cancelled or Expired Awards. Shares tendered in payment of the purchase price of a stock option or other award or withheld to pay taxes may not be added back to the available pool of shares authorized under the Amended 2013 Plan. With respect to awards granted under the Amended 2013 Plan and awards previously granted under prior plans that are outstanding on the date that the Amended 2013 Plan becomes effective, if any of these outstanding awards are subsequently forfeited, cancelled or expire, the shares underlying such awards (applying the share counting usage at grant) will become available for issuance under the Amended 2013 Plan.

•

Minimum Vesting Periods. The performance period for a performance award may not be less than one year. Stock options and stock appreciation rights granted under the Amended 2013 Plan must have a minimum vesting period of one year. Time-based restricted shares and restricted share units must have a minimum three-year pro-rata vesting period, except that a vesting period of less than this period may be approved for awards with respect to up to 5% of the shares authorized under the Amended 2013 Plan.

•

Limitation on Payment of Dividends. The Amended 2013 Plan prohibits paying dividends on stock options or stock appreciation rights. Additionally, dividend equivalents may not be paid on any unvested restricted share units (including performance share units) but may be accrued and paid only if and when the award vests, unless otherwise determined by the Committee.

•

Clawback Feature. The Amended 2013 Plan contains a clawback feature reflecting the policy previously adopted by the Company and further authorizes the Company to recover from participants awards or payments as may be required under any Company recoupment policy then in effect or any recoupment requirement imposed by applicable laws, including pursuant to the Dodd-Frank Act. See “Corporate Governance—Recovery of Incentive Compensation.” In addition, the Amended 2013 Plan authorizes cancellation of awards if a participant engages in conduct that is injurious to the Company or any subsidiary or if cancellation is necessary to comply with applicable laws or due to the inability or impracticability of the Company to obtain or maintain approval from any regulatory body whose approval is necessary to lawfully grant awards or issue or sell shares under the plan.

•

Double-Trigger Equity Vesting upon a Change in Control. The Amended 2013 Plan provides for double-trigger equity vesting in the event of a change in control, which generally means that if outstanding awards under the Amended 2013 Plan are replaced by the acquirer or related entity in a change in control of the Company, those replacement awards will not immediately vest on a “single trigger” basis, but vesting would accelerate only if the participant is terminated without cause or quits for good reason (as those terms are defined in the Alcoa Inc. Change in Control Severance Plan) within 24 months following the change in control.

Administration of the Amended 2013 Plan

Under the Amended 2013 Plan, the Compensation and Benefits Committee of the Board, which is composed of non-employee directors, has authority to grant awards to employees of the Company and its subsidiaries, and the full Board of Directors has authority to grant awards to non-employee directors.

The Board of Directors also may assume responsibilities otherwise assigned to the Committee. The Board may not amend the Amended 2013 Plan without shareholder approval if such approval would be required pursuant to applicable law or the requirements of the New York Stock Exchange or such other stock exchange on which the shares trade. The Board or the Committee generally may not amend the Amended 2013 Plan or the terms of any award previously granted without the consent of the affected participant, if such action would impair the rights of such participant under any outstanding award. Neither the Board nor the Committee may amend the terms of any stock option or stock appreciation right to (i) reduce its exercise price,

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(ii) cancel or any outstanding options or stock appreciation rights in exchange for options or rights with lower exercise prices, or (iii) replace any outstanding options or stock appreciation rights in exchange for other awards or cash at a time when the exercise price of such stock options or stock appreciation rights is higher than the fair market value of a share of the Company’s stock. The Committee has the authority, subject to the terms of the Amended 2013 Plan, to select employees to whom it will grant awards, to determine the types of awards and the number of shares covered, to set the terms and conditions of the awards, to cancel or suspend awards and to modify outstanding awards. The Committee also has authority to interpret the Amended 2013 Plan, to establish, amend and rescind rules applicable to the Amended 2013 Plan or awards under the Amended 2013 Plan, to approve the terms and provisions of any agreements relating to Amended 2013 Plan awards, to determine whether any corporate transaction, such as a spin-off or joint venture, will result in a participant’s termination of service and to make all determinations relating to awards under the Amended 2013 Plan. The Board of Directors has similar authority with respect to awards to non-employee directors. Non-employee directors may not receive awards with an aggregate grant date fair value (determined in accordance with U.S. generally accepted accounting principles) of more than $250,000 in any one-year period. The Amended 2013 Plan permits delegation of certain authority to executive officers in limited instances to make, cancel or suspend awards to employees who are not Alcoa directors or executive officers.

Eligibility

All employees of Alcoa and its subsidiaries and all non-employee directors of Alcoa are eligible to be selected as participants. Approximately 3,200 current and former employees hold awards under the Amended 2013 Plan and prior plans. At December 31, 2015, the Company had approximately 60,000 employees worldwide and 11 non-employee directors.

Term

If shareholders approve the Amended 2013 Plan, it will become effective on May 6, 2016. No award may be granted under the Amended 2013 Plan after May 2, 2023.

Shares Issuable for Awards

Shares of Alcoa common stock issuable under the Amended 2013 Plan may come from authorized but unissued shares, treasury shares, shares purchased on the open market or any combination of the foregoing.

Types of Awards

The following types of awards may be granted under the Amended 2013 Plan:

•	Nonqualified stock options (without reload features);
•	Stock appreciation rights;
•	Restricted shares;
•	Restricted share units; and
•	Other forms of awards authorized by the Amended 2013 Plan.

These forms of awards may have a performance feature under which the award is not earned unless performance goals are achieved.

Stock Option Awards

Under the Amended 2013 Plan, stock option awards entitle a participant to purchase shares of Alcoa common stock during the option term at a fixed price that is equal to the fair market value of the Company’s stock on the date of the grant. The minimum vesting period for stock options is one year. The maximum term of stock options granted is ten years. The Committee has discretion to cap the amount of gain that may be obtained in the exercise of the stock option. Stock options with a reload feature will not be granted under the Amended 2013 Plan. The option price must be paid in full by the participant upon exercise of the option, in cash, shares or other consideration having a fair market value equal to the option price or by a combination of cash, shares or other consideration specified by the Committee.

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Stock Appreciation Rights

A stock appreciation right (SAR) entitles the holder to receive, on exercise, the excess of the fair market value of the shares on the exercise date (or, if the Committee so determines, as of any time during a specified period before the exercise date) over the SAR grant price. The Committee may grant SAR awards as stand-alone awards or in combination with a related stock option award under the Amended 2013 Plan. The SAR grant price is set by the Committee and may not be less than the fair market value of the shares on the date of grant. Payment by the Company upon exercise will be in cash, stock or other property or any combination of cash, stock or other property as the Committee may determine. Unless otherwise determined by the Committee, any related stock option will no longer be exercisable to the extent the SAR has been exercised, and the exercise of an option will cancel the related SAR. The Committee has discretion to cap the amount of gain that may be obtained in the exercise of a stock appreciation right. The maximum term of stock appreciation rights is ten years, or if granted in tandem with an option, the expiration date of the option. The minimum vesting period of a stock appreciation right is one year.

Restricted Shares

A restricted share is a share issued with such contingencies or restrictions as the Committee may impose. Until the conditions or contingencies are satisfied or lapse, the stock is subject to forfeiture. Restricted share awards that are restricted only on the passage of time will have a minimum three-year pro-rata restriction period (the restrictions lapse each year as to 1/3 of the restricted share awards); provided, however, that a restriction period of less than this period may be approved for awards with respect to up to 5% of the shares authorized under the Amended 2013 Plan. A recipient of a restricted share award has the right to vote the shares and receive dividends on them unless the Committee determines otherwise. If the participant ceases to be an employee before the end of the contingency period, the award is forfeited, subject to such exceptions as authorized by the Committee.

Restricted Share Units

A restricted share unit is an award of a right to receive, in cash or shares, as the Committee may determine, the fair market value of one share of Company common stock, on such terms and conditions as the Committee may determine. Restricted share units that are vested only on the passage of time have a minimum three-year pro-rata vesting period (1/3 vests each year), provided, however, that a vesting period of less than three years may be approved for restricted share units with respect to up to 5% of the shares authorized under the Amended 2013 Plan.

Performance Awards

A performance award may be in any form of award permitted under the Amended 2013 Plan. We have in the past granted performance awards in the form of stock options and restricted share units. The Committee may select periods of at least one year during which performance criteria chosen by the Committee are measured for the purpose of determining the extent to which a performance award has been earned. The Committee decides whether the performance levels have been achieved, what amount of the award will be paid and the form of payment, which may be cash, stock or other property or any combination thereof.

Dividends

No dividends may be paid on stock options or SARs. Dividend equivalents may not be paid on any unvested restricted share units but will be accrued and paid only if and when the restricted share units vest, unless the Committee determines otherwise. No dividends or dividend equivalents may be paid on unearned performance-based restricted share units. A recipient of restricted shares will receive dividends on the restricted shares unless the Committee determines otherwise.

Substitute Awards

The Committee may grant awards to employees of companies acquired by Alcoa or a subsidiary in exchange for, or upon assumption of, outstanding stock-based awards issued by the acquired company. Shares covered by substitute awards will not reduce the number of shares otherwise available for award under the Amended 2013 Plan.

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Stock Option and SAR Repricing Prohibited

The Amended 2013 Plan prohibits repricing of stock options or SARs without shareholder approval. Repricing means the cancellation of an option or SAR in exchange for cash or other awards at a time when the exercise price of such option or SAR is higher than the fair market value of a share of the Company’s stock, the grant of a new stock option or SAR with a lower exercise price than the original option or SAR, or the amendment of an outstanding award to reduce the exercise price. The grant of a substitute award (as described above) is not a repricing.

Adjustment Provision

The Amended 2013 Plan defines certain transactions with our shareholders, not involving our receipt of consideration, that affect the shares or the share price of the Company’s common stock as “equity restructurings” (e.g., a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend). In the event that an equity restructuring occurs, the Committee will adjust the terms of the Amended 2013 Plan and each outstanding award as it deems equitable to reflect the equity restructuring, which may include (i) adjusting the number and type of securities subject to each outstanding award and/or adjusting the number of shares available under the Amended 2013 Plan or the Section 162(m) award limitations, (ii) adjusting the terms and conditions of (including the grant or exercise price), and the performance targets or other criteria included in, outstanding awards; and (iii) granting new awards or making cash payments to participants. Such adjustments will be nondiscretionary, although the Committee will determine whether an adjustment is equitable.

Other types of transactions may also affect the Company’s common stock, such as a dividend or other distribution, reorganization, merger or other changes in corporate structure. In the event that there is such a transaction, which is not an equity restructuring, or in the case of other unusual or nonrecurring transactions or events or changes in applicable laws, regulations or accounting principles, the Committee will determine, in its discretion, whether any adjustment to the Amended 2013 Plan and/or to any outstanding awards is appropriate to prevent any dilution or enlargement of benefits under the Amended 2013 Plan or to facilitate such transactions or events or give effect to such changes in laws, regulations or principles.

Consideration for Awards

Unless otherwise determined by the Committee, and except as required to pay the purchase price of stock options, recipients of awards are not required to make any payment or provide consideration other than rendering of services.

Transferability of Awards

Awards may be transferred by laws of descent and distribution or to a guardian or legal representative or, unless otherwise provided by the Committee or limited by applicable laws, to family members or a trust for family members or pursuant to a participant’s beneficiary designation; provided however, that awards may not be transferred to a third party for value or consideration.

Change in Control Provisions

The definition of change in control is based on the Internal Revenue Code (the “Code”) Section 409A definition. It provides that if one of the following events has occurred, a change in control of Alcoa will have happened:

a)

any one person or more than one person acting as a group (as determined in accordance with Section 1.409A-3(i)(5)(v)(B) of the regulations promulgated under the Code) (a “Person”) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person), in either case whether by purchase in the market, tender offer, reorganization, merger, statutory share exchange or consolidation, other similar transaction involving the Company or any of its subsidiaries or otherwise (a “Transaction”), common stock of the Company possessing 30% or more of the total voting power of the stock of the Company unless (A) all or substantially all of the individuals and entities that were the beneficial owners of the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or the combined voting power of the then outstanding voting securities of the Company (the “Outstanding Company Voting Securities”) immediately prior to such Transaction own, directly or indirectly, 50% or more of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Transaction (including, without limitation, an entity that, as a

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result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Transaction of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, and (B) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Transaction were members of the board of directors of the Company at the time of the Transaction (which in the case of a market purchase shall be the date 30% ownership was first acquired, in the case of a tender offer, when at least 30% of the Company’s shares were tendered, and in other events upon the execution of the initial agreement or of the action of the Board providing for such Transaction); and provided, further, that, for purposes of this paragraph, the following acquisitions shall not constitute a change in control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, or (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its affiliates;
b)	a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the Company’s Board before the date of such appointment or election; and
c)	any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets of the Company that have a total gross fair market value of more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

The Amended 2013 Plan also clarifies that a transaction will not constitute a change in control if its sole purpose is to change the jurisdiction of the Company’s incorporation, or create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

The Amended 2013 Plan provides for double-trigger equity vesting in the event of a change in control. If outstanding awards under the Amended 2013 Plan are replaced by the acquirer or related entity in a change in control of the Company, those replacement awards will not immediately vest on a “single trigger” basis, but would accelerate only if the participant is terminated without cause or quits for good reason (as those terms are defined in the Alcoa Inc. Change in Control Severance Plan) within 24 months following the change in control. If outstanding awards under the Amended 2013 Plan are not exchanged for replacement awards in the event of a change in control, unless the Committee determines otherwise at the time of grant of a particular award:

•	all outstanding stock option and SAR awards vest and are immediately exercisable; and
•	any restrictions, conditions or deferral limitations on restricted share awards, restricted share units or other stock unit awards lapse.

In the event of a change in control of the Company, all performance awards will be earned at the target amount of shares covered by the award if the change in control event occurs when less than 50% of the performance period has been completed, or at the actual amount of the award if the change in control event occurs when 50% or more of the performance period has been completed. Such earned performance awards then continue to vest in accordance with their original schedule unless they are not exchanged for replacement awards, in which case the treatment described above for time-based awards will apply.

Performance-Based Compensation—Section 162(m)

The Committee determines at the time of grant whether awards are intended to be performance-based compensation within the meaning of Section 162(m). Section 162(m) generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the Chief Executive Officer or to any of the three other most highly compensated officers of a publicly held company other than the Chief Financial Officer (Section 162(m) refers to these officers as “covered employees”). However, certain types of compensation, including “qualified performance-based” compensation, are generally excluded from this limit, if certain material terms are approved by shareholders and other requirements are met. The annual limits on performance-based compensation per participant in the Amended 2013 Plan for awards intended to comply with Section 162(m) are: 4 million shares if the award is in the form of restricted shares or restricted share units; 10 million shares if the award is in the form of stock options or stock appreciation rights; and $15 million in value if the award is paid in property other than shares. While the Amended 2013 Plan is designed to allow the Company to grant awards intended to comply with the performance-based exception to Section 162(m), the Company may elect to provide non-deductible compensation under the Amended 2013 Plan. Additionally, there can be no guarantee that awards granted under the Amended 2013 Plan eligible for treatment as qualified performance-based compensation under Section 162(m) will receive such treatment.

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Item 4 Approval of 2013 Alcoa Stock Incentive Plan, as Amended and Restated, including Approval of Material Terms under Code Section 162(m) (continued)

The Committee may grant awards to employees who are or may be “covered employees,” as defined in Section 162(m), that are intended to be performance-based compensation within the meaning of Section 162(m) to preserve the deductibility of these awards for federal income tax purposes. Participants are entitled to receive payment for a Section 162(m) performance-based award for any given performance period only to the extent that pre-established performance goals set by the Committee for the period are satisfied. These pre-established performance goals are based on one or more of the following performance measures: (i) earnings, including earnings margin, operating income, earnings before or after taxes, and earnings before or after interest, taxes, depreciation, and amortization; (ii) book value per share; (iii) pre-tax income, after-tax income, income from continuing operations, or after tax operating income; (iv) operating profit; (v) earnings per common share (basic or diluted); (vi) return on assets (net or gross); (vii) return on capital; (viii) return on invested capital; (ix) sales, revenues or growth in or returns on sales or revenues; (x) share price appreciation; (xi) total shareholder return; (xii) cash flow, operating cash flow, free cash flow, cash flow return on investment (discounted or otherwise), cash on hand, reduction of debt, capital structure of the Company including debt to capital ratios; (xiii) implementation or completion of critical projects or processes; (xiv) economic profit, economic value added or created; (xv) cumulative earnings per share growth; (xvi) achievement of cost reduction goals; (xvii) return on shareholders’ equity; (xviii) total shareholders’ return; (xix) reduction of days working capital, working capital or inventory; (xx) operating margin or profit margin; (xxi) capital expenditures; (xxii) cost targets, reductions and savings, productivity and efficiencies; (xxiii) strategic business criteria, consisting of one or more objectives based on market penetration, geographic business expansion, customer satisfaction (including product quality and delivery), employee satisfaction, human resources management (including diversity representation), supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (xxiv) personal professional objectives, including any of the foregoing performance measures, the implementation of policies and plans, the negotiation of transactions, the development of long-term business goals, formation of joint ventures, research or development collaborations, technology and best practice sharing within the Company, and the completion of other corporate goals or transactions; (xxv) sustainability measures, community engagement measures or environmental, health or safety goals of the Company or the subsidiary or business unit of the Company for or within which the participant is primarily employed; or (xxvi) audit and compliance measures.

Any of the performance measures may be assessed, with respect to the Company on a consolidated basis, and/or by specified subsidiaries, divisions or business units of the Company, either in absolute terms, terms of improvement, or as compared to the performance of comparator companies or an external index or indicator, and may be calculated to exclude special items, unusual or infrequently occurring items or nonrecurring items or may be normalized for fluctuations in market forces, including foreign currency exchange rates and the price of aluminum on the London Metal Exchange.

The performance measures in the Amended 2013 Plan are the same as those in the Alcoa 2013 Stock Incentive Plan approved by shareholders in 2013, except that with respect to the items that may be excluded in calculating performance measures, the term “unusual or infrequently occurring items” has been substituted for “extraordinary items” to reflect a change in applicable terminology under GAAP, and the performance measures may be normalized for fluctuations in market forces, including foreign currency exchange rates and the price of aluminum on the London Metal Exchange. Under the 2013 Alcoa Stock Incentive Plan, the performance measures for 2015 related to revenue growth and EBITDA margin.

Tax Aspects of the Amended 2013 Plan

The following is a summary of the U.S. federal income tax consequences applicable to equity awards under the Amended 2013 Plan based on current U.S. federal income tax laws. The Amended 2013 Plan is not qualified under Section 401(a) of the Internal Revenue Code. The summary is general in nature and is not intended to cover all tax consequences that may apply to a particular employee, director or to our company. The provisions of the Internal Revenue Code and regulations thereunder relating to these matters are complicated, may change and their impact in any one case may depend upon the particular circumstances. Further, this summary does not discuss the tax consequences of a participant’s death or the provisions of any income tax laws of any municipality, state or foreign country in which a participant may reside.

The grant of a nonqualified stock option or SAR under the Amended 2013 Plan has no U.S. federal income tax consequences for a U.S. citizen or resident or the Company. Upon exercise of a stock option or SAR, Alcoa may take a tax deduction and the participant realizes ordinary income. The amount of this deduction and income is equal to the difference between the fair market value of the shares on the date of exercise and the fair market value of the shares on the grant date. The Committee may permit or require participants to surrender Alcoa shares in order to satisfy the required withholding tax obligation.

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2016 PROXY STATEMENT

Item 4 Approval of 2013 Alcoa Stock Incentive Plan, as Amended and Restated, including Approval of Material Terms under Code Section 162(m) (continued)

Regarding Amended 2013 Plan awards (other than options or SARs) that are settled either in cash or in stock or other property that is either transferable or not subject to substantial risk of forfeiture (e.g., restricted share unit awards), a participant must recognize ordinary income equal to the cash or the fair market value of shares or other property received. Alcoa may take a deduction at the same time and for the same amount, subject to the limits of Section 162(m). If required, income tax must be withheld on the income recognized by the participant.

Regarding Amended 2013 Plan awards (other than options or SARs) that are settled in stock or other property that is subject to contingencies restricting transfer and to a substantial risk of forfeiture (e.g., restricted share awards), a participant will generally recognize ordinary income equal to the fair market value of the shares or other property received (less any amount paid by the participant) when the shares or other property first become transferable or not subject to substantial risk of forfeiture, whichever occurs first. Alcoa may take a deduction at the same time and for the same amount, subject to the limits of Section 162(m).

Section 409A of the Code impose certain requirements on non-qualified deferred compensation arrangements. These include requirements on an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (i.e., the individual’s separation from service, a predetermined date, or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are officers, Section 409A requires that such individual’s distribution commence no earlier than six months after such officer’s separation from service.

Certain awards under the Amended 2013 Plan may be designed to be subject to the requirements of Section 409A in form and in operation. For example, restricted share units that provide for a settlement date following the vesting date may be subject to Section 409A. If an award under the Amended 2013 Plan is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with the requirements of Section 409A, Section 409A imposes an additional 20% federal penalty tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

The Committee may adjust awards to participants who are not U.S. citizens or U.S. residents to recognize differences in local law or tax policy and may impose conditions on the exercise or vesting of awards to minimize tax equalization obligations for expatriate employees.

Recent Share Price

On March 4, 2016, the closing market price for Alcoa common stock on the New York Stock Exchange was $9.57 per share.

New Plan Benefits

Future awards to employees, officers under the Amended 2013 Plan are generally made at the discretion of the Committee, or, in the case of director awards, at the discretion of the Board of Directors. Therefore the benefits and amounts that will be received or allocated under the Amended 2013 Plan in the future are not determinable at this time.

Prior Grants to Named Executive Officers and Other Employees

As of March 4, 2016, awards covering 43,690,402 shares of common stock had been granted under the 2013 Alcoa Stock Incentive Plan. The following table shows information regarding the grants of those awards among the persons and groups identified below. No awards have been granted to non-employee directors.

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2016 PROXY STATEMENT

Item 4 Approval of 2013 Alcoa Stock Incentive Plan, as Amended and Restated, including Approval of Material Terms under Code Section 162(m) (continued)

PRIOR GRANTS UNDER THE 2013 ALCOA STOCK INCENTIVE PLAN1

	Options & Restricted Share Units (RSUs)	Performance RSUs
	No. of Shares	Target No. of Shares	Maximum No. of Shares
Named Executive Officers:
Klaus Kleinfeld, Chairman and Chief Executive Officer	2,026,690	2,357,440	4,714,880
William F. Oplinger, Executive Vice President and Chief Financial Officer	353,830	409,510	819,020
Roy C. Harvey, Executive Vice President and Group President, Global Primary Products	336,850	312,000	624,000
Olivier Jarrault, Executive Vice President and Group President, Engineered Products and Solutions	419,020	485,250	970,500
Audrey Strauss, Executive Vice President, Chief Legal Officer and Secretary	368,740	427,020	854,040
Robert G. Wilt, Former Executive Vice President and Group President, Global Primary Products	259,150	214,520	429,040
Current Executive Officers as a Group:	4,040,860	4,525,650	9,051,300
All Current Employees who are not Executive Officers, as a Group:	29,959,350	2,458,350	4,916,700
1	Information on the number of awards granted is presented without application of the fungible equity pool protocol that we use when counting grants against our share reserve, whereby each share subject to a grant of a stock option or stock appreciation right is counted against the share reserve as one share of common stock, and each share subject to a grant of a full value award (including RSUs and Performance RSUs) is counted against the share reserve as 2.33 shares of common stock.

Registration of Shares

If this proposal is approved by our shareholders, the Board of Directors intends to cause the shares of common stock that will become available for issuance under the Amended 2013 Plan to be registered on a Form S-8 Registration Statement to be filed with the SEC at the Company’s expense prior to the issuance of any such shares.

The Board of Directors recommends a vote “FOR” ITEM 4, the approval of the 2013 Alcoa Stock Incentive Plan, as amended and restated, and to approve the material terms of the performance goals under Code Section 162(m).

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Equity Compensation Plan Information

The following table gives information about Alcoa’s common stock that could be issued under the company’s equity compensation plans as of December 31, 2015.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders[1]	53,159,972	[1]	$11.91	23,504,842	[2]
Equity compensation plans not approved by security holders	0		0	0
Total	53,159,972	[1]	$11.91	23,504,842	[2]
1	Includes the 2013 Alcoa Stock Incentive Plan (approved by shareholders in May 2013) (2013 ASIP) and 2009 Alcoa Stock Incentive Plan (approved by shareholders in May 2009) (2009 ASIP). Also includes 1,328,847 stock options and 546,992 restricted share units resulting from the merger conversion of RTI’s employee equity. Table amounts are comprised of the following:

•	31,690,213 stock options
•	1,346,700 performance options
•	14,299,997 restricted share units
•	5,823,062 performance share awards (1,602,960 granted in 2015 at target)

2	The 2013 ASIP authorizes, in addition to stock options, other types of stock-based awards in the form of stock appreciation rights, restricted shares, restricted share units, performance awards and other awards. The shares that remain available for issuance under the 2013 ASIP may be issued in connection with any one of these awards. Up to 55 million shares may be issued under the plan. Any award other than an option or a stock appreciation right shall count as 2.33 shares. Options and stock appreciation rights shall be counted as one share for each option or stock appreciation right. In addition, the 2013 ASIP provides the following are available to grant under the 2013 ASIP: (i) shares that are issued under the 2013 ASIP, which are subsequently forfeited, cancelled or expire in accordance with the terms of the award and (ii) shares that had previously been issued under prior plans that are outstanding as of the date of the 2013 ASIP which are subsequently forfeited, cancelled or expire in accordance with the terms of the award.

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2016 PROXY STATEMENT

Item 5 Re-Approval of the Material Terms of the Performance Goals under the Alcoa Inc. 162(m) Compliant Annual Cash Incentive Plan, as Amended and Restated

The Board of Directors recommends the re-approval of the material terms of the performance goals under the 162(m) Compliant Annual Cash Incentive Plan, as amended and restated. The Company is seeking re-approval of the material terms of the performance goals under the Alcoa Internal Revenue Code 162(m) Compliant Annual Cash Incentive Plan, as amended and restated (the “Annual Incentive Plan”), for the purpose of preserving its ability to deduct compensation earned by certain executives pursuant to certain performance-based awards that may be made in the future under the Annual Incentive Plan. The Annual Incentive Plan was originally approved by the Company’s shareholders in May 2011.

In February 2016, the Alcoa Internal Revenue Code 162(m) Compliant Annual Cash Incentive Plan was amended and restated by the Company’s Compensation and Benefits Committee and Board of Directors to:

•

reflect the Compensation and Benefits Committee’s (the “Committee’s”) authority to amend, modify or cancel an award, authorize the exchange, substitution or replacement of awards and correct any defect or omission or reconcile any inconsistency in the Annual Incentive Plan or any award;

•

enable the Committee to structure awards as an allocation of a Section 162(m) cash bonus pool or to specify that awards may become payable in the event of a participant’s death, disability or a change in ownership or control, to the extent permissible under Section 162(m) of the Internal Revenue Code (“Section 162(m)”);

•

provide for performance targets that may be established relative to a comparison with prior period performance of the Company and/or of specified subsidiaries, divisions or business units of the Company;

•

allow the Committee to specify that charges related to capital charges, payments of bonuses or other financial, general and administrative expenses may be included or excluded, as appropriate, for purposes of measuring performance against applicable performance targets;

•

reflect a change in terminology under GAAP, by substituting the term “unusual or infrequently occurring items” for “extraordinary items” among the items for which the Committee may make adjustments for purposes of measuring performance against applicable performance targets;

•	allow for withholding of applicable taxes from wages or other cash compensation paid to a participant;
•

expand the existing “clawback” provision to permit the Company to recover from participants awards or payments made under the Annual Incentive Plan as may be required under any Company recoupment policy then in effect or any recoupment requirement imposed by applicable laws, including pursuant to the Dodd-Frank Act;

•	provide for jurisdiction and venue for litigation of any disputes in the state and county of New York; and
•	make certain other immaterial changes to the Annual Incentive Plan, as provided in Attachment E.

The Annual Incentive Plan is designed so that incentive awards granted pursuant to its terms generally will constitute “qualified performance-based compensation” and therefore will not be subject to the tax deduction limits of Section 162(m). Section 162(m) generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the Chief Executive Officer or to any of the three other most highly compensated officers of a publicly held company other than the Chief Financial Officer. However, certain types of compensation, including “qualified performance-based” compensation, are generally excluded from this limit. To enable compensation in connection with awards granted under the Annual Incentive Plan that are contingent on the attainment of performance goals to constitute “qualified performance-based” compensation within the meaning of Section 162(m), the shareholders of the Company are being asked to re-approve the material terms of the applicable performance goals.

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2016 PROXY STATEMENT

Item 5 Re-Approval of the Material Terms of the Performance Goals under the Alcoa Inc. 162(m) Compliant Annual Cash Incentive Plan, as Amended and Restated (continued)

The material terms of the performance goals under the Annual Incentive Plan that must be re-approved by shareholders for purposes of Section 162(m) include (i) the employees eligible to receive the performance-based compensation, (ii) the performance criteria under which the performance-based compensation will be determined, and (iii) the maximum amount of performance-based compensation that could be paid to any participant in a fiscal year, each as described below.

Key Terms of the Annual Incentive Plan

The following summary, including the material terms of the performance goals, is qualified in its entirety by the full text of the Annual Incentive Plan, a copy of which is attached as Attachment E.

Purpose

The Annual Incentive Plan is intended to attract, retain, motivate and reward participants by providing them with the opportunity to earn annual cash incentive compensation related to the Company’s performance, as well as to allow the awards granted under the Annual Incentive Plan to be qualified as performance-based compensation within the meaning of Section 162(m) and, therefore, preserve for the Company the federal income tax deductibility of incentive compensation paid to senior executive officers who are “Covered Employees” under Section 162(m).

Administration

The Annual Incentive Plan will generally be administered by the Committee, which is comprised solely of two or more “outside directors” within the meaning of Section 162(m). Among other things, the Committee has the authority to select participants in the Annual Incentive Plan, to designate the performance periods and establish the performance targets for each such performance period, to determine whether and to what extent the performance targets have been met, to determine the cash incentive amounts to be paid upon achievement of the performance targets, and to determine any other terms and conditions of awards under the Annual Incentive Plan. The Committee also has the authority to establish and amend rules and regulations relating to the Annual Incentive Plan and to make all other determinations necessary or advisable for the administration of the Annual Incentive Plan. All decisions made by the Committee pursuant to the Annual Incentive Plan are made in the Committee’s sole discretion and are final and binding.

Eligibility

Executive officers of the Company are eligible to be granted awards under the Annual Incentive Plan.

Performance Periods

Performance periods will consist of a fiscal year of the Company or a shorter period as may be designated by the Committee with respect to an award.

Awards and Performance Targets

Awards under the Annual Incentive Plan consist of cash amounts payable upon the achievement during a specified performance period of specified objective performance targets. The performance period may be the Company’s fiscal year or any portion of the fiscal year, as designated by the Committee. Within the first 90 days of the fiscal year, and in no event after 25 percent of the performance period has elapsed, the Committee will designate the participants for the performance period and establish the performance target(s) and the amount to be paid if the performance target(s) are achieved. The Committee has discretion to structure awards as it deems desirable, including specifying that an award may become payable in the event of death, disability or a change in ownership or control to the extent permissible under Section 162(m) or structuring awards as an allocation of a Section 162(m) cash bonus pool which is determined based upon the level of achievement of one or more specific performance targets.

Performance Measures

The performance measures from which the Committee shall establish performance targets shall relate to the achievement of operational goals based on the attainment by the Company, on a consolidated basis, and/or by specified subsidiaries or divisions or business units of the Company, of specified levels of one or more of the following performance criteria, any one of which, if applicable, may be normalized for fluctuations in currency or the price of aluminum on the London Metal Exchange or established relative to a comparison with other corporations or an external index or indicator, or relative to a comparison with performance in prior periods, as the Committee deems appropriate: (i) earnings, including operating income, earnings before or after taxes, and earnings before or after interest, taxes, depreciation, and amortization; (ii) book value per share; (iii) pre-tax income, after-tax income, income from continuing operations, or after tax operating income; (iv) operating profit or improvements

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Item 5 Re-Approval of the Material Terms of the Performance Goals under the Alcoa Inc. 162(m) Compliant Annual Cash Incentive Plan, as Amended and Restated (continued)

thereto; (v) earnings per common share (basic or diluted) or improvement thereto; (vi) return on assets (net or gross); (vii) return on capital; (viii) return on invested capital; (ix) sales, revenues or returns on sales or revenues or growth in sales, revenues or returns on sales or revenues; (x) share price appreciation; (xi) total shareholder return; (xii) cash flow, operating cash flow, free cash flow, cash flow return on investment (discounted or otherwise), improvements in cash on hand, reduction of debt, improvements in the capital structure of the Company including debt to capital ratios; (xiii) implementation or completion of critical projects or processes; (xiv) economic profit, economic value added or created; (xv) cumulative earnings per share growth; (xvi) achievement of cost reduction goals; (xvii) return on shareholders’ equity; (xviii) total shareholders’ return improvement or relative performance as compared with other selected companies or as compared with Company, subsidiary, division or business unit history; (xix) reduction of days working capital, working capital or inventory; (xx) operating margin or profit margin or growth thereof; (xxi) cost targets, reductions and savings, productivity and efficiencies; (xxii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction (including improvements in product quality and delivery), employee satisfaction, human resources management including improvements in diversity representation, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (xxiii) personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long-term business goals, formation of joint ventures, research or development collaborations, technology and best practice sharing within the Company, and the completion of other corporate goals or transactions; (xxiv) the achievement of sustainability measures, community engagement measures or environmental, health or safety goals of the Company or the subsidiary, division or business unit of the Company for or within which the Participant is primarily employed; (xxv) improvement in performance against competition benchmarks approved by the Committee; or (xxvi) improvements in audit and compliance measures.

Adjustments

The Committee may, in its discretion, at the time of grant, specify that one or more objectively determinable adjustments will be made to one or more of the performance measures, as is set forth in Section 4(d) of the Annual Incentive Plan.

Maximum Award Payable

The maximum aggregate incentive award amount that may be earned by a participant under the Annual Incentive Plan for all performance periods beginning in any given fiscal year is $9 million.

Determination of Award Amount

At the end of the performance period, the Committee must certify in writing the attainment level of the performance targets and determine the amount of the awards earned by the participants. In determining the amount earned under an award, the Committee has the sole discretion to reduce or eliminate (but not increase) the amount otherwise payable to a participant notwithstanding the attainment of the performance targets.

Payment of Awards

After Committee certification, the awards will be paid to the participants no later than two and one-half months after the end of the performance period, unless payment is deferred by the Committee or by a participant in accordance with Section 5 of the Annual Incentive Plan.

Transferability

Awards under the Annual Incentive Plan may not be transferred to any other person, except by will or the laws of descent and distribution or, unless otherwise provided by the Committee, pursuant to a participant’s designation of a beneficiary.

Amendment and Termination of the Plan

The Board of Directors or the Committee may at any time amend, suspend, or terminate the Annual Incentive Plan, subject to shareholder approval to the extent required under Section 162(m) of the Code.

Clawback

Awards will be subject to recoupment under any clawback policy of the Company then in effect, as well as may be required by any recoupment requirement imposed by applicable laws, including pursuant to the Dodd-Frank Act.

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2016 PROXY STATEMENT

Item 5 Re-Approval of the Material Terms of the Performance Goals under the Alcoa Inc. 162(m) Compliant Annual Cash Incentive Plan, as Amended and Restated (continued)

New Plan Benefits

Future awards to executive officers under the Annual Incentive Plan are generally made at the discretion of the Committee. Therefore the benefits and amounts that will be received or allocated under the Annual Incentive Plan in the future are not determinable at this time.

Section 162(m)

Nothing in the terms of the Annual Incentive Plan precludes the Committee from making any payments or granting any awards whether or not such payments or awards qualify for tax deductibility under section 162(m). A copy of the proposed plan is attached as Attachment E on page 115 of this proxy statement. The terms of the plan are incorporated herein by reference.

The Board of Directors recommends a vote “FOR” Item 5, the re-approval of the material terms of the performance goals under the Alcoa Section 162(m) Compliant Annual Cash Incentive Compensation Plan, as amended and restated.

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2016 PROXY STATEMENT

Item 6 Shareholder Proposal

The following shareholder proposal will be voted on at the annual meeting if properly presented by or on behalf of the shareholder proponent. Kenneth Steiner, 14 Stoner Avenue, 2M, Great Neck, NY 11021, sponsored this proposal.

The Board recommends a vote “AGAINST” this proposal for the reasons set forth following the proposal.

The text of the shareholder proposal follows:

“Proposal 6 — Independent Board Chairman

Shareholders request our Board of Directors to adopt as policy, and amend the bylaws as necessary, to require the Chair of the Board of Directors, whenever possible, to be an independent member of the Board. The Board would have the discretion to phase in this policy for the next CEO transition, implemented so it did not violate any existing agreement. If the Board determines that a Chair who was independent when selected is no longer independent, the Board shall select a new Chair who satisfies the requirements of the policy within a reasonable amount of time. Compliance with this policy is waived if no independent director is available and willing to serve as Chair. This proposal requests that all the necessary steps be taken to accomplish the above.

It is the responsibility of the Board of Directors to protect shareholders’ long-term interests by providing independent oversight of management. By setting agendas, priorities and procedures, the Chairman is critical in shaping the work of the Board.

A board of directors is less likely to provide rigorous independent oversight of management if the Chairman is the CEO, as is the case with our Company. Having a board chairman who is independent of the Company and its management is a governance practice that will promote greater management accountability to shareholders and lead to a more objective evaluation of management.

According to the Millstein Center for Corporate Governance and Performance (Yale School of Management), “The independent chair curbs conflicts of interest, promotes oversight of risk, manages the relationship between the board and CEO, serves as a conduit for regular communication with shareowners, and is a logical next step in the development of an independent board.” (Chairing the Board: The Case for Independent Leadership in Corporate North America, 2009.)

An NACD Blue Ribbon Commission on Directors’ Professionalism recommended several years ago that an independent director should be charged with “organizing the board’s evaluation of the CEO and provide ongoing feedback; chairing executive sessions of the board; setting the agenda and leading the board in anticipating and responding to crises.” A blue-ribbon report from The Conference Board echoed that sentiment a few years later.

A number of institutional investors said that a strong, objective board leader can best provide the necessary oversight of management. Thus, the California Public Employees’ Retirement System’s Global Principles of Accountable Corporate Governance recommends that a company’s board should be chaired by an independent director, as does the Council of Institutional Investors.

An independent director serving as chairman can help ensure the functioning of an effective board. Please vote to protect shareholder value:

Independent Board Chairman — Proposal 6”

Board of Directors’ Statement in Opposition

The Board has considered the above proposal carefully, and believes that it is not in the best interests of our shareholders. Your Board therefore recommends that you vote “AGAINST” the proposal for the following reasons.

The Board believes that shareholders are best served if the Board retains the organizational flexibility to select the best person to serve as chairman. Effective corporate governance requires more than a mechanical, “one size fits all” approach, and should enable the Board to determine the leadership structure that it believes will work best given the dynamics of the Board and senior management and other factors at any particular time. The Board believes that it is uniquely qualified to evaluate the optimal leadership structure from time to time based upon its extensive experience with, and knowledge of, the Company’s strategy, operations, management structure and culture, as well as the strengths, skills and leadership styles of our directors and management and taking into account input from our shareholders. Although the Board currently believes that it is in the best interests of the Company and its shareholders to have Mr. Kleinfeld serve in the dual role of chairman and chief executive officer,

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Item 6 Shareholder Proposal (continued)

the Board is aware that in the future, there may be circumstances under which an independent chairman would be appropriate. Therefore, while the Board does not believe it is appropriate to have a policy requiring the separation of chairman and chief executive officer roles, it also believes it should not have a policy requiring that they always be combined.

Alcoa’s Current Board Leadership Structure Best Serves Alcoa and Its Shareholders. The Board believes that at the present time, Alcoa and its shareholders are best served by a leadership structure in which Klaus Kleinfeld serves as chairman and chief executive officer, counterbalanced by a strong, independent Board led by an independent lead director who has specifically enumerated responsibilities. The Board believes this structure promotes better alignment of strategic development and execution, more effective implementation of strategic initiatives, and clearer accountability for their success or failure. Mr. Kleinfeld’s dual role also facilitates open and efficient communication between the Company’s executives and directors, enhancing the Board’s ability to monitor management. Furthermore, his in-depth knowledge of the Company and its historical development, his extensive industry expertise and significant leadership experience make him particularly qualified to lead discussions on important matters affecting the Company. Having Mr. Kleinfeld both lead management and chair the Board has allowed the Company to obtain the benefit of his strategic and operational insights and strong leadership skills across the full range of responsibilities of the Company’s leadership, from long-term strategic direction to day-to-day operational execution.

Alcoa’s Strong Corporate Governance Practices Provide Effective, Independent Board Oversight. The Board is committed to good corporate governance and has adopted practices and procedures that promote Board independence and effective oversight of management:

•

All but one director on the Board (Mr. Kleinfeld, the chairman and chief executive officer) are independent, as defined by the listing standards of the NYSE and the Company’s Director Independence Standards. As described in their biographies (see “Item 1—Election of Directors”), the Board’s independent directors possess the relevant business experience and skills to oversee management. The independent directors meet in executive session without the presence of management at least once every quarter.

•

The Board’s key standing committees—namely, the Audit Committee, the Compensation and Benefits Committee, the Governance and Nominating Committee and the Public Issues Committee—are each composed solely of independent directors. This entrusts to the independent directors the oversight of critical matters, such as the integrity of Alcoa’s financial statements, the evaluation of the Board and its committees, and the compensation of Alcoa’s executive officers. Mr. Kleinfeld does not serve on any of these Board committees.

•	The Governance and Nominating Committee evaluates each director and recommends to the Board whether each director should be nominated for election.
•

The Board also recognizes the importance of strong independent Board leadership, as discussed above under “Corporate Governance—The Structure and Role of the Board of Directors—Board Leadership Structure.” Alcoa’s Corporate Governance Guidelines require that the independent directors annually select an independent lead director. The independent lead director’s responsibilities are substantially similar to many of the functions typically performed by an independent chairman and include the following:

•	Presiding at all meetings of the Board at which the chairman is not present, including executive sessions of the independent directors;
•

Responding directly to shareholder and other stakeholder questions and comments that are directed to the lead director or to the independent directors as a group, with such consultation with the chairman or other directors as the lead director may deem appropriate;

•	Reviewing and/or approving meeting agendas and schedules for the Board;
•	Ensuring personal availability for consultation and communication with independent directors and with the chairman, as appropriate;
•	Calling executive sessions of the Board; and
•	Calling special meetings of the independent directors, as the lead director may deem to be appropriate.

Based on the foregoing, the Board believes that the rigid policy advocated by the shareholder proposal would impair the Board’s ability to determine the optimal Board leadership structure and select the individual it believes is best suited to serve as chairman. Preserving such flexibility for the Board, while maintaining an effective, balanced corporate governance structure, will continue to best serve the interests of the Company and its shareholders.

The Board of Directors recommends a vote “AGAINST” Item 6, the shareholder proposal, for the reasons discussed above.

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2016 PROXY STATEMENT

Questions and Answers

About the Meeting and Voting

1.	Who is entitled to vote and how many votes do I have?

If you were a holder of record of Alcoa common stock, par value $1.00 per share (the “common stock”), at the close of business on February 24, 2016, you are eligible to vote at the annual meeting. For each matter presented for vote, you have one vote for each share you own.

2.	What is the difference between holding shares as a shareholder of record/registered shareholder and as a beneficial owner of shares?

Shareholder of Record or Registered Shareholder. If your shares of common stock are registered directly in your name with our transfer agent, Computershare, you are considered a “shareholder of record” or a “registered shareholder” of those shares.

Beneficial Owner of Shares. If your shares are held in an account at a bank, brokerage firm or other similar organization, then you are a beneficial owner of shares held in street name. In that case, you will have received these proxy materials from the bank, brokerage firm or other similar organization holding your account and, as a beneficial owner, you have the right to direct your bank, brokerage firm or similar organization as to how to vote the shares held in your account.

3.	How do I vote if I am a shareholder of record?

By Telephone or Internet. All shareholders of record can vote by touchtone telephone within the U.S., U.S. territories and Canada, using the toll-free telephone number on the proxy card, or through the Internet, using the procedures and instructions described on the proxy card. The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to vote their shares and to confirm that their instructions have been recorded properly.

By Written Proxy. All shareholders of record can also vote by written proxy card. If you are a shareholder of record and receive a Notice of Internet Availability of Proxy Materials (“Notice”), you may request a written proxy card by following the instructions included in the Notice. If you sign and return your proxy card but do not mark any selections giving specific voting instructions, your shares represented by that proxy will be voted as recommended by the Board of Directors.

In Person. All shareholders of record may vote in person at the meeting. See Question 5 below regarding how to obtain an admission ticket to the annual meeting.

Whether you plan to attend the meeting or not, we encourage you to vote by proxy as soon as possible. The proxy committee will vote your shares according to your directions.

4.	How do I vote if I am a beneficial owner of shares?

Your broker is not permitted to vote on your behalf on the election of directors and other matters to be considered at the annual meeting (except on ratification of the selection of PricewaterhouseCoopers LLP as auditors for 2016), unless you provide specific instructions by completing and returning the voting instruction form from your broker, bank or other financial institution or following the instructions provided to you for voting your shares via telephone or the Internet. For your vote to be counted, you will need to communicate your voting decisions to your broker, bank or other financial institution before the date of the annual meeting. If you wish to vote your shares at the meeting, you must obtain a legal proxy from that entity and bring it with you to hand in with your ballot. See Question 5 below regarding how to obtain an admission ticket to the annual meeting.

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Questions and Answers About the Meeting and Voting (continued)

5.	How do I get an admission ticket to attend the annual meeting?

You may attend the meeting if you were a shareholder as of the close of business on February 24, 2016. If you plan to attend the meeting, you will need an admission ticket. If you are a registered shareholder, have your Notice available and call 1-866-804-9594 or visit www.AlcoaAdmissionTicket.com and follow the instructions provided. If a broker, bank or other financial institution holds your shares and you would like to attend the meeting, please write to: Alcoa Inc., 201 Isabella Street, Pittsburgh, PA 15212-5858, Attention: Diane Thumma or email to diane.thumma@alcoa.com. Please include a copy of your brokerage account statement or a legal proxy (which you can obtain from your broker, bank or other financial institution), and we will send you an admission ticket.

6.	What does it mean if I receive more than one Notice?

If you are a shareholder of record or participate in Alcoa’s Dividend Reinvestment and Stock Purchase Plan or employee savings plans, you will receive one Notice (or if you are an employee with an Alcoa email address, an email proxy form) for all shares of common stock held in or credited to your accounts as of the record date, if the account names are exactly the same. If your shares are registered differently and are in more than one account, you will receive more than one Notice or email proxy form, and in that case, you can and are urged to vote all of your shares, which will require you to vote more than once. To avoid this situation in the future, we encourage you to have all accounts registered in the same name and address whenever possible. You can do this by contacting our transfer agent, Computershare, at 1-888-985-2058 (in the U.S. and Canada) or 1-201-680-6578 (all other locations) or through the Computershare website, www.computershare.com.

7.	How do I vote if I participate in one of the employee savings plans?

You must provide the trustee of the employee savings plan with your voting instructions in advance of the meeting. You may do so by returning your voting instructions by mail, or submitting them by telephone or electronically using the Internet. You cannot vote your shares in person at the annual meeting; the trustee is the only one who can vote your shares. The trustee will vote your shares as you have instructed. If the trustee does not receive your instructions, your shares generally will be voted in proportion to the way the other plan participants voted. To allow sufficient time for voting by the trustee, your voting instructions must be received by 6:00 a.m., Eastern Daylight Time (EDT), on May 4, 2016.

8.	Can I change my vote?

There are several ways in which you may revoke your proxy or change your voting instructions before the time of voting at the meeting (please note that, in order to be counted, the revocation or change must be received by 6:00 a.m. EDT on May 6, 2016, or by 6:00 a.m. EDT on May 4, 2016 in the case of instructions to the trustee of an employee savings plan):

•	Vote again by telephone or at the Internet website.
•	Mail a revised proxy card or voting instruction form that is dated later than the prior one.
•	Shareholders of record may vote in person at the annual meeting.
•	Shareholders of record may notify Alcoa’s Corporate Secretary in writing that a prior proxy is revoked.
•	Employee savings plan participants may notify the plan trustee in writing that prior voting instructions are revoked or are changed.

9.	Is my vote confidential?

Yes. Proxy cards, ballots and voting tabulations that identify shareholders are kept confidential except:

•	as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company;
•	in the case of a contested proxy solicitation;
•	if a shareholder makes a written comment on the proxy card or otherwise communicates his or her vote to management; or
•	to allow the independent judge of election to certify the results of the vote.

Corporate Election Services, Inc., the independent proxy tabulator used by Alcoa, counts the votes and acts as the judge of election for the meeting.

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Questions and Answers About the Meeting and Voting (continued)

10.	What is a Broker Non-Vote?

A “broker non-vote” occurs when a broker submits a proxy for the meeting with respect to a discretionary matter but does not vote on non-discretionary matters because the beneficial owner did not provide voting instructions on those matters. Under NYSE rules, the proposal to ratify the appointment of independent auditors (Item 2) is considered a “discretionary” item. This means that brokerage firms may vote in their discretion on behalf of clients (beneficial owners) who have not furnished voting instructions at least 15 days before the date of the annual meeting. In contrast, all of the other proposals set forth in this proxy statement are “non-discretionary” items—brokerage firms that have not received voting instructions from their clients on these matters may not vote on these proposals.

11.	What constitutes a “quorum” for the meeting?

A quorum consists of a majority of the outstanding shares, present at the meeting or represented by proxy. A quorum is necessary to conduct business at the annual meeting. You are part of the quorum if you have voted by proxy. Abstentions and broker non-votes count as “shares present” at the meeting for purposes of determining a quorum. If you vote to abstain on one or more proposals, your shares will be counted as present for purposes of determining the presence of a quorum unless you vote to abstain on all proposals.

12.	What is the voting requirement to approve each of the proposals, and how are votes counted?

At the close of business on February 24, 2016, the record date for the meeting, Alcoa had outstanding 1,314,845,888 shares of common stock (excluding treasury shares). Each share of common stock outstanding on the record date is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on. Treasury shares are not voted.

Under Pennsylvania corporation law, the approval of any corporate action taken at the annual meeting is based on votes cast. For all proposals to be considered at the annual meeting, shareholder approval occurs if the votes cast in favor of the proposal exceed the votes cast against the proposal. “Votes cast” on these proposals means votes “for” or “against” a particular proposal, whether by proxy or in person. Abstentions and broker non-votes are not considered “votes cast” on these proposals and therefore have no effect on the outcome of these proposals. In uncontested elections, directors are elected by a majority of votes cast. As described in more detail on page 27 under “Corporate Governance—Majority Voting for Directors,” Alcoa’s Articles of Incorporation and By-Laws require any incumbent director nominee who receives more “against” than “for” votes to tender his or her resignation for consideration by the Governance and Nominating Committee. Item 3 (advisory approval of executive compensation) is an advisory vote requiring further action by the Company to implement any changes.

13.	Who pays for the solicitation of proxies?

Alcoa pays the cost of soliciting proxies. Proxies will be solicited on behalf of the Board of Directors by mail, telephone, other electronic means or in person. We have retained Innisfree M&A Inc., 501 Madison Avenue, New York, NY 10022, to assist with the solicitation for an estimated fee of $12,500, plus expenses. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to shareholders and obtaining their votes.

14.	How do I comment on Company business?

Your comments are collected when you vote using the Internet. We also collect comments from the proxy card if you vote by mailing the proxy card. You may also send your comments to us in care of the Corporate Secretary: Alcoa Inc., Corporate Secretary’s Office, 390 Park Avenue, New York, NY 10022-4608. Although it is not possible to respond to each shareholder, your comments help us to understand your concerns.

15.	May I nominate someone to be a director of Alcoa?

Yes, please see “Nominating Board Candidates—Procedures and Director Qualifications”on page 17 for details on the procedures for shareholder nominations of director candidates.

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2016 PROXY STATEMENT

Questions and Answers About the Meeting and Voting (continued)

16.	When are the 2017 shareholder proposals due?

To be considered for inclusion in the Company’s 2017 proxy statement, shareholder proposals submitted in accordance with SEC Rule 14a-8 must be received in writing at our principal executive offices no later than November 24, 2016. Address all shareholder proposals to: Alcoa Inc., Corporate Secretary’s Office, 390 Park Avenue, New York, NY 10022-4608. For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2017 annual meeting, notice of intention to present the proposal, including all information required to be provided by the shareholder in accordance with the Company’s By-Laws, must be received in writing at our principal executive offices by February 5, 2017. Address all notices of intention to present proposals at the 2017 annual meeting to: Alcoa Inc., Corporate Secretary’s Office, 390 Park Avenue, New York, NY 10022-4608.

17.	Will the annual meeting be webcast?

Yes, our annual meeting will be webcast on May 6, 2016. You are invited to visit http://www.alcoa.com under “About—Corporate Governance—Annual Meeting” at 9:30 a.m. Eastern Daylight Time on May 6, 2016, to access the webcast of the meeting. Registration for the webcast is required. Pre-registration will be available beginning on April 29, 2016. An archived copy of the webcast also will be available on our website.

18.	What is “householding”?

Shareholders of record who have the same last name and address and who request paper copies of the proxy materials will receive only one copy unless one or more of them notifies us that they wish to receive individual copies. This method of delivery, known as “householding,” will help ensure that shareholder households do not receive multiple copies of the same document, helping to reduce our printing and postage costs, as well as saving natural resources. Householding will not in any way affect dividend check mailings.

We will deliver promptly upon written or oral request a separate copy of the Annual Report, proxy statement, or Notice of Internet Availability of Proxy Materials, as applicable, to a security holder at a shared address to which a single copy of the document was delivered. Please direct such requests to Diane Thumma at Alcoa Inc., 201 Isabella Street, Pittsburgh, PA 15212-5858, Attention: Diane Thumma, or email to diane.thumma@alcoa.com or call 1-412-553-1245.

Shareholders of record may request to begin or to discontinue householding in the future by contacting our transfer agent, Computershare, at 1-888-985-2058 (in the U.S. and Canada), 1-201-680-6578 (all other locations), by mail to Computershare, P.O. Box 30170, College Station, TX 77842-3170 or through the Computershare website, www.computershare.com. Shareholders owning their shares through a bank, broker or other nominee may request to begin or to discontinue householding by contacting their bank, broker or other nominee.

19.	How may I obtain a copy of Alcoa’s Annual Report on Form 10-K?

The Company will provide by mail, without charge, a copy of its Annual Report on Form 10-K for the year ended December 31, 2015 (not including exhibits and documents incorporated by reference), at your request. Please direct all requests to Alcoa Inc., Corporate Communications, 201 Isabella Street, Pittsburgh, PA 15212-5858.

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Attachments

ATTACHMENT A — Pre-Approval Policies and Procedures For Audit and

                                   Non-Audit Services

I.    Statement of Policy

The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor’s independence. Unless a type of service to be provided by the independent auditor has received pre-approval under this policy, it will require specific pre-approval by the Audit Committee before the service is provided. Any proposed services exceeding pre-approved cost levels under this policy will require specific pre-approval by the Audit Committee before the service is provided.

The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will periodically revise the list of pre-approved services, based on subsequent determinations.

II.    Delegation

The Audit Committee delegates pre-approval authority to the Chairman of the Committee. In addition, the Chairman may delegate pre-approval authority to one or more of the other members of the Audit Committee. The Chairman or member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

III.    Audit Services

The annual Audit services engagement terms and fees will be subject to the specific pre-approval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, company structure or other matters.

In addition to the annual Audit services engagement approved by the Audit Committee, the Audit Committee may grant pre-approval for other Audit services, which are those services that only the independent auditor reasonably can provide.

IV.    Audit-Related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and that are traditionally performed by the independent auditor. The Audit Committee believes that the provision of Audit-related services does not impair the independence of the auditor.

V.    Tax Services

The Audit Committee believes that the independent auditor can provide Tax services to the Company such as tax compliance and support, without impairing the auditor’s independence. However, the Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the sole purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.

VI.    All Other Services

The Audit Committee may grant pre-approval to those permissible non-audit services classified as All Other services that it believes are routine and recurring services, and would not impair the independence of the auditor.

VII.    Pre-Approval Fee Levels

Pre-approval fee levels for all services to be provided by the independent auditor will be established periodically by the Audit Committee. Any proposed services exceeding these levels will require specific pre-approval by the Audit Committee.

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2016 PROXY STATEMENT

Attachment A (continued)

VIII.    Supporting Documentation

With respect to each proposed pre-approved service, the independent auditor has provided detailed descriptions regarding the specific services to be provided. Upon completion of services, the independent auditor will provide to management detailed back-up documentation, including hours, personnel and task description relating to the specific services provided.

IX.    Procedures

Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Chief Financial Officer and must include a joint statement as to whether, in their view, the request or application is consistent with the Securities and Exchange Commission’s rules on auditor independence.

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2016 PROXY STATEMENT

Attachment B

ATTACHMENT B — Peer Group Companies for Market Information for 2015                                       Executive Compensation Decisions

(CEO peer group listed on page 52)

3M	DuPont	NextEra Energy Inc.
ABB	Duke Energy	Nike
ACH Food	EMC	Nokia
AES Corporation	EMD Millipore	Northrop Grumman
AbbVie	Eaton	Occidental Petroleum
Accenture	Eli Lilly	Office Depot
Adecco	Emerson Electric	Pacific Gas & Electric
Agrium	EnLink Midstream	Pfizer
Air Liquide	Ericsson	Philips Electronics
Altria Group	Exelon	Qualcomm
American Electric Power	Faurecia US Holdings	Ricoh Americas
Amgen	FirstEnergy	Rio Tinto
Anadarko Petroleum	Freeport-McMoRan	Rolls-Royce North America
Arrow Electronics	Gap	Sanofi
Arvato Finance Services	General Dynamics	Sasol USA
AstraZeneca	General Mills	Schlumberger
Avnet	Gilead Sciences	Schneider Electric
BAE Systems	GlaxoSmithKline	Sears
Baxter	HBO	Sodexo
Beam Suntory	HCA Healthcare	Southern Company Services
Bechtel Nuclear, Security & Environmental	HollyFrontier Corporation	Southwest Airlines
Berkshire Hathaway Energy	Honeywell	Sprint
Best Buy	Iberdrola Renewables	Starbucks Coffee
Boehringer Ingelheim US	Iberdrola USA	SuperValu Stores
Bristol-Myers Squibb	Indianapolis Power & Light Company	Syngenta
C&S Wholesale Grocers	International Paper	Sysco Corporation
CHS	Jabil Circuit	T-Mobile USA
CNH Industrial	Johnson Controls	TRW Automotive
Carnival	KPMG	Takeda Pharmaceuticals
CenturyLink	Kimberly-Clark	Tenet Healthcare Corporation
Chesapeake Energy	Kinder Morgan	Tesoro
Coca-Cola	L’Oréal	Teva Pharmaceutical
Colgate-Palmolive	Lafarge North America	Thermo Fisher Scientific
Compass	Lear	Time Warner
ConAgra Foods	Lehigh Hanson	Time Warner Cable
Continental Automotive Systems	Liberty Global	Turbomeca
Cox Enterprises	Lockheed Martin	Tyson Foods
DENSO International	LyondellBasell	Union Pacific Corporation
DIRECTV Group	Medtronic	United States Steel
Danaher	Merck & Co	United Water
Delhaize America	Messier Bugatti Dowty	University of California
Delta Air Lines	Micron Technology	Veolia Environmental Services North America
Devon Energy	Mondelez	Walt Disney
Diageo North America	Monroe Energy, LLC	Whirlpool
Dignity Health	Monsanto	eBay
Direct Energy	NRG Energy

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2016 PROXY STATEMENT

Attachment C

ATTACHMENT C — Calculation of Financial Measures

RECONCILIATION OF ADJUSTED INCOME

	Year ended December 31,
(in millions)	2015	2014
Net (loss) income attributable to Alcoa	$(322)	$268
Restructuring and other charges	836	703
Discrete tax items(1)	186	33
Other special items(2)	87	112
Net income attributable to Alcoa – as adjusted	787	1,116
Adjustments for incentive compensation(3)	348	(489)
Net income attributable to Alcoa – as adjusted for incentive compensation	$1,135	627
Adjustments for comparative purposes(4)		283
Net income attributable to Alcoa – as further adjusted for comparative purposes		$910

Net income attributable to Alcoa – as adjusted is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of Alcoa excluding the impacts of restructuring and other charges, discrete tax items, and other special items (collectively, “special items”). There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Net (loss) income attributable to Alcoa determined under GAAP as well as Net income attributable to Alcoa – as adjusted.

(1)	Discrete tax items include the following:
•	for the year ended December 31, 2015, a charge for valuation allowances related to certain U.S. and Iceland deferred tax assets ($190) and a net benefit for a number of small items ($4); and
•	for the year ended December 31, 2014, a charge for the remeasurement of certain deferred tax assets of a subsidiary in Brazil due to a tax rate change ($31), a charge for the remeasurement of certain deferred tax assets of a subsidiary in Spain due to a tax rate change ($16), and a net benefit for a number of other items ($14).

(2)	Other special items include the following:
•	for the year ended December 31, 2015, costs associated with the planned separation of Alcoa and the acquisitions of RTI International Metals and TITAL ($46), a gain on the sale of land in the United States and an equity investment in a China rolling mill ($44), a write-down of inventory related to the permanent closure or temporary curtailment of various facilities in Suriname, the United States, Brazil, and Australia ($43), an impairment of goodwill related to the soft alloy extrusions business in Brazil ($25), and a net unfavorable change in certain mark-to-market energy derivative contracts ($17); and
•	for the year ended December 31, 2014, a write-down of inventory related to the permanent closure of various facilities in Italy, Australia, and the United States ($47), costs associated with the acquisition of Firth Rixson and the then-planned acquisition of TITAL ($47), a gain on the sale of both a mining interest in Suriname and an equity investment in a China rolling mill ($20), an unfavorable impact related to the restart of one potline at the joint venture in Saudi Arabia that was previously shut down due to a period of pot instability ($19), costs associated with preparation for and ratification of a new labor agreement with the United Steelworkers ($11), a net unfavorable change in certain mark-to-market energy derivative contracts ($6), and a loss on the write-down of an asset to fair value ($2).

(3)	Adjustments for incentive compensation include the following:
•	for the year ended December 31, 2015, a net positive amount ($234) to normalize the London Metal Exchange aluminum prices and foreign currency exchange rates realized in 2015 results to those contemplated in Alcoa’s 2015 Plan; a positive amount ($117) to partially adjust the lower regional premiums realized in Alcoa’s average realized price of primary aluminum in 2015 to those contemplated in Alcoa’s 2015 Plan; and a net negative amount ($3) to reverse the add-back included in Restructuring and other charges in the above table related to curtailment actions in Brazil as the benefits realized from the sale of unused energy in Brazil are included in Net loss attributable to Alcoa and to exclude the results of RTI International Metals (July 2015) and TITAL (March 2015) from the respective acquisition dates through December 31, 2015 and of a rolling mill in Russia from January 1, 2015 through the divestiture date (March 2015) that were not reflected in Alcoa’s 2015 Plan; and
•	for the year ended December 31, 2014, a negative amount ($188) to normalize the London Metal Exchange aluminum prices and foreign currency exchange rates realized in 2014 results to those contemplated in Alcoa’s 2014 Plan; a negative amount ($238) to partially adjust the higher regional premiums realized in Alcoa’s average realized price of primary aluminum in 2014 to those contemplated in Alcoa’s 2014 Plan; and a net negative amount ($63) to reverse the add-back included in Restructuring and other charges in the above table related to curtailment actions in Brazil as the benefits realized from the sale of unused energy in Brazil are included in Net income attributable to Alcoa, to include the amounts reflected in Alcoa’s 2014 Plan related to the Saudi Arabia potline issue and United Steelworkers labor agreement, both of which were added-back on an actual basis in the Other special items line in the above table, and to exclude the results of Firth Rixson from the acquisition date (November 19, 2014) through December 31, 2014 that were not reflected in Alcoa’s 2014 Plan.

All of these adjustments were made for incentive compensation purposes only.

(4)	This amount represents the necessary adjustments to normalize the London Metal Exchange aluminum prices and foreign currency exchange rates reflected in Alcoa’s 2014 Plan to those contemplated in Alcoa’s 2015 Plan (this adjustment was reflected in the above table for comparative purposes only).

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2016 PROXY STATEMENT

Attachment C (continued)

RECONCILIATION OF ADJUSTED EBITDA

	Year ended December 31,
($ in millions)	2015	2014
Net (loss) income attributable to Alcoa	$(322)	$268
Add:
Net income (loss) attributable to noncontrolling interests	125	(91)
Provision for income taxes	445	320
Other expenses, net	2	47
Interest expense	498	473
Restructuring and other charges	1,195	1,168
Impairment of goodwill	25	–
Provision for depreciation, depletion, and amortization	1,280	1,371
Adjusted EBITDA	3,248	3,556
Add: adjustments for incentive compensation(1)	672	(502)
Adjusted EBITDA – as adjusted for incentive compensation	$3,920	3,054
Add: adjustments for comparative purposes(2)		636
Adjusted EBITDA – as further adjusted for comparative purposes		$3,690

Sales	$22,534	$23,906
Add: adjustments for incentive compensation(3)	884	(479)
Sales – as adjusted for incentive compensation	$23,418	23,427
Add: adjustments for comparative purposes(2)		(356)
Sales – as further adjusted for comparative purposes		$23,071

Adjusted EBITDA Margin	14.4%	14.9%
Adjusted EBITDA Margin – as adjusted for incentive compensation	16.7%	13.0%
Adjusted EBITDA Margin – as further adjusted for comparative purposes		16.0%

Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(1)	Adjustments for incentive compensation related to Adjusted EBITDA include the following:
•	for the year ended December 31, 2015, a net positive amount ($384) to normalize the London Metal Exchange aluminum prices and foreign currency exchange rates realized in 2015 results to those contemplated in Alcoa’s 2015 Plan; a positive amount ($170) to partially adjust the lower regional premiums realized in Alcoa’s average realized price of primary aluminum in 2015 to those contemplated in Alcoa’s 2015 Plan; and a net positive amount ($118) to exclude both the difference between the amounts in 2015 results and those contemplated in Alcoa’s 2015 Plan for special items (see Reconciliation of Adjusted Income) reflected in Adjusted EBITDA on a pretax basis (write-down of inventory, acquisition costs, and costs related to the planned separation of Alcoa) and the results of RTI International Metals (July 2015) and TITAL (March 2015) from the respective acquisition dates through December 31, 2015 and of a rolling mill in Russia from January 1, 2015 through the divestiture date (March 2015) that were not reflected in Alcoa’s 2015 Plan; and
•	for the year ended December 31, 2014, a negative amount ($281) to normalize the London Metal Exchange aluminum prices and foreign currency exchange rates realized in 2014 results to those contemplated in Alcoa’s 2014 Plan; a negative amount ($349) to partially adjust the higher regional premiums realized in Alcoa’s average realized price of primary aluminum in 2014 to those contemplated in Alcoa’s 2014 Plan; and a positive amount ($128) to exclude both the difference between the amounts in 2014 results and those contemplated in Alcoa’s 2014 Plan for special items (see Reconciliation of Adjusted Income) reflected in Adjusted EBITDA on a pretax basis (write-down of inventory, acquisition costs, and costs related to a new labor agreement) and the results of Firth Rixson from the acquisition date (November 19, 2014) through December 31, 2014 that were not reflected in Alcoa’s 2014 Plan.

All of these adjustments were made for incentive compensation (under the long-term incentive plan, or LTI) purposes only.

(2)	These amounts represent the necessary adjustments to normalize the London Metal Exchange aluminum prices and foreign currency exchange rates reflected in Alcoa’s 2014 Plan to those contemplated in Alcoa’s 2015 Plan (these adjustments were reflected in the above table for comparative purposes only).

(3)	Adjustments for incentive compensation related to Sales include the following:
•	for the year ended December 31, 2015, a positive amount ($1,073) to normalize the London Metal Exchange aluminum prices and foreign currency exchange rates realized in 2015 results to those contemplated in Alcoa’s 2015 Plan; a positive amount ($209) to adjust the lower regional premiums realized in Alcoa’s average realized price of primary aluminum in 2015 to those contemplated in Alcoa’s 2015 Plan; and a negative amount ($398) to exclude revenue of RTI International Metals (July 2015) and TITAL (March 2015) from the respective acquisition dates through December 31, 2015 and of a rolling mill in Russia from January 1, 2015 through the divestiture date (March 2015) that was not reflected in Alcoa’s 2015 Plan; and

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2016 PROXY STATEMENT

Attachment C (continued)

•	for the year ended December 31, 2014, a net negative amount ($246) to normalize the London Metal Exchange aluminum prices and foreign currency exchange rates realized in 2014 results to those contemplated in Alcoa’s 2014 Plan; a negative amount ($395) to adjust the higher regional premiums realized in Alcoa’s average realized price of primary aluminum in 2014 to those contemplated in Alcoa’s 2014 Plan; and a net positive amount ($162) to include revenue reflected in Alcoa’s 2014 Plan that was not realized in 2014 due to decisions to permanently shut down smelter capacity and to exclude revenue of Firth Rixson from the acquisition date (November 19, 2014) through December 31, 2014 that was not reflected in Alcoa’s 2014 Plan.

All of these adjustments were made for incentive compensation (under the long-term incentive plan, or LTI) purposes only.

RECONCILIATION OF ALUMINA ADJUSTED EBITDA

	Year ended December 31,
($ in millions, except per metric ton amounts)	2015	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005
After-tax operating income (ATOI)	$746	$370	$259	$90	$607	$301	$112	$727	$956	$1,050	$682

Add:
Depreciation, depletion, and amortization	296	387	426	455	444	406	292	268	267	192	172
Equity loss (income)	41	29	4	(5)	(25)	(10)	(8)	(7)	(1)	2	–
Income taxes	300	153	66	(27)	179	60	(22)	277	340	428	246
Other	1	(28)	(6)	(8)	(44)	(5)	(92)	(26)	2	(6)	(8)

Adjusted EBITDA	$1,384	$911	$749	$505	$1,161	$752	$282	$1,239	$1,564	$1,666	$1,092

Production (thousand metric tons) (kmt)	15,720	16,606	16,618	16,342	16,486	15,922	14,265	15,256	15,084	15,128	14,598

Adjusted EBITDA/Production ($ per metric ton)	$88	$55	$45	$31	$70	$47	$20	$81	$104	$110	$75

RECONCILIATION OF PRIMARY METALS ADJUSTED EBITDA
	Year ended December 31,
($ in millions, except per metric ton amounts)	2015	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005
ATOI	$155	$594	$(20)	$309	$481	$488	$(612)	$931	$1,445	$1,760	$822

Add:
Depreciation, depletion, and amortization	429	494	526	532	556	571	560	503	410	395	368
Equity loss (income)	12	34	51	27	7	(1)	26	(2)	(57)	(82)	12
Income taxes	(28)	203	(74)	106	92	96	(365)	172	542	726	307
Other	(2)	(6)	(8)	(422)	2	(7)	(176)	(32)	(27)	(13)	(96)

Adjusted EBITDA	$566	$1,319	$475	$552	$1,138	$1,147	$(567)	$1,572	$2,313	$2,786	$1,413

Production (thousand metric tons) (kmt)	2,811	3,125	3,550	3,742	3,775	3,586	3,564	4,007	3,693	3,552	3,554

Adjusted EBITDA/Production ($ per metric ton)	$201	$422	$134	$148	$301	$320	$(159)	$392	$626	$784	$398

RECONCILIATION OF GLOBAL ROLLED PRODUCTS ADJUSTED EBITDA(1)
	Year ended December 31,
($ in millions, except per metric ton amounts)	2015	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005
ATOI	$244	$245	$292	$358	$266	$220	$(49)	$(3)	$178	$233	$278

Add:
Depreciation, depletion, and amortization	227	235	226	229	237	238	227	216	227	223	220
Equity loss	32	27	13	6	3	–	–	–	–	2	–
Income taxes	109	89	123	167	104	92	48	35	92	58	121
Other	(1)	(1)	–	(2)	1	1	(2)	6	1	20	1

Adjusted EBITDA	$611	$595	$654	$758	$611	$551	$224	$254	$498	$536	$620

Total shipments (thousand metric tons) (kmt)	1,836	2,056	1,989	1,943	1,866	1,755	1,888	2,361	2,482	2,376	2,250

Adjusted EBITDA/Total shipments ($ per metric ton)	$333	$289	$329	$390	$327	$314	$119	$108	$201	$226	$276

96

2016 PROXY STATEMENT

Attachment C (continued)

RECONCILIATION OF ENGINEERED PRODUCTS AND SOLUTIONS(2) ADJUSTED EBITDA(1)
	Year ended December 31,
($ in millions)	2015	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005
ATOI	$595	$579	$569	$484	$436	$355	$321	$465	$351	$237	$183

Add:
Depreciation, depletion, and amortization	233	137	124	122	120	114	118	118	114	111	114
Income taxes	282	298	286	248	224	182	159	225	186	128	86
Other	–	–	–	–	–	–	2	2	2	2	(12)

Adjusted EBITDA	$1,110	$1,014	$979	$854	$780	$651	$600	$810	$653	$478	$371

Third-party sales	$5,342	$4,217	$4,054	$3,863	$3,716	$3,225	$3,355	$4,215	$3,821	$3,406	$2,966

Adjusted EBITDA Margin	20.8%	24.0%	24.1%	22.1%	21.0%	20.2%	17.9%	19.2%	17.1%	14.0%	12.5%

RECONCILIATION OF TRANSPORTATION AND CONSTRUCTION SOLUTIONS(2) ADJUSTED EBITDA(1)
	Year ended December 31,
($ in millions)	2015	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005
ATOI	$166	$180	$167	$126	$109	$73	$5	$82	$94	$129	$94

Add:
Depreciation, depletion, and amortization	43	42	42	42	45	48	65	53	55	45	50
Equity (income) loss	–	–	–	–	(1)	(2)	(2)	–	–	6	–
Income taxes	63	69	67	49	38	18	(21)	–	7	27	30
Other	(1)	–	(2)	(9)	(1)	–	–	–	(10)	(4)	1

Adjusted EBITDA	$271	$291	$274	$208	$190	$137	$47	$135	$146	$203	$175

Third-party sales	$1,882	$2,021	$1,951	$1,914	$1,936	$1,656	$1,537	$2,270	$2,249	$2,204	$1,954

Adjusted EBITDA Margin	14.4%	14.4%	14.0%	10.9%	9.8%	8.3%	3.1%	5.9%	6.5%	9.2%	9.0%

Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Other line in the tables above includes gains/losses on asset sales and other nonoperating items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(1)	Effective in the second quarter of 2015, management removed the impact of metal price lag from the results of the Global Rolled Products and Engineered Products and Solutions (now Engineered Products and Solutions and Transportation and Construction Solutions – see below) segments in order to enhance the visibility of the underlying operating performance of these businesses. Metal price lag describes the timing difference created when the average price of metal sold differs from the average cost of the metal when purchased by the respective segment. The impact of metal price lag is now reported as a separate line item in Alcoa’s reconciliation of total segment ATOI to consolidated net (loss) income attributable to Alcoa. As a result, this change does not impact the consolidated results of Alcoa. Segment information for all prior periods presented was updated to reflect this change.

(2)	In the third quarter of 2015, management approved a realignment of Alcoa’s Engineered Products and Solutions segment due to the expansion of this part of Alcoa’s business portfolio through both organic and inorganic growth. This realignment consisted of moving both the Alcoa Wheel and Transportation Products and Building and Construction Systems business units to a new reportable segment named Transportation and Construction Solutions. Additionally, the Latin American soft alloy extrusions business previously included in Corporate was moved into the new Transportation and Construction Solutions segment. The remaining Engineered Products and Solutions segment consists of the Alcoa Fastening Systems and Rings (renamed to include portions of the Firth Rixson business acquired in November 2014), Alcoa Power and Propulsion (includes the TITAL business acquired in March 2015), Alcoa Forgings and Extrusions (includes the other portions of Firth Rixson), and Alcoa Titanium and Engineered Products (a new business unit that consists solely of the RTI International Metals business acquired in July 2015) business units. Segment information for all prior periods presented was updated to reflect the new segment structure.

97

2016 PROXY STATEMENT

Attachment C (continued)

RECONCILIATION OF UPSTREAM(1) ADJUSTED EBITDA

	Year ended December 31,
(in millions)	2015	2014	2013	2012	2011	2010	2009	2008
After-tax operating income (ATOI)	$901	$964	$239	$399	$1,088	$789	$(500)	$1,658

Add:
Depreciation, depletion, and amortization	725	881	952	987	1,000	977	852	771
Equity loss (income)	53	63	55	22	(18)	(11)	18	(9)
Income taxes	272	356	(8)	79	271	156	(387)	449
Other	(1)	(34)	(14)	(430)	(42)	(12)	(268)	(58)

Adjusted EBITDA	$1,950	$2,230	$1,224	$1,057	$2,299	$1,899	$(285)	$2,811

RECONCILIATION OF VALUE-ADD(2) ADJUSTED EBITDA(3)
	Year ended December 31,
($ in millions)	2015	2014	2013	2012	2011	2010	2009	2008
ATOI	$1,005	$1,004	$1,028	$968	$811	$648	$277	$544

Add:
Depreciation, depletion, and amortization	503	414	392	393	402	400	410	387
Equity loss (income)	32	27	13	6	2	(2)	(2)	–
Income taxes	454	456	476	464	366	292	186	260
Other	(2)	(1)	(2)	(11)	–	1	–	8

Adjusted EBITDA	$1,992	$1,900	$1,907	$1,820	$1,581	$1,339	$871	$1,199

Third-party sales	$13,462	$13,589	$13,111	$13,155	$13,294	$11,158	$10,961	$15,451

Adjusted EBITDA Margin	14.8%	14.0%	14.5%	13.8%	11.9%	12.0%	7.9%	7.8%

Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. The Other line in the tables above includes gains/losses on asset sales and other nonoperating items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(1)	Upstream is composed of the Alumina and Primary Metals segments.

(2)	Value-Add is composed of the Global Rolled Products, Engineered Products and Solutions, and Transportation and Construction Solutions segments. In the third quarter of 2015, management approved a realignment of Alcoa’s Engineered Products and Solutions segment due to the expansion of this part of Alcoa’s business portfolio through both organic and inorganic growth. This realignment consisted of moving both the Alcoa Wheel and Transportation Products and Building and Construction Systems business units to a new reportable segment named Transportation and Construction Solutions. Additionally, the Latin American soft alloy extrusions business previously included in Corporate was moved into the new Transportation and Construction Solutions segment. The remaining Engineered Products and Solutions segment consists of the Alcoa Fastening Systems and Rings (renamed to include portions of the Firth Rixson business acquired in November 2014), Alcoa Power and Propulsion (includes the TITAL business acquired in March 2015), Alcoa Forgings and Extrusions (includes the other portions of Firth Rixson), and Alcoa Titanium and Engineered Products (a new business unit that consists solely of the RTI International Metals business acquired in July 2015) business units. Segment information for all prior periods presented was updated to reflect the new segment structure.

(3)	Effective in the second quarter of 2015, management removed the impact of metal price lag from the results of the Global Rolled Products and Engineered Products and Solutions (now Engineered Products and Solutions and Transportation and Construction Solutions – see footnote 2 above) segments in order to enhance the visibility of the underlying operating performance of these businesses. Metal price lag describes the timing difference created when the average price of metal sold differs from the average cost of the metal when purchased by the respective segment. The impact of metal price lag is now reported as a separate line item in Alcoa’s reconciliation of total segment ATOI to consolidated net (loss) income attributable to Alcoa. As a result, this change does not impact the consolidated results of Alcoa. Segment information for all prior periods presented was updated to reflect this change.

98

2016 PROXY STATEMENT

Attachment C (continued)

RECONCILIATION OF FREE CASH FLOW

	Year ended December 31,
(in millions)	2015	2014
Cash from operations	$1,582	$1,674
Capital expenditures	(1,180)	(1,219)
Free cash flow	402	455
Adjustments for incentive compensation(1)	223	(434)
Free cash flow – as adjusted for incentive compensation	$625	21
Adjustments for comparative purposes(2)		529
Free cash flow – as further adjusted for comparative purposes		$550

Free Cash Flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand Alcoa’s asset base and are expected to generate future cash flows from operations. It is important to note that Free Cash Flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

(1)	Adjustments for incentive compensation include the following:
•	for the year ended December 31, 2015, a negative amount ($27) for the equity contributions made to the joint venture in Saudi Arabia; a net negative amount ($5) to normalize the London Metal Exchange aluminum prices and foreign currency exchange rates realized in 2015 results to those contemplated in Alcoa’s 2015 Plan; a positive amount ($117) to partially adjust the lower regional premiums realized in Alcoa’s average realized price of primary aluminum in 2015 to those contemplated in Alcoa’s 2015 Plan; a net positive amount ($155) to exclude a cash payment for a future supply of natural gas related to Alcoa’s refineries in Australia that was not reflected in Alcoa’s 2015 Plan, to include additional capital expenditures contemplated in Alcoa’s 2015 Plan but deferred until 2016, to exclude the difference between the amounts in 2015 results and those contemplated in Alcoa’s 2015 Plan for special items (see Reconciliation of Adjusted Income) reflected in Cash from operations (restructuring and other charges (excluding cash payments related to curtailment actions in Brazil – see footnote 3 in the Reconciliation of Adjusted Income), acquisition costs, and costs related to the planned separation of Alcoa), and to exclude the free cash flow of RTI International Metals (July 2015) and TITAL (March 2015) from the respective acquisition dates through December 31, 2015 and of a rolling mill in Russia from January 1, 2015 through the divestiture date (March 2015) that was not reflected in Alcoa’s 2015 Plan; and a negative amount ($17) to reflect additional equity contributions to the joint venture in Saudi Arabia contemplated in Alcoa’s 2015 Plan but deferred until 2016; and
•	for the year ended December 31, 2014, a negative amount ($91) for the equity contributions made to the joint venture in Saudi Arabia; a negative amount ($192) to normalize the London Metal Exchange aluminum prices and foreign currency exchange rates realized in 2014 results to those contemplated in Alcoa’s 2014 Plan; a negative amount ($216) to partially adjust the higher regional premiums realized in Alcoa’s average realized price of primary aluminum in 2014 to those contemplated in Alcoa’s 2014 Plan; a net positive amount ($198) to exclude both the difference between the amounts in 2014 results and those contemplated in Alcoa’s 2014 Plan for special items (see Reconciliation of Adjusted Income) reflected in Cash from operations (restructuring and other charges (excluding cash payments related to curtailment actions in Brazil – see footnote 3 in the Reconciliation of Adjusted Income), acquisition costs, and costs related to a new labor agreement) and the free cash flow of Firth Rixson from the acquisition date (November 19, 2014) through December 31, 2014 that was not reflected in Alcoa’s 2014 Plan; a negative amount ($100) to reverse the realized benefit of lower pension contributions in 2014, resulting from the provisions of the Highway and Transportation Funding Act, that was not contemplated in Alcoa’s 2014 Plan; and a negative amount ($32) to reflect additional equity contributions to the joint venture in Saudi Arabia contemplated in Alcoa’s 2014 Plan but deferred until 2015.

All of these adjustments were made for incentive compensation purposes only.

(2)	This amount represents the necessary adjustments to normalize the London Metal Exchange aluminum prices and foreign currency exchange rates reflected in Alcoa’s 2014 Plan to those contemplated in Alcoa’s 2015 Plan (this adjustment was reflected in the above table for comparative purposes only).

DAYS WORKING CAPITAL

	Year ended December 31,
($ in millions)	2015	2014	2013	2012
Receivables from customers, less allowances	$1,488	$1,457	$1,499	$1,633
Add: Deferred purchase price receivable(1)	379	361	240	116
Receivables from customers, less allowances, as adjusted	1,867	1,818	1,739	1,749
Add: Inventories	3,346	3,108	2,906	3,030
Less: Accounts payable, trade	2,907	2,932	2,759	2,584
Working capital(2)	$2,306	$1,994	$1,886	$2,195
Adjustments for incentive compensation(3)	(283)	(23)
Working capital – as adjusted for incentive compensation	$2,023	$1,971
Sales	$22,534	$23,906	$23,032	$23,700
Adjustments for incentive compensation(3)	(398)	(81)
Sales – as adjusted for incentive compensation	$22,136	$23,825
Days working capital(4)	37.4	30.4	29.9	33.9
Days working capital – as adjusted for incentive compensation	33.3	30.2

99

2016 PROXY STATEMENT

Attachment C (continued)

Days Working Capital = Working Capital divided by (Sales/number of days in the period).

(1)	The deferred purchase price receivable relates to an arrangement to sell certain customer receivables to several financial institutions on a recurring basis. Alcoa is adding back this receivable for the purposes of the Days Working Capital calculation.

(2)	The Working Capital for each period presented represents an average annual Working Capital, which reflects the capital tied up during a given year. As such, the components of Working Capital for each period presented represent the average of the ending balances in each of the twelve months during the respective year.

(3)	Adjustments for incentive compensation for the year ended December 31, 2015 exclude the proportional average working capital and sales of RTI International Metals (July 2015) and TITAL (March 2015) from the respective acquisition dates through December 31, 2015 and of a rolling mill in Russia from January 1, 2015 through the divestiture date (March 2015) that were not reflected in Alcoa’s 2015 Plan (the adjustments for incentive compensation related to working capital also include an insignificant amount for two other items). Adjustments for incentive compensation for the year ended December 31, 2014 exclude the proportional average working capital and sales of Firth Rixson from the acquisition date (November 19, 2014) through December 31, 2014 that were not reflected in Alcoa’s 2014 Plan. The adjustments in 2015 and 2014 were made for incentive compensation purposes only. There were no incentive compensation adjustments for the years ended December 31, 2013 and 2012 as Days Working Capital was not an incentive compensation metric.

(4)	In the year ended December 31, 2015, Working Capital and Sales include $559 and $1,310, respectively, related to three acquisitions, Firth Rixson (November 2014), TITAL (March 2015), and RTI International Metals (July 2015). Excluding these amounts, Days Working Capital was 30.0 for the year ended December 31, 2015.

RECONCILIATION OF NET DEBT

	December 31,
(in millions)	2015	2014	2013	2012	2011	2010
Short-term borrowings	$38	$54	$57	$53	$62	$92
Commercial paper	–	–	–	–	224	–
Long-term debt due within one year	21	29	655	465	445	231
Long-term debt, less amount due within one year	9,044	8,769	7,607	8,311	8,640	8,842
Total debt	9,103	8,852	8,319	8,829	9,371	9,165
Less: Cash and cash equivalents	1,919	1,877	1,437	1,861	1,939	1,543
Net debt	$7,184	$6,975	$6,882	$6,968	$7,432	$7,622

Net Debt is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management assesses Alcoa’s leverage position after factoring in available cash that could be used to repay outstanding debt.

RECONCILIATION OF DEBT-TO-ADJUSTED EBITDA RATIO

	Year ended December 31,
($ in millions)	2015	2014	2013	2012	2011	2010
Net (loss) income attributable to Alcoa	$(322)	$268	$(2,285)	$191	$611	$254

Add:
Net income (loss) attributable to noncontrolling interests	125	(91)	41	(29)	194	138
Loss from discontinued operations	–	–	–	–	3	8
Provision for income taxes	445	320	428	162	255	148
Other expenses (income), net	2	47	(25)	(341)	(87)	5
Interest expense	498	473	453	490	524	494
Restructuring and other charges	1,195	1,168	782	172	281	207
Impairment of goodwill	25	–	1,731	–	–	–
Provision for depreciation, depletion, and amortization	1,280	1,371	1,421	1,460	1,479	1,450
Adjusted EBITDA	$3,248	$3,556	$2,546	$2,105	$3,260	$2,704

Total debt	$9,103	$8,852	$8,319	$8,829	$9,371	$9,165
Debt-to-Adjusted EBITDA ratio	2.80	2.49	3.27	4.20	2.87	3.39

Alcoa’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(1)	In 2015, the Total Debt and Adjusted EBITDA of Alcoa includes $373 and $21, respectively, related to the acquisition of RTI International Metals (RTI). The Total Debt amount of RTI reflects the debt outstanding at December 31, 2015; however, the Adjusted EBITDA of RTI is only from the acquisition date (July 23, 2015) through December 31, 2015. Excluding these amounts, the Debt-to-Adjusted EBITDA Ratio was 2.71 in 2015.

100

2016 PROXY STATEMENT

Attachment D

ATTACHMENT D — 2013 Alcoa Stock Incentive Plan, as Amended and                                       Restated

SECTION 1. PURPOSE. The purpose of the 2013 Alcoa Stock Incentive Plan is to encourage selected Directors and Employees to acquire a proprietary interest in the long-term growth and financial success of the Company and to further link the interests of such individuals to the long-term interests of shareholders.

SECTION 2. DEFINITIONS. As used in the Plan, the following terms have the meanings set forth below:

“Affiliate” shall have the meaning set forth in Rule 12b-2 under Section 12 of the Securities Exchange Act of 1934, as amended.

“Award” means any Option, Stock Appreciation Right, Restricted Share Award, Restricted Share Unit, or any other right, interest, or option relating to Shares or other property granted pursuant to the provisions of the Plan.

“Award Agreement” means any written or electronic agreement, contract, or other instrument or document evidencing any Award granted by the Committee hereunder, which may, but need not, be executed or acknowledged by both the Company and the Participant.

“Board” means the Board of Directors of the Company.

“Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(a) any one person or more than one person acting as a group (as determined in accordance with Section 1.409A-3(i)(5)(v)(B) of the regulations promulgated under the Code) (a “Person”) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person), in either case whether by purchase in the market, tender offer, reorganization, merger, statutory share exchange or consolidation, other similar transaction involving the Company or any of its subsidiaries or otherwise (a “Transaction”), common stock of the Company possessing 30% or more of the total voting power of the stock of the Company unless (A) all or substantially all of the individuals and entities that were the beneficial owners of the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or the combined voting power of the then outstanding voting securities of the Company (the “Outstanding Company Voting Securities”) immediately prior to such Transaction own, directly or indirectly, 50% or more of the then outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Transaction (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Transaction of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, and (B) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Transaction were members of the board of directors of the Company at the time of the Transaction (which in the case of a market purchase shall be the date 30% ownership was first acquired, in the case of a tender offer, when at least 30% of the Company’s shares were tendered, and in other events upon the execution of the initial agreement or of the action of the Board providing for such Transaction); and provided, further, that, for purposes of this paragraph, the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, or (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate;

(b) a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the Company’s Board before the date of such appointment or election; or

(c) any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets of the Company that have a total gross fair market value of more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if its sole purpose is to (i) change the jurisdiction of the Company’s incorporation, or (ii) create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

101

2016 PROXY STATEMENT

Attachment D (continued)

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

“Committee” means the Compensation and Benefits Committee of the Board, any successor to such committee or a subcommittee thereof or, if the Board so determines, another committee of the Board, in each case composed of no fewer than two directors, each of whom is a Non-Employee Director and an “outside director” within the meaning of Section 162(m) of the Code, or any successor provision thereto.

“Company” means Alcoa Inc., a Pennsylvania corporation.

“Contingency Period” has the meaning set forth in SECTION 8.

“Covered Employee” means a “covered employee” within the meaning of Section 162(m)(3) of the Code, or any successor provision thereto.

“Director” means a member of the Board who is not an Employee.

“Employee” means any employee (including any officer or employee director) of the Company or of any Subsidiary.

“Equity Restructuring” means a nonreciprocal transaction between the Company and its shareholders, such as a stock dividend, stock split (including a reverse stock split), spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the Shares (or other securities of the Company) or the price of Shares (or other securities) and causes a change in the per share value of the Shares underlying outstanding Awards.

“Executive Officer” means an officer who is designated as an executive officer by the Board or by its designees in accordance with the definition of executive officer under Rule 3b-7 of the U.S. Securities Exchange Act of 1934, as amended.

“Exercisable Time-Based Award” has the meaning set forth in SECTION 12.

“Fair Market Value” with respect to Shares on any given date means the closing price per Share on that date as reported on the New York Stock Exchange or other stock exchange on which the Shares principally trade. If the New York Stock Exchange or such other exchange is not open for business on the date fair market value is being determined, the closing price as reported for the next business day on which that exchange is open for business will be used.

“Family Member” has the same meaning as such term is defined in Form S-8 (or any successor form) promulgated under the U.S. Securities Act of 1933, as amended.

“Non-Employee Director” has the meaning set forth in Rule 16b-3(b)(3) under the U.S. Securities Exchange Act of 1934, as amended, or any successor definition adopted by the U.S. Securities and Exchange Commission.

“Option” means any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee shall determine. All Options granted under the Plan are intended to be nonqualified stock options for purposes of the Code.

“Other Awards” has the meaning set forth in SECTION 10.

“Participant” means an Employee or a Director who is selected to receive an Award under the Plan.

“Performance Award” means any award granted pursuant to SECTION 11 hereof in the form of Options, Stock Appreciation Rights, Restricted Share Units, Restricted Shares or other awards of property, including cash, that have a performance feature described in SECTION 11.

“Performance Period” means that period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are to be measured. A Performance Period may not be less than one year.

“Plan” means this 2013 Alcoa Stock Incentive Plan, as amended and restated and as may be further amended from time to time.

“Prior Plans” mean the 2009 Alcoa Stock Incentive Plan, 2004 Alcoa Stock Incentive Plan, the Long Term Stock Incentive Plan of Aluminum Company of America, and the Alcoa Stock Incentive Plan, each as amended and restated from time to time.

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Attachment D (continued)

“Replacement Award” means an Award resulting from adjustments or substitutions referred to in Section 4(f) herein, provided that such Award is issued by a company (foreign or domestic) the majority of the equity of which is listed under and in compliance with the domestic company listing rules of the New York Stock Exchange or with a similarly liquid exchange which has comparable standards to the domestic company listing standards of the New York Stock Exchange.

“Restricted Shares” has the meaning set forth in SECTION 8.

“Restricted Share Unit” has the meaning set forth in SECTION 9.

“Shares” means the shares of common stock of the Company, $1.00 par value.

“Stock Appreciation Right” means any right granted under SECTION 7.

“Subsidiary” means any corporation or other entity in which the Company owns, directly or indirectly, stock possessing 50% or more of the total combined voting power of all classes of stock in such corporation or entity, and any corporation, partnership, joint venture, limited liability company or other business entity as to which the Company possesses a significant ownership interest, directly or indirectly, as determined by the Committee.

“Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any of its Subsidiaries or with which the Company or any of its Subsidiaries combines.

“Time-Based Award” means any Award granted pursuant to the Plan that is not a Performance Award.

SECTION 3. ADMINISTRATION. The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Employees of the Company and its Subsidiaries to whom Awards may from time to time be granted hereunder; (ii) determine the type or types of Award to be granted to each Employee Participant hereunder; (iii) determine the number of Shares to be covered by each Employee Award granted hereunder; (iv) determine the terms and conditions of any Employee Award granted hereunder, and make modifications to such terms and conditions with respect to any outstanding Employee Award, in each case, which are not inconsistent with the provisions of the Plan; (v) determine whether, to what extent and under what circumstances Employee Awards may be settled in cash, Shares or other property or canceled or suspended; (vi) determine whether, to what extent and under what circumstances cash, Shares and other property and other amounts payable with respect to an Employee Award under this Plan shall be deferred either automatically or at the election of the Participant; (vii) interpret and administer the Plan and any instrument or agreement entered into under the Plan; (viii) determine whether any corporate transaction, such as a sale or spin-off of a division or business unit, or a joint venture, shall be deemed to result in a Participant’s termination of service for purposes of Awards granted under the Plan; (ix) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan, including, without limiting the generality of the foregoing, make any determinations necessary to effectuate the purpose of Section 12(a)(v) below. Decisions of the Committee shall be final, conclusive and binding upon all persons, including the Company, any Participant and any shareholder; provided that the Board shall approve any decisions affecting Director Awards.

The Board shall have full power and authority, upon the recommendation of the Governance and Nominating Committee of the Board to: (i) select the Directors of the Company to whom Awards may from time to time be granted hereunder; (ii) determine the type or types of Award to be granted to each Director Participant hereunder; (iii) determine the number of Shares to be covered by each Director Award granted hereunder; (iv) determine the terms and conditions of any Director Award granted hereunder, and make modifications to such terms and conditions with respect to any outstanding Director Award, in each case, which are not inconsistent with the provisions of the Plan; (v) determine whether, to what extent and under what circumstances Director Awards may be settled in cash, Shares or other property or canceled or suspended; and (vi) determine whether, to what extent and under what circumstances cash, Shares and other property and other amounts payable with respect to a Director Award under this Plan shall be deferred either automatically or at the election of the Director. For purposes of the Plan, Awards to a Director shall not exceed $250,000 based on grant date fair value (determined in accordance with U.S. generally accepted accounting principles) in any one-year period.

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Attachment D (continued)

SECTION 4. SHARES SUBJECT TO THE PLAN.

(a) Number of Shares Reserved under the Plan. Subject to the adjustment provisions of Section 4(f) below and the provisions of Section 4(b), commencing May 6, 2016, up to 140,000,000 Shares may be issued under the Plan (which reflects an increase of 85,000,000 Shares from 55,000,000, the original number of Shares that were authorized for issuance under the Plan as of May 3, 2013). Each Share issued pursuant to an Award other than an Option or a Stock Appreciation Right shall count as 2.33 Shares for purposes of the foregoing authorization. Each Share issued pursuant to an Option or Stock Appreciation Right shall be counted as one Share for each Option or Stock Appreciation Right.

(b) Share Replenishment. In addition to the Shares authorized by Section 4(a), the following Shares shall become available for issuance under the Plan: (i) Shares underlying Awards that are granted under the Plan, which are subsequently forfeited, cancelled or expire in accordance with the terms of the Award, and (ii) Shares underlying Awards that had previously been granted under Prior Plans that are outstanding as of the date of the Plan, which are subsequently forfeited, cancelled or expire in accordance with the terms of the Award. The following Shares shall not become available for issuance under the Plan: (x) Shares tendered in payment of an Option or other Award, and (y) Shares withheld for taxes. Shares purchased by the Company using Option proceeds shall not be added to the Plan limit and if Stock Appreciation Rights are settled in Shares, each Stock Appreciation Right shall count as one Share whether or not Shares are actually issued or transferred under the Plan.

(c) Issued Shares. Shares shall be deemed to be issued hereunder only when and to the extent that payment or settlement of an Award is actually made in Shares. Notwithstanding anything herein to the contrary, the Committee may at any time authorize a cash payment in lieu of Shares, including without limitation if there are insufficient Shares available for issuance under the Plan to satisfy an obligation created under the Plan.

(d) Source of Shares. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued Shares, treasury Shares or Shares purchased in the open market or otherwise.

(e) Substitute Awards. Shares issued or granted in connection with Substitute Awards shall not reduce the Shares available for issuance under the Plan or to a Participant in any calendar year.

(f) Adjustments. Subject to SECTION 12:

(i) Corporate Transactions other than an Equity Restructuring. In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to shareholders, or any other change affecting the Shares or the price of the Shares other than an Equity Restructuring, the Committee shall make such adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such change with respect to (i) the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Sections 4(a) and 13(f) hereof); (ii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (c) the grant or exercise price per Share for any outstanding Awards under the Plan. Any adjustment affecting an Award intended to be “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto, shall be made consistent with the requirements of Section 162(m) of the Code.

In the event of any transaction or event described above in this Section 4(f)(i) or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations or accounting principles, the Committee, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event (except that action to give effect to a change in applicable laws or accounting principles may be made within a reasonable period of time after such change), is hereby authorized to take actions, including but not limited to any one or more of the following actions, whenever the Committee determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles, provided that the number of Shares subject to any Award will always be a whole number:

(A)

To provide for either (I) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described above in this Section 4(f)(i)

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Attachment D (continued)

the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment) or (II) the replacement of such Award with other rights or property selected by the Committee in its sole discretion;

(B)	To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(C)	To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Shares and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding options, rights and awards;

(D)	To provide that such Award shall be exercisable or payable or fully vested with respect to all Shares covered thereby; or

(E)	To provide that the Award cannot vest, be exercised or become payable after such event.

(ii) Equity Restructuring. In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in this Section 4(f), the Committee will adjust the terms of the Plan and each outstanding Award as it deems equitable to reflect the Equity Restructuring, which may include (i) adjusting the number and type of securities subject to each outstanding Award and/or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Sections 4(a) and 13(f) hereof); (ii) adjusting the terms and conditions of (including the grant or exercise price), and the performance targets or other criteria included in, outstanding Awards; and (iii) granting new Awards or making cash payments to Participants. The adjustments provided under this Section 4(f)(ii) will be nondiscretionary and final and binding on all interested parties, including the affected Participant and the Company; provided that the Committee will determine whether an adjustment is equitable and the number of Shares subject to any Award will always be a whole number.

(iii) Awards under Prior Plans. Any outstanding Awards granted under Prior Plans before the expiration date of the Prior Plans shall continue to be subject to the terms and conditions of the Prior Plans.

SECTION 5. ELIGIBILITY. Any Director or Employee shall be eligible to be selected as a Participant.

SECTION 6. STOCK OPTIONS. Options may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Any Option granted under the Plan may be evidenced by an Award Agreement in such form as the Committee from time to time approves. Any such Option shall be subject to the terms and conditions required by this SECTION 6 and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee may deem appropriate in each case.

(a) Option Price. The purchase price (or Option price) per Share purchasable under an Option shall be determined by the Committee in its sole discretion; provided that, except in connection with an adjustment provided for in Section 4(f) or Substitute Awards, such purchase price shall not be less than the Fair Market Value of one Share on the date of the grant of the Option. The Committee may, in its sole discretion, establish a limit on the amount of gain that can be realized on an Option.

(b) Option Period. The term of each Option granted hereunder shall not exceed ten years from the date the Option is granted.

(c) Exercisability. Options shall be exercisable at such time or times as determined by the Committee at or subsequent to grant, provided, however, that the minimum vesting period of an Option shall be one year, except in connection with an adjustment provided for in Section 4(f) or Substitute Awards.

(d) Method of Exercise. Subject to the other provisions of the Plan, any Option may be exercised by the Participant in whole or in part at such time or times, and the Participant may make payment of the Option price in such form or forms, including, without limitation, payment by delivery of cash, Shares or other consideration (including, where permitted by law and the Committee, Awards) having a fair market value on the exercise date equal to the total Option price, or by any combination of cash, Shares and other consideration as the Committee may specify in the applicable Award Agreement.

SECTION 7. STOCK APPRECIATION RIGHTS. Stock Appreciation Rights may be granted to Participants on such terms and conditions as the Committee may determine, subject to the requirements of the Plan. A Stock Appreciation Right shall confer on the holder a right to receive, upon exercise, the excess of (i) the Fair Market Value of one Share on the date of exercise or, if the

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Attachment D (continued)

Committee shall so determine, at any time during a specified period before the date of exercise over (ii) the grant price of the right on the date of grant, or if granted in connection with an outstanding Option on the date of grant of the related Option, as specified by the Committee in its sole discretion, which, except in the case of Substitute Awards or in connection with an adjustment provided in Section 4(f), shall not be less than the Fair Market Value of one Share on such date of grant of the right or the related Option, as the case may be. Any payment by the Company in respect of such right may be made in cash, Shares, other property or any combination thereof, as the Committee, in its sole discretion, shall determine. The Committee may, in its sole discretion, establish a limit on the amount of gain that can be realized on a Stock Appreciation Right.

(a) Grant Price. The grant price for a Stock Appreciation Right shall be determined by the Committee, provided, however, and except as provided in Section 4(f) and Substitute Awards, that such price shall not be less than 100% of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right.

(b) Term. The term of each Stock Appreciation Right shall not exceed ten years from the date of grant, or if granted in tandem with an Option, the expiration date of the Option. The minimum vesting period of a Stock Appreciation Right shall be one year, except in connection with an adjustment provided for in Section 4(f) or Substitute Awards.

(c) Time and Method of Exercise. The Committee shall establish the time or times at which a Stock Appreciation Right may be exercised in whole or in part.

SECTION 8. RESTRICTED SHARES.

(a) Definition. A Restricted Share means any Share issued with the contingency or restriction that the holder may not sell, transfer, pledge or assign such Share and with such other contingencies or restrictions as the Committee, in its sole discretion, may impose (including, without limitation, any contingency or restriction on the right to vote such Share and the right to receive any cash dividends), which contingencies and restrictions may lapse separately or in combination, at such time or times, in installments or otherwise, as the Committee may deem appropriate.

(b) Issuance. A Restricted Share Award shall be subject to contingencies or restrictions imposed by the Committee during a period of time specified by the Committee (the “Contingency Period”). Restricted Share Awards may be issued hereunder to Participants, for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The terms and conditions of Restricted Share Awards need not be the same with respect to each recipient.

(c) Registration. Any Restricted Share issued hereunder may be evidenced in such manner as the Committee in its sole discretion shall deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Restricted Shares awarded under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, contingencies and restrictions applicable to such Award.

(d) Forfeiture. Except as otherwise determined by the Committee at the time of grant or thereafter or as otherwise set forth in the terms and conditions of an Award, upon termination of service for any reason during the Contingency Period, all Restricted Shares still subject to any contingency or restriction shall be forfeited by the Participant and reacquired by the Company.

(e) Minimum Restrictions. Restricted Share Awards that are restricted only on the passage of time shall have a minimum three-year pro-rata restriction period (the restrictions lapse each year as to 1/3 of the Restricted Share Awards), except in connection with an adjustment provided for in Section 4(f) or Substitute Awards; provided, however, that a restriction period of less than this period may be approved for Awards with respect to up to 5% of the Shares authorized under the Plan.

(f) Section 83(b) Election. A Participant may, with the consent of the Committee, make an election under Section 83(b) of the Code to report the value of Restricted Shares as income on the date of grant.

SECTION 9. RESTRICTED SHARE UNITS.

(a) Definition. A Restricted Share Unit is an Award of a right to receive, in cash or Shares, as the Committee may determine, the Fair Market Value of one Share, the grant, issuance, retention and/or vesting of which is subject to such terms and conditions as the Committee may determine at the time of the grant, which shall not be inconsistent with this Plan.

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Attachment D (continued)

(b) Terms and Conditions. In addition to the terms and conditions that may be established at the time of a grant of Restricted Share Unit Awards, the following terms and conditions apply:

(i) Restricted Share Unit Awards may not be sold, pledged (except as permitted under Section 15(a)) or otherwise encumbered prior to the date on which the Shares are issued, or, if later, the date on which any applicable contingency, restriction or performance period lapses.

(ii) Restricted Share Unit Awards that are vested only due to the passage of time shall have a minimum three-year pro-rata vesting period (1/3 vests each year), except in connection with an adjustment provided for in Section 4(f) or Substitute Awards; provided, however, that a vesting period of less than three years may be approved for Restricted Share Unit Awards with respect to up to 5% of the Shares authorized under the Plan.

(iii) Shares (including securities convertible into Shares) subject to Restricted Share Unit Awards may be issued for no cash consideration or for such minimum consideration as may be required by applicable law. Shares (including securities convertible into Shares) purchased pursuant to a purchase right granted under this SECTION 9 thereafter shall be purchased for such consideration as the Committee shall in its sole discretion determine, which shall not be less than the Fair Market Value of such Shares or other securities as of the date such purchase right is granted.

(iv) The terms and conditions of Restricted Share Unit Awards need not be the same with respect to each recipient.

SECTION 10. OTHER AWARDS. Other Awards of Shares and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares or other property (“Other Awards”) may be granted to Participants. Other Awards may be paid in Shares, cash or any other form of property as the Committee shall determine. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom, and the time or times at which, such Awards shall be made, the number of Shares to be granted pursuant to such Awards and all other conditions of the Awards. The terms and conditions of Other Awards need not be the same with respect to each recipient. Other Awards shall not exceed 5% of the Shares available for issuance under this Plan.

SECTION 11. PERFORMANCE AWARDS. Awards with a performance feature are referred to as “Performance Awards”. Performance Awards may be granted in the form of Options, Stock Appreciation Rights, Restricted Share Units, Restricted Shares or Other Awards with the features and restrictions applicable thereto. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award, provided that the minimum performance period shall be one year. Performance Awards may be paid in cash, Shares, other property or any combination thereof in the sole discretion of the Committee. The performance levels to be achieved for each Performance Period and the amount of the Award to be paid shall be conclusively determined by the Committee. Except as provided in SECTION 12, each Performance Award shall be paid following the end of the Performance Period or, if later, the date on which any applicable contingency or restriction has ended.

SECTION 12. CHANGE IN CONTROL PROVISIONS.

(a) Effect of a Change in Control on Existing Awards under this Plan. Notwithstanding any other provision of the Plan to the contrary, unless the Committee shall determine otherwise at the time of grant with respect to a particular Award, in the event of a Change in Control:

(i) any Time-Based Award consisting of Options, Stock Appreciation Rights or any other Time-Based Award in the form of rights that are exercisable by Participants upon vesting (“Exercisable Time-Based Award”), that is outstanding as of the date on which a Change in Control shall be deemed to have occurred and that is not then vested, shall become vested and exercisable, unless replaced by a Replacement Award;

(ii) any Time-Based Award that is not an Exercisable Time-Based Award that is outstanding as of the date on which a Change in Control shall be deemed to have occurred and that is not then vested, shall become free of all contingencies, restrictions and limitations and shall become vested and transferable, unless replaced by a Replacement Award;

(iii) any Replacement Award for which an Exercisable Time-Based Award has been exchanged upon a Change in Control shall vest and become exercisable in accordance with the vesting schedule and term for exercisability that applied to the corresponding Exercisable Time-Based Award immediately prior to such Change in Control, provided, however, that if

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Attachment D (continued)

within twenty four (24) months of such Change in Control, the Participant’s service with the Company or a Subsidiary is terminated without Cause (as such term is defined in the Alcoa Inc. Change in Control Severance Plan) or by the Participant for Good Reason (as such term is defined in the Alcoa Inc. Change in Control Severance Plan), such Award shall become vested and exercisable to the extent outstanding at the time of such termination of service. Any Replacement Award that has become vested and exercisable pursuant to this paragraph shall expire on the earlier of (A) thirty six (36) months following the date of termination of such Participant’s service (or, if later, the conclusion of the applicable post-termination exercise period pursuant to the applicable Award Agreement) and (B) the last day of the term of such Replacement Award;

(iv) any Replacement Award for which a Time-Based Award that is not an Exercisable Time-Based Award has been exchanged upon a Change in Control shall vest in accordance with the vesting schedule that applied to the corresponding Time-Based Award immediately prior to such Change in Control, provided, however, that if within twenty four (24) months of such Change in Control, the Participant’s service with the Company or a Subsidiary is terminated without Cause (as such term is defined in the Alcoa Inc. Change in Control Severance Plan) or by the Participant for Good Reason (as such term is defined in the Alcoa Inc. Change in Control Severance Plan), such Award shall become free of all contingencies, restrictions and limitations and become vested and transferable to the extent outstanding;

(v) any Performance Award shall be converted so that such Award is no longer subject to any performance condition referred to in SECTION 11 above, but instead is subject to the passage of time, with the number or value of such Replacement Award determined as follows: (A) if 50% or more of the Performance Period has been completed as of the date on which such Change in Control is deemed to have occurred, the number or value of such Award shall be based on actual performance during the Performance Period; or (B) if less than 50% of the Performance Period has been completed as of the date on which such Change in Control is deemed to have occurred, the number or value of such Award shall be the target number or value. Paragraphs (i) through (iv) above shall govern the terms of such Time-Based Award.

(b) Change in Control Settlement. Notwithstanding any other provision of this Plan, if approved by the Committee, upon a Change in Control, a Participant may receive a cash settlement under clauses (i) and (ii) below of existing Awards that are vested and exercisable as of the date on which such Change in Control shall be deemed to have occurred:

(i) a Participant who holds an Option or Stock Appreciation Right may, in lieu of the payment of the purchase price for the Shares being purchased under the Option or Stock Appreciation Right, surrender the Option or Stock Appreciation Right to the Company and receive cash, within 30 days of the Change in Control in an amount equal to the amount by which the Fair Market Value of the Shares on the date of the Change in Control exceeds the purchase price per Share under the Option or Stock Appreciation Right multiplied by the number of Shares granted under the Option or Stock Appreciation Right; and

(ii) a Participant who holds Restricted Share Units may, in lieu of receiving Shares which have vested under Section 12(a)(ii) of this Plan, receive cash, within 30 days of a Change in Control, in an amount equal to the Fair Market Value of the Shares on the date of the Change in Control multiplied by the number of Restricted Share Units held by the Participant.

SECTION 13. CODE SECTION 162(m) PROVISIONS.

(a) Notwithstanding any other provision of this Plan, if the Committee determines at the time a Restricted Share Award, a Performance Award or a Restricted Share Unit Award is granted to a Participant that such Participant is, or is likely to be as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee, then the Committee may provide that this SECTION 13 is applicable to such Award.

(b) If an Award is subject to this SECTION 13, then the lapsing of contingencies or restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement by the Company on a consolidated basis, and/or by specified Subsidiaries or divisions or business units of the Company, as appropriate, of one or more objective performance goals established by the Committee. Performance goals shall be set by the Committee (and any adjustments shall be made by the Committee) within the time period prescribed by, and shall otherwise comply with, the requirements of Section 162(m) of the Code, or any successor provision thereto, and the regulations thereunder.

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Attachment D (continued)

(c) As the Committee deems appropriate, performance goals established by the Committee may be based upon (x) the achievement of specified levels of Company, Subsidiary, division or business unit performance under one or more of the measures described below, (y) the improvement in Company, Subsidiary, division or business unit performance under one or more of the measures, and (z) Company, Subsidiary or business unit performance under one or more of the measures relative to the performance of other comparator companies or groups of companies or an external index or indicator. Performance goals may include a threshold level of performance below which no Award will be earned, levels of performance at which an Award will become partially earned, and a level of performance at which an Award will be fully earned. Any of the measures listed below, as applicable, may be calculated to exclude special items, unusual or infrequently occurring items or nonrecurring items or may be normalized for fluctuations in market forces, including, but not limited to, foreign currency exchange rates and the price of aluminum on the London Metal Exchange:

(i) earnings, including earnings margin, operating income, earnings before or after taxes, and earnings before or after interest, taxes, depreciation, and amortization;

(ii) book value per share;

(iii) pre-tax income, after-tax income, income from continuing operations, or after tax operating income;

(iv) operating profit;

(v) earnings per common share (basic or diluted);

(vi) return on assets (net or gross);

(vii) return on capital;

(viii) return on invested capital;

(ix) sales, revenues or growth in or returns on sales or revenues;

(x) share price appreciation;

(xi) total shareholder return;

(xii) cash flow, operating cash flow, free cash flow, cash flow return on investment (discounted or otherwise), cash on hand, reduction of debt, capital structure of the Company including debt to capital ratios;

(xiii) implementation or completion of critical projects or processes;

(xiv) economic profit, economic value added or created;

(xv) cumulative earnings per share growth;

(xvi) achievement of cost reduction goals;

(xvii) return on shareholders’ equity;

(xviii) total shareholders’ return;

(xix) reduction of days working capital, working capital or inventory;

(xx) operating margin or profit margin;

(xxi) capital expenditures;

(xxii) cost targets, reductions and savings, productivity and efficiencies;

(xxiii) strategic business criteria, consisting of one or more objectives based on market penetration, geographic business expansion, customer satisfaction (including product quality and delivery), employee satisfaction, human resources management (including diversity representation), supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons;

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Attachment D (continued)

(xxiv) personal professional objectives, including any of the foregoing performance measures, the implementation of policies and plans, the negotiation of transactions, the development of long-term business goals, formation of joint ventures, research or development collaborations, technology and best practice sharing within the Company, and the completion of other corporate goals or transactions;

(xxv) sustainability measures, community engagement measures or environmental, health or safety goals of the Company or the Subsidiary or business unit of the Company for or within which the Participant is primarily employed; or

(xxvi) audit and compliance measures.

(d) Notwithstanding any provision of this Plan other than Section 4(f) and SECTION 12, with respect to any Award that is subject to this SECTION 13, the Committee may adjust downwards, but not upwards, the amount payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance goals.

(e) The Committee shall have the power to impose such other restrictions on Awards subject to this SECTION 13 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto.

(f) For purposes of complying with Code Section 162(m) limitations on “performance-based compensation,” and subject to the adjustment provisions of Section 4(f), no Participant may be granted Options and/or Stock Appreciation Rights in any calendar year with respect to more than 10,000,000 Shares, or Restricted Share Awards or Restricted Share Unit Awards covering more than 4,000,000 Shares. The maximum dollar value payable with respect to Performance Awards that are valued with reference to property other than Shares and granted to any Participant in any one calendar year is $15,000,000.

SECTION 14. AMENDMENTS AND TERMINATION. The Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided that notwithstanding any other provision in this Plan, no such amendment, alteration, suspension, discontinuation or termination shall be made: (a) without shareholder approval, if such approval would be required pursuant to applicable law or the requirements of the New York Stock Exchange or such other stock exchange on which the Shares trade; or (b) without the consent of the affected Participant, if such action would impair the rights of such Participant under any outstanding Award, except as provided in Sections 15(e) and 15(f). Notwithstanding anything to the contrary herein, the Committee may amend the Plan in such manner as may be necessary so as to have the Plan conform to local rules and regulations in any jurisdiction outside the United States or to qualify for or comply with any tax or regulatory requirement for which or with which the Board or Committee deems it necessary or desirable to qualify or comply. For clarity, this paragraph shall apply to all Awards granted under the Plan, whether granted prior to or following the amendment and restatement of the Plan to be effective on May 6, 2016 upon approval by the Company’s shareholders.

SECTION 15. GENERAL PROVISIONS.

(a) Transferability of Awards. Awards may be transferred by will or the laws of descent and distribution. Except as set forth herein, awards shall be exercisable, during the Participant’s lifetime, only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative. Unless otherwise provided by the Committee or limited by applicable laws, a Participant may, in the manner established by the Committee, designate a beneficiary to exercise the rights of the Participant with respect to any Award upon the death of the Participant. Unless otherwise provided by the Committee or limited by applicable laws, Awards may be transferred to one or more Family Members, individually or jointly, or to a trust whose beneficiaries include the Participant or one or more Family Members under terms and conditions established by the Committee. The Committee shall have authority to determine, at the time of grant, any other rights or restrictions applicable to the transfer of Awards; provided however, that no Award may be transferred to a third party for value or consideration. Except as provided in this Plan or the terms and conditions established for an Award, any Award shall be null and void and without effect upon any attempted assignment or transfer, including, without limitation, any purported assignment, whether voluntary or by operation of law, pledge, hypothecation or other disposition, attachment, divorce or trustee process or similar process, whether legal or equitable.

(b) Award Entitlement. No Employee or Director shall have any claim to be granted any Award under the Plan and there is no obligation for uniformity of treatment of Employees or Directors under the Plan.

(c) Terms and Conditions of Award. The prospective recipient of any Award under the Plan shall be deemed to have become a Participant subject to all the applicable terms and conditions of the Award upon the grant of the Award to the prospective

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recipient, unless the prospective recipient notifies the Company within 30 days of the grant that the prospective recipient does not accept the Award. This Section 15(c) is without prejudice to the Company’s right to require a Participant to affirmatively accept the terms and conditions of an Award.

(d) Award Adjustments. Except as provided in SECTION 13, the Committee shall be authorized to make adjustments in Performance Award criteria or in the terms and conditions of other Awards in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in applicable laws, regulations or accounting principles. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry it into effect.

(e) Committee Right to Cancel. The Committee shall have full power and authority to determine whether, to what extent and under what circumstances any Award shall be canceled or suspended at any time prior to a Change in Control: (i) if an Employee, without the consent of the Committee, while employed by the Company or a Subsidiary or after termination of such employment, becomes associated with, employed by, renders services to or owns any interest (other than an interest of up to 5% in a publicly traded company or any other nonsubstantial interest, as determined by the Committee) in any business that is in competition with the Company or any Subsidiary; (ii) in the event of the Participant’s willful engagement in conduct which is injurious to the Company or any Subsidiary, monetarily or otherwise; (iii) in the event of an Executive Officer’s misconduct described in Section 15(f); or (iv) in order to comply with applicable laws as described in Section 15(h) below. For purposes of clause (ii), no act, or failure to act, on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s act, or failure to act, was in the best interest of the Company or a Subsidiary. In the event of a dispute concerning the application of this Section 15(e), no claim by the Company shall be given effect unless the Board determines that there is clear and convincing evidence that the Committee has the right to cancel an Award or Awards hereunder, and the Board finding to that effect is adopted by the affirmative vote of not less than three quarters of the entire membership of the Board (after reasonable notice to the Participant and an opportunity for the Participant to provide information to the Board in such manner as the Board, in its sole discretion, deems to be appropriate under the circumstances).

(f) Clawback. Notwithstanding any other provision of the Plan to the contrary, in accordance with the Company’s Corporate Governance Guidelines, if the Board learns of any misconduct by an Executive Officer that contributed to the Company having to restate all or a portion of its financial statements, the Board will, to the full extent permitted by governing law, in all appropriate cases, effect the cancellation and recovery of Awards (or the value of Awards) previously granted to the Executive Officer if: (i) the amount of the Award was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement, (ii) the executive engaged in intentional misconduct that caused or partially caused the need for the restatement, and (iii) the amount of the Award had the financial results been properly reported would have been lower than the amount actually awarded. Furthermore, all Awards (including Awards that have vested in accordance with the Award Agreement) shall be subject to the terms and conditions, if applicable, of any other recoupment policy adopted by the Company from time to time or any recoupment requirement imposed under applicable laws, rules, regulations or stock exchange listing standards, including, without limitation, recoupment requirements imposed pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Section 304 of the Sarbanes-Oxley Act of 2002, or any regulations promulgated thereunder, or recoupment requirements under the laws of any other jurisdiction.

(g) Stock Certificate Legends. All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the U.S. Securities and Exchange Commission, any stock exchange upon which the Shares are then listed and any applicable Federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(h) Compliance with Securities Laws and Other Requirements. No Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Company in its sole discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. Federal securities laws and any other laws, rules, regulations, stock exchange listing or other requirements to which such offer, if made, would be subject. Without limiting the foregoing, the Company shall have no obligation to issue or deliver Shares pursuant to Awards granted hereunder prior to: (i) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable, and (ii) completion of any registration or other qualification with respect to the Shares under any applicable law in

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the United States or in a jurisdiction outside of the United States or procurement of any ruling or determination of any governmental body that the Company determines to be necessary or advisable or at a time when any such registration, qualification or determination is not current, has been suspended or otherwise has ceased to be effective. The inability or impracticability of the Company to obtain or maintain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained, and shall constitute circumstances in which the Committee may determine to amend or cancel Awards pertaining to such Shares, with or without consideration to the affected Participants.

(i) Dividends. No Award of Options or Stock Appreciation Rights shall have the right to receive dividends or dividend equivalents. A recipient of an Award of Restricted Shares shall receive dividends on the Restricted Shares subject to such contingencies or restrictions, if any, as the Committee, in its sole discretion, may impose. Dividend equivalents shall accrue on Restricted Share Units (including Restricted Share Units that have a performance feature) and shall only be paid if and when such Restricted Share Units vest, unless otherwise determined by the Committee. Dividend equivalents that accrue on Restricted Share Units will be calculated at the same rate as dividends paid on the common stock of the Company. Notwithstanding any provision herein to the contrary, no dividends or dividend equivalents shall be paid on Restricted Share Units that have not vested or on Restricted Share Units that have not been earned during a Performance Period.

(j) Consideration for Awards. Except as otherwise required in any applicable Award Agreement or by the terms of the Plan, recipients of Awards under the Plan shall not be required to make any payment or provide consideration other than the rendering of services.

(k) Delegation of Authority by Committee. The Committee may delegate to one or more Executive Officers or a committee of Executive Officers the right to grant Awards to Employees who are not Executive Officers or Directors of the Company and to cancel or suspend Awards to Employees who are not Executive Officers or Directors of the Company.

(l) Tax Obligations. The Company shall be authorized to withhold from any Award granted or payment due under the Plan the amount of Tax Obligations due in respect of an Award or payment hereunder and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such Tax Obligations, including without limitation requiring the Participant to pay cash, withholding otherwise deliverable cash or Shares having a fair market value equal to the amount required to be withheld, forcing the sale of Shares issued pursuant to an Award (or exercise or vesting thereof) having a fair market value equal to the amount required to be withheld, or requiring the Participant to deliver to the Company already-owned Shares having a fair market value equal to the amount required to be withheld. For purposes of the foregoing, “Tax Obligations” means tax, social insurance and social security liability obligations and requirements in connection with the Awards, including, without limitation, (i) all U.S. Federal, state, and local income, employment and any other taxes (including the Participant’s U.S. Federal Insurance Contributions Act (FICA) obligation) that are required to be withheld by the Company (or a Subsidiary, as applicable), (ii) the Participant’s and, to the extent required by the Company (or a Subsidiary, as applicable), the Company’s (or a Subsidiary’s) fringe benefit tax liability, if any, associated with the grant, vesting, or exercise of an Award or sale of Shares issued under the Award, and (iii) any other taxes, social insurance, social security liabilities or premium for which the Participant has an obligation, or which the Participant has agreed to bear, with respect to such Award (or exercise thereof or issuance of Shares or other consideration thereunder). Furthermore, the Committee shall be authorized to, but is not required to, establish procedures for election by Participants to satisfy such obligations for the payment of such taxes by delivery of or transfer of Shares to the Company or by directing the Company to retain Shares otherwise deliverable in connection with the Award. All personal taxes applicable to any Award under the Plan are the sole liability of the Participant.

(m) Other Compensatory Arrangements. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

(n) Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of New York, United States of America, without reference to principles of conflict of laws, and construed accordingly.

(o) Severability. If any provision of this Plan is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or

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deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

(p) Awards to Non-U.S. Employees. Awards may be granted to Employees and Directors who are foreign nationals or residents or employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to Employees and Directors who are not foreign nationals or residents or who are employed in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law, regulations or tax policy. Without limiting the generality of the foregoing, the Committee or the Board, as applicable, are specifically authorized to (i) adopt rules and procedures regarding the conversion of local currency, withholding procedures and handling of stock certificates which vary with local requirements and (ii) adopt sub-plans, Award Agreements and Plan and Award Agreement addenda as may be deemed desirable to accommodate foreign laws, regulations and practice. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s or a Subsidiary’s obligation with respect to tax equalization for Employees on assignments outside their home countries. Notwithstanding the discretion of the Committee under this section, the Participant remains solely liable for any applicable personal taxes.

(q) Repricing Prohibited. Except as provided in Section 4(f), the terms of outstanding Options or Stock Appreciation Rights may not be amended, and action may not otherwise be taken without shareholder approval, to: (i) reduce the exercise price of outstanding Options or Stock Appreciation Rights, (ii) cancel outstanding Options or Stock Appreciation Rights in exchange for Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights, or (iii) replace outstanding Options or Stock Appreciation Rights in exchange for other Awards or cash at a time when the exercise price of such Options or Stock Appreciation Rights is higher than the Fair Market Value of a Share.

(r) Deferral. The Committee may require or permit Participants to elect to defer the issuance of Shares or the settlement of Awards in cash or other property to the extent that such deferral complies with Section 409A of the Code and any regulations or guidance promulgated thereunder. The Committee may also authorize the payment or crediting of interest, dividends or dividend equivalents on any deferred amounts.

(s) Compliance with Section 409A of the Code. Except to the extent specifically provided otherwise by the Committee and notwithstanding any other provision of the Plan, Awards under the Plan are intended to satisfy the requirements of Section 409A of the Code (and the Treasury Department guidance and regulations issued thereunder) so as to avoid the imposition of any additional taxes or penalties under Section 409A of the Code. If the Committee determines that an Award, payment, distribution, transaction or any other action or arrangement contemplated by the provisions of the Plan would, if undertaken, cause a Participant to become subject to any additional taxes or other penalties under Section 409A of the Code, then unless the Committee specifically provides otherwise, such Award, payment, distribution, transaction or other action or arrangement shall not be given effect to the extent it causes such result and the related provisions of the Plan and/or Award Agreement will be deemed modified, or, if necessary, suspended in order to comply with the requirements of Section 409A of the Code to the extent determined appropriate by the Committee, in each case without the consent of or notice to the Participant. Although the Company may attempt to avoid adverse tax treatment under Section 409A of the Code, the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on holders of Awards under the Plan.

(t) Effect of Headings. The Section headings and subheadings herein are for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 16. TERM OF PLAN. No Award shall be granted pursuant to the Plan after May 2, 2023, but any Award theretofore granted may extend beyond that date. The Plan became effective upon its approval by the Company’s shareholders on May 3, 2013. The Board approved an amendment and restatement of the Plan, which shall become effective upon its approval by the Company’s shareholders on May 6, 2016. If the Company’s shareholders do not approve the amendment and restatement of the Plan, Awards will be made under the Plan as approved by shareholders on May 3, 2013.

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Attachment D (continued)

SECTION 17. TERMINATION OF PRIOR PLAN. No stock options or other awards may be granted under the Amended and Restated 2009 Alcoa Stock Incentive Plan after May 2, 2013, but all such awards theretofore granted shall extend for the full stated terms thereof and be administered under the Amended and Restated 2009 Alcoa Stock Incentive Plan. Notwithstanding any other provision to the contrary, all outstanding awards previously granted under Prior Plans shall be governed by the terms and conditions of the applicable Prior Plans under which such awards were granted.

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Attachment E

ATTACHMENT E — Alcoa Internal Revenue Code 162(m) Compliant Annual

1. Purpose of the Plan.

This Alcoa Inc. Annual Incentive Plan is intended to attract, retain, motivate and reward Participants by providing them with the opportunity to earn annual incentive compensation under the Plan related to the Company’s performance. Incentive compensation granted under the Plan is intended to be qualified as performance-based compensation within the meaning of Section 162(m).

2. Definitions.

For purposes of the Plan, the following terms shall be defined as follows:

(a)	“Alcoa Inc.” means Alcoa Inc. and its successors or assigns.

(b)	“Award” means cash incentive compensation earned under the Plan pursuant to Section 4 of this Plan.

(c)	“Board of Directors” means the Board of Directors of Alcoa Inc.

(d)	“Code” means the Internal Revenue Code of 1986, as amended from time to time, and all regulations, interpretations, and administrative guidance issued thereunder.

(e)	“Committee” means the Compensation and Benefits Committee of the Board of Directors or such other committee as the Board of Directors shall appoint from time to time to administer the Plan and to otherwise exercise and perform the authority and functions assigned to the Committee under the terms of the Plan. The Committee shall at all times be comprised solely of two or more outside directors within the meaning of Treasury Regulation Section 1.162-27(e).

(f)	“Company” means Alcoa Inc. and all of its Subsidiaries, collectively.

(g)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(h)	“Participant”means, with respect to each Performance Period, each executive officer, within the meaning of Rule 3b-7 of the Exchange Act, of the Company at any time during such period who is designated by the Committee to participate.

(i)	“Performance Measures” means the performance measures set forth in Section 4(b) of this Plan.

(j)	“Performance Period” means a fiscal year of the Company or such shorter period as may be designated by the Committee with respect to an Award.

(k)	“Performance Targets” means performance goals and objectives set in respect of any of the Performance Measures for a Performance Period.

(l)	“Plan” means this Alcoa Internal Revenue Code 162(m) Compliant Annual Cash Incentive Compensation Plan, as amended and restated, and as may be further amended from time to time.

(m)	“Section 162(m)” means Section 162(m) of the Code.

(n)	“Section 409A” means Section 409A of the Code.

(o)	“Subsidiary” means any “subsidiary” within the meaning of Rule 405 under the Securities Act of 1933, as amended.

3. Administration.

(a)	Power and Authority of the Committee. The Plan shall be administered by the Committee which shall have full power and authority:

(i)	to designate each Performance Period;

(ii)	to establish the Performance Targets for each Performance Period and to determine whether and to what extent such Performance Targets have been reached;

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(iii)	to determine at any time the cash amount payable with respect to an Award;

(iv)	to prescribe, amend and rescind rules and procedures relating to the Plan;

(v)	subject to the provisions of this Plan and Section 162(m), to delegate to one or more officers of the Company some of its authority under the Plan;

(vi)	to employ such legal counsel, independent auditors and consultants as it deems desirable for the administration of the Plan and to rely upon any opinion or computation received therefrom;

(vii)	to amend, modify, or cancel any Award, and authorize the exchange, substitution, or replacement of Awards; and

(viii)	to make all determinations, and to formulate such procedures, as may be necessary or advisable in the opinion of the Committee for the administration of the Plan.

(b)	Plan Construction and Interpretation. The Committee shall have full power and authority to construe and interpret the Plan and to correct any defect or omission, or reconcile any inconsistency, in the Plan or any Award.

(c)	Determinations of Committee Final and Binding. All determinations by the Committee in carrying out and administering the Plan and in construing and interpreting the Plan shall be made in the Committee’s sole discretion and shall be final, binding and conclusive for all purposes and upon all persons interested herein. The Committee’s decisions regarding the amount of each Award need not be consistent among Participants.

(d)	Liability of Committee. No member of the Committee (or its delegates) shall be liable for any action or determination made in good faith with respect to the Plan or any Award, and the members of the Committee (and its delegates) shall be entitled to indemnification and reimbursement in the manner provided in the Company’s Articles of Incorporation or its By-laws, as applicable, in each case as amended and in effect from time to time. In the performance of its responsibilities with respect to the Plan, the Committee shall be entitled to rely upon information and advice furnished by the Company’s officers and employees, the Company’s accountants, the Company’s legal counsel or any other person the Committee deems necessary, and no member of the Committee shall be liable for any action taken or not taken in good faith reliance upon any such advice.

4. Awards.

(a)	Performance Targets. No later than 90 days after the beginning of the relevant Performance Period or, if the Performance Period is less than one year, the date on which 25% of the Performance Period elapses, or such earlier or later date as may be required by Section 162(m), the Committee shall (i) designate each Participant for the Performance Period, (ii) establish in writing specific Performance Targets related to the applicable Performance Measures and the incentive amount which may be earned for the Performance Period by each Participant with sufficient specificity to satisfy the requirements of Section 162(m), and (iii) specify the relationship between the Performance Targets and the amount of incentive compensation to be earned by each Participant for the Performance Period. The Committee has the discretion to structure Awards in any manner it deems advisable, including specifying that the Award may become payable in the event of death, disability or a change in ownership or control to the extent permissible under Section 162(m). The Committee may also structure Awards as an allocation of a Section 162(m) cash bonus pool to those Participants who are bonus pool Participants for the applicable Performance Period, which cash bonus pool shall be determined based upon the level of achievement of one or more specific Performance Targets related to the applicable Performance Measures, provided such allocations total no more than 100% of the Section 162(m) pool and provided further that each such allocation satisfies the maximum individual amount limit set forth in Section 4(f).

(b)

Performance Measures. The Performance Measures from which the Committee shall establish Performance Targets shall relate to the achievement of operational goals based on the attainment by the Company, on a consolidated basis, and/or by specified Subsidiaries or divisions or business units of the Company, of specified levels of one or more of the following performance criteria, any one of which, if applicable, may be normalized for fluctuations in currency or the price of aluminum on the London Metal Exchange or established relative to a comparison with other corporations or an external index or indicator, or relative to a comparison with performance in prior periods, as the Committee deems

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Attachment E (continued)

appropriate: (i) earnings, including operating income, earnings before or after taxes, and earnings before or after interest, taxes, depreciation, and amortization; (ii) book value per share; (iii) pre-tax income, after-tax income, income from continuing operations, or after tax operating income; (iv) operating profit or improvements thereto; (v) earnings per common share (basic or diluted) or improvement thereto; (vi) return on assets (net or gross); (vii) return on capital; (viii) return on invested capital; (ix) sales, revenues or returns on sales or revenues or growth in sales, revenues or returns on sales or revenues; (x) share price appreciation; (xi) total shareholder return; (xii) cash flow, operating cash flow, free cash flow, cash flow return on investment (discounted or otherwise), improvements in cash on hand, reduction of debt, improvements in the capital structure of the Company including debt to capital ratios; (xiii) implementation or completion of critical projects or processes; (xiv) economic profit, economic value added or created; (xv) cumulative earnings per share growth; (xvi) achievement of cost reduction goals; (xvii) return on shareholders’ equity; (xviii) total shareholders’ return improvement or relative performance as compared with other selected companies or as compared with Company, Subsidiary, division or business unit history; (xix) reduction of days working capital, working capital or inventory; (xx) operating margin or profit margin or growth thereof; (xxi) cost targets, reductions and savings, productivity and efficiencies; (xxii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction (including improvements in product quality and delivery), employee satisfaction, human resources management including improvements in diversity representation, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (xxiii) personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long-term business goals, formation of joint ventures, research or development collaborations, technology and best practice sharing within the Company, and the completion of other corporate goals or transactions; (xxiv) the achievement of sustainability measures, community engagement measures or environmental, health or safety goals of the Company or the Subsidiary, division or business unit of the Company for or within which the Participant is primarily employed; (xxv) improvement in performance against competition benchmarks approved by the Committee; or (xxvi) improvements in audit and compliance measures.

(c)	Determination of Award. Following the completion of each Performance Period and prior to payment of any Award, the Committee shall certify in writing whether and the extent to which the applicable Performance Targets have been achieved for such Performance Period and the amount of the Award, if any, pursuant to this Section 4, earned by Participants for such Performance Period. In determining the amount of the Award earned by a Participant for a given Performance Period, the Committee shall have the right to eliminate or reduce (but not to increase) the incentive amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period.

(d)

Adjustments. At the time the Committee determines the terms of the Award in accordance with Section 4(a) herein, the Committee may also specify any inclusion(s) or exclusion(s) for charges related to any event(s) or occurrence(s) which the Committee determines should be included or excluded, as appropriate, for purposes of measuring performance against the applicable Performance Targets, which may include (i) for those occurring within such Performance Period, restructuring, reorganizations, discontinued operations, non-core businesses in continuing operations, acquisitions, dispositions, or any other unusual, infrequently occurring, nonrecurring or non-core items; (ii) the aggregate impact in any Performance Period of accounting changes, in each case as those terms are defined under generally accepted accounting principles and provided in each case that such items are objectively determinable by reference to the Company’s financial statements, notes to the Company’s financial statements and/or management’s discussion and analysis of financial condition and results of operations, appearing in the Company’s Annual Report on Form 10-K for the applicable year; (iii) foreign exchange gains or losses, (iv) amortization of intangible assets, impairments of goodwill and other intangible assets, asset write downs, non–cash interest expense, capital charges, or payments of bonuses or other financial and general and administrative expenses for the Performance Period, (v) environmental or litigation reserve adjustments, litigation or claim judgments or settlements, (vi) any adjustments for other unusual or infrequently occurring items, discrete tax items, strike and/or strike preparation costs, business interruption, curtailments, natural disasters, force majeure events, or (vii) mark to market gains or losses. Any such inclusion(s) or exclusion(s) shall be prescribed in a form that meets the requirements for deductibility under Section 162(m). If the Committee determines that a change in the business, operations, corporate

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Attachment E (continued)

structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances, render previously established Performance Measures or Performance Targets unsuitable, the Committee may, in its discretion, modify such Performance Measures or Performance Targets, in whole or in part, as the Committee deems appropriate and equitable; provided that, unless the Committee determines otherwise, no such action shall be taken if and to the extent it would result in the loss of an otherwise available exemption of the Award under Section 162(m).

(e)	Payment of Awards. Awards shall be paid to the Participant on a date after the end of the Performance Period that is no later than two and one-half months following the end of such Performance Period, unless deferred as described in Section 5 of this Plan. Awards will be paid in cash as determined by the Committee. Payment of Awards may be subject to such vesting, forfeiture, transfer or such other restrictions (or any combination thereof) as the Committee shall specify.

(f)	Maximum Amount. The maximum aggregate incentive amount of any Award that may be earned under the Plan by a Participant for all Performance Periods beginning in any given fiscal year of the Company shall be $9,000,000.

5. Deferral.

Subject to applicable laws, including, without limitation, Section 409A, the Committee may (i) require the mandatory deferral of some or all of an Award on terms established by the Committee or (ii) permit a Participant to elect to defer a portion of an Award in accordance with the terms established under the Alcoa Deferred Compensation Plan as the same may be amended, or under any successor plan.

6. Effective Date.

The Plan became effective upon its approval by the shareholders of Alcoa Inc. on May 6, 2011, and the Board of Director approved an amendment and restatement of the Plan, which shall become effective upon approval by the shareholders of Alcoa Inc. on May 6, 2016.

7. Amendment and Termination.

Subject to applicable laws, rules and regulations, the Board of Directors or the Committee may at any time amend, suspend, discontinue or terminate the Plan; provided, however, that no such action shall be effective without approval by the shareholders of the Company to the extent necessary to comply with applicable laws, including to continue to qualify the amounts payable hereunder as performance-based compensation under Section 162(m), or applicable rules of a stock exchange on which the Company’s shares are traded.

8. Miscellaneous.

(a)	Tax Withholding. The Company shall have the right to deduct from all cash payments made to a Participant, or, if deemed necessary by the Company, from wages or other cash compensation paid to the Participant by the Company, any applicable taxes (including social contributions or similar payments) required to be withheld with respect to such payments.

(b)	No Rights to Awards or Employment. This Plan is not a contract between the Company and a Participant. No Participant shall have any claim or right to receive Awards under the Plan. Nothing in the Plan shall confer upon any employee of the Company any right to continued employment with the Company or interfere in any way with the right of the Company to terminate the employment of any of its employees, in accordance with the laws of the applicable jurisdiction, at any time, with or without cause, including, without limitation, any individual who is then a Participant in the Plan.

(c)

Section 409A. The Company intends that the Plan and each Award granted hereunder that is subject to Section 409A shall comply with Section 409A and that the Plan shall be interpreted, operated and administered accordingly. If any provision of the Plan contravenes any regulations or guidance promulgated under Section 409A or could cause any Award to be subject to taxes, interest or penalties under Section 409A, the Board of Directors or the Committee may, in its sole discretion, modify the Plan to (a) comply with, or avoid being subject to, Section 409A, (b) avoid the imposition of taxes, interest and penalties under Section 409A, and/or (c) maintain, to the maximum extent practicable, the

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2016 PROXY STATEMENT

Attachment E (continued)

original intent of the applicable provision without violating the provisions of Section 409A. Neither the Board of Directors nor the Committee is obligated to modify the Plan and there is no guarantee that any payments will be exempt from interest and penalties under Section 409A. Notwithstanding anything herein to the contrary, in no event shall the Company be liable for the payment of or gross up in connection with any taxes and or penalties owed by the Participant pursuant to Section 409A. Moreover, any discretionary authority that the Board of Directors or the Committee may have pursuant to the Plan shall not be applicable to an Award that is subject to Section 409A to the extent such discretionary authority will contravene Section 409A. Although the Company, the Board of Directors and the Committee may attempt to avoid adverse tax treatment under Section 409A, none of them makes any representation to that effect and each of them expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment.

(d)	Other Compensation. Nothing in this Plan shall preclude or limit the ability of the Company to pay any compensation to a Participant under the Company’s other compensation and benefit plans and programs, including without limitation any equity plan or bonus plan, program or arrangement.

(e)	No Limitation on Corporate Actions. Nothing contained in the Plan shall be construed to prevent the Company from taking or not taking any corporate action, whether or not such action could have an adverse effect on any Awards made under the Plan. No Participant, beneficiary or other person shall have any claim against the Company, Alcoa Inc., or any Subsidiary as a result of any such action.

(f)	Unfunded Plan. The Plan is intended to constitute an unfunded plan for incentive compensation. Prior to the payment of any Award, nothing contained herein shall give any Participant any rights that are greater than those of a general creditor of the Company. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver payment in cash, with respect to Awards hereunder.

(g)	Non-Transferability. Except as set forth in Section 8(h) herein, no Participant or beneficiary shall have the power or right to sell, transfer, assign, pledge or otherwise encumber or dispose of the Participant’s interest under the Plan.

(h)	Designation of Beneficiary. Unless otherwise provided by the Committee (or its delegate), a Participant may designate a beneficiary or beneficiaries to receive any payments which may be made following the Participant’s death in accordance with the Company’s policies as in effect from time to time. If a Participant does not designate a beneficiary, or the designated beneficiary or beneficiaries predeceases the Participant, any payments which may be made following the Participant’s death shall be made to the Participant’s estate.

(i)	Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

(j)	Expenses. The costs and expenses of administering the Plan shall be borne by the Company.

(k)	Clawback. Awards under the Plan (including Awards previously earned by or paid to a Participant) are subject to the Company’s clawback policy (or policies) regarding recoupment of compensation as in effect from time to time, as well as to any clawback requirement imposed under applicable laws, rules, regulations or stock exchange listing standards, including, without limitation, clawback requirements imposed pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Section 304 of the Sarbanes-Oxley Act of 2002, or any regulations promulgated thereunder, or similar requirements under the laws of any other jurisdiction.

(l)	Governing Law. The Plan and all actions taken thereunder shall be governed by and construed in accordance with and governed by the laws of the State of New York. The jurisdiction and venue for any disputes arising under, or any actions brought to enforce (or otherwise relating to), the Plan will be exclusively in the courts in the State of New York, County of New York, including the Federal Courts located therein (should Federal jurisdiction exist).

119

Alcoa Inc.

390 Park Avenue

New York, NY 10022-4608

www.alcoa.com

c/o Corporate Election Services P. O. Box 1150 Pittsburgh, PA 15230-1150	Alcoa Inc. Annual Meeting of Shareholders 9:30 a.m. Friday, May 6, 2016 Fairmont Hotel 510 Market Street Pittsburgh, PA 15222
Admission Ticket
This ticket is not transferable.
Please keep this ticket to be
admitted to the annual meeting.

h Fold and detach here h

VOTE BY MAIL

THREE WAYS TO VOTE

Vote by Mail. Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Alcoa Inc., c/o Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230-1150.

Vote by Internet. Have your proxy card available when you access the website www.cesvote.com and follow the simple directions presented to record your vote.

Vote by Telephone. Have your proxy card available when you call toll-free 1-888-693-8683 using a touch-tone phone and follow the simple directions presented to record your vote.

Vote 24 hours a day, 7 days a week. Your telephone or Internet vote must be received by 6:00 a.m. EDT on May 6, 2016, to be counted. If you vote by Internet or by telephone, please do not mail your proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 6, 2016—the proxy statement and the annual report are available at www.ViewMaterial.com/AA.

Return your proxy in the postage-paid envelope provided.

VOTE BY INTERNET
Access this website to cast your vote. www.cesvote.com

VOTE BY TELEPHONE
Call toll-free using a touch-tone telephone. 1-888-693-8683

▶

êIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.ê

Alcoa Inc. 390 Park Avenue New York, NY 10022-4608

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert S. Collins, Max W. Laun, and Bruce E. Thompson, and each of them, attorneys and proxies with full power of substitution, to represent and to vote on behalf of the undersigned all of the shares of common stock of Alcoa Inc. the undersigned is entitled to vote if personally present at the Annual Meeting of Shareholders of Alcoa Inc. to be held on May 6, 2016, and at any adjournment or postponement thereof, in accordance with the instructions set forth on the reverse side of this proxy card. The proxies are authorized to vote in their discretion for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, upon all matters incident to the conduct of the meeting, and upon such other business as may properly come before the meeting, and at any adjournment or postponement thereof. Your telephone or Internet vote must be received by 6:00 a.m. EDT on May 6, 2016, to be counted. If you vote by mail, your proxy card must be received before the meeting for your vote to be counted.

This card also serves as voting instructions to the trustee of each employee savings plan sponsored by Alcoa, its subsidiaries or affiliates with respect to shares of common stock of Alcoa Inc. held by the undersigned under any such plans. Your voting instructions must be received by 6:00 a.m. EDT on May 4, 2016, or the trustee will vote your plan shares in the same proportion as those plan shares for which instructions have been received.

Your vote on the election of directors and the other proposals described in the accompanying Proxy Statement may be specified on the reverse side. If properly signed, dated and returned, this proxy will be voted as specified on the reverse side or, if no choice is specified, this proxy will be voted in accordance with the recommendation of the Board of Directors.

Comments:

(Vote on the other side)

äIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.ä

  (continued from the other side)

Please mark your choices clearly in the appropriate boxes. If no choice is specified, this proxy will be voted FOR Items 1, 2, 3, 4 and 5; and AGAINST Item 6.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, 3, 4 AND 5.
1.	Election of Directors – Nominees to serve a three-year term:
	1. Arthur D. Collins	☐ FOR	☐ AGAINST	☐ ABSTAIN
	2. Sean O. Mahoney	☐ FOR	☐ AGAINST	☐ ABSTAIN
	3. Michael G. Morris	☐ FOR	☐ AGAINST	☐ ABSTAIN
	4. E. Stanley O’Neal	☐ FOR	☐ AGAINST	☐ ABSTAIN
	5. Carol L. Roberts	☐ FOR	☐ AGAINST	☐ ABSTAIN
2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2016				☐ FOR	☐ AGAINST	☐ ABSTAIN
3.	Advisory vote to approve executive compensation				☐ FOR	☐ AGAINST	☐ ABSTAIN
4.	Approval of 2013 Alcoa Stock Incentive Plan, as Amended and Restated, including approval of material terms under Code Section 162(m)				☐ FOR	☐ AGAINST	☐ ABSTAIN
5.	Re-approval of the Material Terms of the Performance Goals under the Alcoa Inc. 162(m) Compliant Annual Cash Incentive Plan, as Amended and Restated				☐ FOR	☐ AGAINST	☐ ABSTAIN
THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 6.
6.	Shareholder Proposal (Independent Board Chairman)				☐ FOR	☐ AGAINST	☐ ABSTAIN

Signature	Signature (if held jointly)	Date

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Please sign exactly as your name or names appear(s) on this proxy card. If shares are held jointly, EACH holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.